Exhibit 4.1

MALLINCKRODT INTERNATIONAL FINANCE S.A.
MALLINCKRODT CB LLC

as Issuers

the Guarantors party hereto from time to time

14.750% First Lien Senior Secured Notes due 2028

INDENTURE

Dated as of November 14, 2023

Wilmington Savings Fund Society, FSB,
as First Lien Trustee

and

Acquiom Agency Services LLC,

as First Lien Collateral Agent

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND INCORPORATION BY REFERENCE	1

Article II THE NOTES	50

Article III REDEMPTION AND PURCHASES	53

Article IV COVENANTS	57

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Article V SUCCESSOR COMPANY	85

Section 5.01	When the Parent, the Issuers and Guarantors May Merge or Transfer Assets	85

Article VI DEFAULTS AND REMEDIES	87

Article VII FIRST LIEN TRUSTEE	93

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Section 7.10	Eligibility; Disqualification	97
Section 7.11	Preferential Collection of Claims Against the Issuers	98
Section 7.12	Collateral Documents; Intercreditor Agreements	98

Article VIII DISCHARGE OF INDENTURE; DEFEASANCE	98

Article IX AMENDMENTS AND WAIVERS	101

Article X [Intentionally Omitted]	105

Article XI [Intentionally Omitted]	105

Article XII GUARANTEE	105

Article XIII COLLATERAL	111

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Section 13.12	Trust Provisions	120
Section 13.13	Swiss Provisions	121

Article XIV MISCELLANEOUS	122

Appendix A	–	Provisions Relating to Initial Notes

EXHIBIT INDEX

Exhibit A	–	Form of Note
Exhibit B	–	Form of Transferee Letter of Representation
Exhibit C	–	Form of Supplemental Indenture
Exhibit D	–	Agreed Guarantee and Security Principles
Exhibit E	–	Form of Intercompany Subordination Terms
Exhibit H	–	Form of Mortgage
Schedule 1.01	–	Issue Date Mortgaged Properties
Schedule 1.02	–	Certain Excluded Equity Interests
Schedule 4.05	–	Investments
Schedule 4.08	–	Transactions with Affiliates
Schedule 4.03	–	Indebtedness
Schedule 4.13(a)	–	Liens
Schedule 4.33	–	Post Closing Items
Schedule 6.01	–	Governmental Approvals

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INDENTURE, dated as of November 14, 2023, among MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and being registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) (the “Luxembourg Register”) under number B 172865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer” and together with the Issuer, the “Issuers”), which are wholly owned subsidiaries of MALLINCKRODT PLC, a public limited company incorporated under the laws of Ireland (the “Parent”), the Guarantors party hereto from time to time (as defined below), WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “First Lien Trustee”), registrar and paying agent, and ACQUIOM AGENCY SERVICES LLC, as First Lien Collateral Agent.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of $778,620,219 aggregate principal amount of the Issuers’ 14.750% First Lien Senior Secured Notes due 2028 issued on the date hereof (the “Initial Notes” or the “Notes”).

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01      Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Adjusted Consolidated EBITDA” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Parent and the Restricted Subsidiaries for such period, plus

(a)            the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i)            provision for taxes based on income, profits or capital of the Parent and the Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii)            (x) Interest Expense of the Parent and the Restricted Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of Parent or any Disqualified Stock of the Parent and its Restricted Subsidiaries; plus

(iii)            depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Parent and the Restricted Subsidiaries for such period; plus

(iv)            any costs or expenses Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(v)            any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Credit Agreement or the Notes; minus

(b)            the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i)            non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus

(ii)            any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Credit Agreement or the Notes;

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of, and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of the Parent will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Adjusted Consolidated EBITDA, (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Parent, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to the Parent by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Guarantee and Security Principles” means the agreed guarantee and security principles appended hereto as Exhibit D.

“Applicable Accounting Principles” means, for any period, the accounting principles applied as provided in Section 1.03(c).

“Applicable Period” means an Excess Cash Flow Period.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuer, the greater of:

(1)            1% of the then outstanding principal amount of the Note; and

(2)            the excess, if any, of:

(a)            the present value at such redemption date of (i) the redemption price of the Note, at November 14, 2025 (such redemption price being set forth in Paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through November 14, 2025 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)            the then outstanding principal amount of the Note.

“Asset Sale” means (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any Person (including to a Divided LLC pursuant to a Division) of, any asset or assets of the Parent or any Restricted Subsidiary and (y) any sale of any Equity Interests by any Restricted Subsidiary to a Person (other than the Parent or another Restricted Subsidiary), in each case other than:

(a)            (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Restricted Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Restricted Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Issuer or the US Co-Issuer), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Restricted Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)            Dispositions to the Parent or a Restricted Subsidiary; provided that any Dispositions by a Notes Party to a Restricted Subsidiary that is not a Notes Party in reliance on this clause (b) shall be made in compliance with Section 4.05;

(c)            Sale and Lease-Back Transactions permitted by Section 4.15;

(d)            Investments permitted by Section 4.05, Permitted Liens, and Restricted Payments permitted by Section 4.04;

(e)            the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(f)            [reserved];

(g)            [reserved];

(h)            leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(i)            Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Restricted Subsidiaries determined in good faith by the management of the Issuer or the US Co-Issuer to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Restricted Subsidiaries;

(j)            acquisitions and purchases made with the proceeds of any Recovery Event pursuant to clause (b) of the definition of “Net Proceeds”;

(k)            the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets pursuant to Qualified Receivables Facilities; and

(l)            any exchange or swap of assets (other than cash and Permitted Investments) for services and/or other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, determined in good faith by the management of the Issuer or the US Co-Issuer.

“Attributable Receivables Indebtedness” means the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Available Amount” means, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)            $50.0 million, plus

(b)            50% of the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(c)            [reserved], plus

(d)            the cumulative amounts of all prepayments and mandatory repurchase offers declined by holders of the Notes, lenders in respect of the Term Loans and lenders under Other First Lien Debt, plus

(e)            the Cumulative Parent Qualified Equity Proceeds Amount on such date of determination, minus

(f)            the cumulative amount of Investments made with the Available Amount from and after the Issue Date and on or prior to such time, minus

(g)            the cumulative amount of Restricted Payments made with the Available Amount from and after the Issue Date and on or prior to such time (without duplication of any such amount subtracted pursuant to the definition of Cumulative Parent Qualified Equity Proceeds Amount);

provided, however, for purposes of determining the amount of Available Amount available for Restricted Payments, the calculation of the Available Amount shall not include any amounts described in clause (d) above.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent, the Issuer or the US Co-Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Issuer to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board of Directors” means, as to any Person, the board of directors, the board of managers, the sole manager or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Ireland, Luxembourg or the place of payment are authorized or required by law to remain closed.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures Incurred by such Person during such period that, in accordance with Applicable Accounting Principles, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person; provided, however, that Capital Expenditures for the Parent and the Restricted Subsidiaries shall not include:

(a)            expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided that (i) this clause (a) shall exclude expenditures made with the proceeds from sales of Equity Interests financed as contemplated by Section 4.05(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 4.05(p), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 4.04(b)(ii) and (ii) such proceeds are not included in any determination of the Available Amount;

(b)            expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Restricted Subsidiaries to the extent such proceeds are not then required to be applied to prepay, redeem or offer to repurchase the Term Loans, Notes or Other First Lien Debt pursuant to Section 4.07;

(c)            interest capitalized during such period;

(d)            expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent, the Issuers or any Restricted Subsidiary) and for which none of the Parent, the Issuers or any Restricted Subsidiary has provided or is required to provide or Incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(e)            the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)            the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to clause (l) of the definition of “Asset Sales”;

(g)            Investments in respect of a Permitted Business Acquisition; or

(h)            the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans and mandatorily redeem the Notes pursuant to Section 4.07.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock or shares;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Interest Expense” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Parent or any Restricted Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Qualified Receivables Facility, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided that Cash Interest Expense shall exclude any one-time financing fees, including those paid in connection with the Transactions, or upon entering into a Qualified Receivables Facility or any amendment of the Credit Agreement.

“cash management services” means any cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries.

“Change of Control” means at any time after the Issue Date:

(a)	the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; provided that, for the avoidance of doubt, neither the Permitted Holders taken together nor any portion thereof shall be considered a “group” for purposes of this definition by reason of their participation in the Chapter 11 Cases (2020) or the Chapter 11 Cases (2023) (or any action taken in connection therewith), but excluding any actions taken by any Permitted Holders after the Issue Date, except as expressly contemplated by the Plan of Reorganization;

(b)	the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Issuer or the US Co-Issuer (or, if the Parent is a New Parent, of any person which previously constituted a Parent and continues to exist);

(c)	occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by persons who (i) were not members of the Board of Directors of the Parent on the Issue Date and (ii) whose election to the Board of Directors of the Parent or whose nomination for election by the stockholders of the Parent was not approved by a majority of the members of the Board of Directors of the Parent then still in office who were either members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved; or

(d)	a “Change of Control” (as defined in any indenture or credit agreement in respect of any Material Indebtedness for borrowed money) shall have occurred.

For purposes of this definition, any New Parent designated as such pursuant to Section 5.01 shall not be considered a “person” or “group” for purposes of clause (a) above; provided that (x) at the time such person became a New Parent (i) no “person” or “group” beneficially owned, directly or indirectly, more than 35% of the ordinary voting power represented by the issued and outstanding Equity Interests of such New Parent and (ii) the Board of Directors of the New Parent did not violate the requirements of immediately preceding clause (c) (with the first reference therein to “Parent” to be deemed to refer to “New Parent” and with references to the “Parent” in sub-clauses (i) and (ii) of said clause (c) to be deemed to be references to the person which was Parent immediately before the succession of the New Parent as the Parent) and (y) after any person becomes a New Parent in accordance with Section 5.01 and the preceding provisions of this sentence, all references above (except in sub-clause (c)(i) above) to the Parent shall be deemed to be references to the New Parent (as the successor Parent).

“Chapter 11 Cases (2020)” means those certain voluntary cases commenced by the Parent and certain of the Parent’s direct and indirect subsidiaries under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, which are jointly administered under Case No. 20-12522 (JTD).

“Chapter 11 Cases (2023)” means those certain voluntary cases commenced by the Parent and certain of the Parent’s direct and indirect subsidiaries under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, which are jointly administered under Case No. 23-11258 (JTD).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral and Guarantee Requirement” means the requirement that (in each case subject to the provisions described under Sections 4.12, 4.26 and 4.27 and Schedule 4.33 (which, for the avoidance of doubt, shall override the applicable provisions of this definition of “Collateral and Guarantee Requirement”)):

(a)	on the Issue Date, the First Lien Collateral Agent shall have received (i) from each Notes Party party thereto a counterpart of each Irish Security Document, (ii) from each Notes Party party thereto a counterpart of each Luxembourg Security Document, (iii) from each Notes Party party thereto a counterpart of each Swiss Security Document described in clause (a) thereof, (iv) from each Notes Party party thereto a counterpart of each English Security Document, and (v) from each Notes Party party thereto a counterpart of the U.S. Collateral Agreement, in each case duly executed and delivered on behalf of such person;

(b)	on the Issue Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) (x) all outstanding Equity Interests of the Issuer and all other outstanding Equity Interests, in each case, directly owned by the Notes Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Notes Party, other than Excluded Securities, shall have been pledged, charged or assigned for security purposes pursuant to the First Lien Collateral Documents and (ii) the First Lien Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests (and any notes or other instruments required to be delivered pursuant to the applicable First Lien Collateral Documents), together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)	in the case of any Person that (x) becomes a Subsidiary Guarantor after the Issue Date, the First Lien Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Guarantor will guarantee payment of the Notes and (ii) supplements to one or more of the First Lien Collateral Documents, (including a supplement to the U.S. Collateral Agreement in the case of any such Foreign Subsidiary that owns U.S.-registered Intellectual Property or assets located in the United States), if applicable, in the form specified therefor or otherwise reasonably acceptable to the First Lien Collateral Agent, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor or (y) was already a Notes Party organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland but is required to provide more expansive security interests with respect to First Lien Collateral owned or acquired by it than that applicable to Investment Property (for one or more of the reasons described in the final paragraph of this definition), the First Lien Collateral Agent (at the time of the relevant transactions described in the last paragraph of this definition or such later time as may be agreed by the First Lien Collateral Agent in its sole discretion (acting at the direction of the majority of the holders of the Notes)) shall have received the First Lien Collateral Documents, or supplements to, or modifications of, relevant First Lien Collateral Documents, as applicable, in a form already specified or otherwise reasonably acceptable to the First Lien Collateral Agent, in each case, duly executed and delivered on behalf of such Notes Party and covering, subject to the Agreed Guarantee and Security Principles, all assets otherwise required hereunder to be pledged as First Lien Collateral (without regard to the limitation contained in the final paragraph of this definition that First Lien Collateral provided by such Notes Party shall only consist of Investment Property and proceeds thereof);

(d)	after the Issue Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (x) all outstanding Equity Interests of any Person that becomes a Subsidiary Guarantor after the Issue Date and (y) all Equity Interests directly acquired by a Notes Party after the Issue Date, other than Excluded Securities, shall have been pledged or charged pursuant to the First Lien Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)	except as otherwise contemplated by this Indenture or any First Lien Collateral Document, and subject (where applicable) to the Agreed Guarantee and Security Principles, all documents and instruments, including UCC financing statements (or their equivalent in any other applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the First Lien Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the First Lien Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the First Lien Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the First Lien Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such First Lien Collateral Document;

(f)	on the Issue Date, evidence of the insurance required by the terms of Section 4.22 shall have been delivered to the First Lien Collateral Agent;

(g)	after the Issue Date, the First Lien Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) such other First Lien Collateral Documents as may be required to be delivered pursuant to the provisions described under Sections 4.12, 4.26 and 4.27 or the First Lien Collateral Documents, and (ii) upon reasonable request by the First Lien Collateral Agent, evidence of compliance with any other requirements of the provisions described under Sections 4.12, 4.26 and 4.27; and

(h)	within (x) 180 days after the Issue Date, with respect to each Issue Date Mortgaged Property set forth on Schedule 1.01 (or on such later date as the First Lien Collateral Agent may reasonably agree (acting at the direction of the majority of the holders of the Notes)) and (y) the time periods set forth in Section 4.26 with respect to Mortgaged Properties encumbered pursuant to Section 4.26 , the First Lien Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the First Lien Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable mortgage Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the First Lien Collateral Agent may reasonably request, in form and substance reasonably acceptable to the First Lien Collateral Agent, (iii) ALTA title insurance commitments prepared by a nationally recognized title insurance underwriter, together with copies of all title exception documents (where reasonably available), (iv) with respect to each such Mortgaged Property, the Flood Documentation and (v) such other documents as the First Lien Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing or anything else in any Note Document to the contrary, except (1) as otherwise required by Article V and (2) in connection with a Permitted Business Acquisition that, but for the provision of Guarantees and First Lien Collateral from or with respect to the acquired entities or assets (or by the Notes Party acquiring the same), would not satisfy the test set forth in clause (vi) of the definition thereof, the First Lien Collateral provided by any Guarantor organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland shall be limited to (A) property of a kind that would constitute Investment Property (including, without limitation, Equity Interests and promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (B) First Lien Collateral and any proceeds of First Lien Collateral received by it from other Guarantors; provided that (i) except as otherwise required by Article V, no Guarantor shall be required to execute or deliver local law pledge or security agreements (in jurisdictions other than such Guarantor’s jurisdiction of organization), or take actions to perfect such security interests in such other local law jurisdictions, with respect to the Equity Interests of any of its Subsidiaries which is not the Issuer, the US Co-Issuer or a Guarantor, unless the Fair Market Value of the Equity Interests of such Subsidiary equals or exceeds $15.0 million and (ii) no Guarantor organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland shall be required to take any action to effect the grant or perfection of any security interest in any First Lien Collateral described in the foregoing clause (B) unless the Fair Market Value of such First Lien Collateral equals or exceeds $15.0 million.

“Confirmation Order” shall mean the Order Approving (I) the Disclosure State and (II) Confirming the First Amended Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 522], entered by the Bankruptcy Court in the Chapter 11 Cases (2023) on October 10, 2023, as amended, supplemented or otherwise modified from time to time.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers’ acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Parent and the Restricted Subsidiaries determined on a consolidated basis on such date; provided that the amount of any Indebtedness (including the Indebtedness under this Indenture) with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a)            any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges, change in control payments or other payment obligations made in connection with, or related to, the Transaction shall be excluded;

(b)            effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c)            the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d)            (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(e)            any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f)            the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the excess (which shall not be less than $0) of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent Person or a Subsidiary thereof in respect of such period over the amount of all Investments made to such Unrestricted Subsidiaries during such period;

(g)            solely for purposes of calculating the Available Amount, the Net Income for such period of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such Person or a Subsidiary of such Person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h)            any impairment charge or asset write-off, in each case pursuant to Applicable Accounting Principles, shall be excluded;

(i)            any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;

(j)            any (i) non-cash compensation charges, (ii) costs and expenses after the Issue Date related to employment of terminated employees, or (iii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded;

(k)            [reserved];

(l)            the Net Income of any Person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(m)            any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(n)            to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(o)            non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” means, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Parent or its Restricted Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Facilities) less (ii) the Unrestricted Cash of the Parent and its Restricted Subsidiaries on such date. Notwithstanding anything to the contrary contained above, all Indebtedness incurred pursuant to the Credit Agreement and the Notes and any Permitted Refinancing Indebtedness (or successive Permitted Refinancing Indebtedness) incurred under Section 4.03(b)(ii) or Section 4.03(b)(xxii)  (whether or not secured) shall be included as if secured by Liens as a component of Consolidated Debt pursuant to clause (i) of the immediately preceding sentence; provided that any such Permitted Refinancing Indebtedness (x) if unsecured, shall not constitute a component of Consolidated Debt if, when incurred, such Indebtedness is independently permitted to be incurred under Section 4.03(b)(xvi) (or is subsequently reclassified as outstanding thereunder) and (y) if secured by the First Lien Collateral on a junior lien basis, shall cease to constitute a component of Consolidated Secured Net Debt for purposes of the First Lien Secured Net Leverage Ratio only, if, when incurred, such Indebtedness is independently permitted to be incurred under Section 4.03(b)(xvi), and permitted to be secured under clause (ff) of the definition of “Permitted Liens” (or is subsequently permitted to be outstanding and secured under said Sections).

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent and the Restricted Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section 4.02(a) or Section 4.02(b), as applicable (or, if prior to any such delivery, the Test Period ending September 29, 2023). Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Parent and its Restricted Subsidiaries on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” shall have meanings analogous thereto.

“Corporate Trust Office” means the designated office of the First Lien Trustee in the United States at which at any time its corporate trust business shall be administered, or such other address as the First Lien Trustee may designate from time to time by notice to the holders and the Issuer, or the designated corporate trust office of any successor First Lien Trustee (or such other address as such successor First Lien Trustee may designate from time to time by notice to the holders and the Issuer).

“Credit Agreement” means (i) the credit agreement, dated as of the Issue Date, among the Issuers, as borrowers, the Parent, as guarantor, the lenders from time to time party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), and (ii) whether or not any credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Agreement Agent” means individually and/or collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC, together in their capacity as “Administrative Agent” under the Credit Agreement, together with their successors and assigns in such capacity.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents (including, without limitation, intercreditor agreements) relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Parent Qualified Equity Proceeds Amount” means, at any time of determination, an amount equal to, without duplication:

(a)            100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Parent after the Issue Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Parent issued upon conversion of Indebtedness or Disqualified Stock to the extent the Parent or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock; plus

(b)            100% of the aggregate amount of contributions to the capital of the Parent (but not for Disqualified Stock) by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Issue Date; plus

(c)            100% of the aggregate amount received by the Parent or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by the Parent or its Wholly Owned Subsidiaries after the Issue Date from (without duplication of amounts, and without including the items described below to the extent the same are already included in Excess Cash Flow and in each case, without any such amounts below exceeding the amount of the original Investment related thereto):

(i)            the sale or other disposition (other than to the Parent or any Restricted Subsidiary) of any Investment made by the Parent and its Restricted Subsidiaries and repurchases and redemptions of such Investment from the Parent and its Restricted Subsidiaries by any Person (other than the Parent and its Restricted Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 4.05(j) (and such Investment has not subsequently been reclassified as outstanding pursuant to another sub-clause or sub-section of Section 4.05) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 4.07;

(ii)            the sale (other than to the Parent or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (Y) of Section 4.05(j)  (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of Section 4.05) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 4.07); or

(iii)            to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to clause (Y) of Section 4.05(j)  (and which has not been subsequently reclassified as outstanding pursuant to another sub-clause or sub-section of said Section 4.05); minus

(d)            the cumulative amount of Restricted Payments made with the Cumulative Parent Qualified Equity Proceeds Amount from and after the Issue Date and on or prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods beginning after the Issue Date and ended prior to such date.

“Current Assets” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Parent and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Issue Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.

“DDA” means any checking or other demand deposit account, in each case (i) maintained by any Notes Party at a depositary bank in the United States, (ii) so long as Citibank, N.A. is a Cash Management Bank (as defined in the Credit Agreement), maintained by any Notes Party that is a Foreign Subsidiary at Citibank, N.A. (or a branch or Affiliate thereof) in (A) Ireland, (B) Luxembourg or (C) the United States or (iii) so long as Deutsche Bank AG is a Cash Management Bank, maintained by any Notes Party that is a Foreign Subsidiary at Deutsche Bank AG (or a branch or Affiliate thereof) in (A) Ireland, (B) Luxembourg or (C) the United States.

“DDA Time Limitation” means, with respect to any DDA, (i) if, as of the Issue Date, such DDA is not an Excluded Account and is maintained by a Notes Party that is a Domestic Subsidiary (or (x) in the case of a DDA described in clause (ii)(A) of the definition thereof, an Irish Grantor or (y) in the case of a DDA described in clause (ii)(B) of the definition thereof, a Lux Grantor or (z) in the case of a DDA described in clause (ii)(C) of the definition thereof, a Notes Party that is a Foreign Subsidiary), 90 days after the Issue Date and (ii) all other such DDAs, 75 days after the latest of (A) the date on which such DDA was opened, (B) the date on which such DDA was acquired by a Notes Party that is a Domestic Subsidiary (or (x) in the case of a DDA described in clause (ii)(A) of the definition thereof, an Irish Grantor or (y) in the case of a DDA described in clause (ii)(B) of the definition thereof, a Lux Grantor or (z) in the case of a DDA described in clause (ii)(C) of the definition thereof, a Notes Party, that is a Foreign Subsidiary), (C) the date on which such Notes Party became a Notes Party that is a Domestic Subsidiary (or (x) in the case of a DDA described in clause (ii)(A) of the definition thereof, an Irish Grantor or (y) in the case of a DDA described in clause (ii)(B) of the definition thereof a Lux Grantor or (z) in the case of a DDA described in clause (ii)(C) of the definition thereof, a Notes Party that is a Foreign Subsidiary) and (D) the date on which such DDA ceases to be an Excluded Account (or, in each case of clauses (i) and (ii), such longer period as may be consented to by the First Lien Collateral Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided that the consent of holders of a majority in principal amount of the outstanding Notes shall be required for any extension that is more than 60 days after the applicable deadline referred to in the foregoing clause (i) or (ii)).

“Debt Service” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent, any Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer of the Issuer, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-cash Consideration.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the maturity date of the Notes and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and all other First Priority Notes Obligations that are accrued and payable (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Restricted Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Divided LLC” means any Delaware LLC which has been formed as a consequence of a Division (excluding any dividing Delaware LLC that survives a Division).

“Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“DOJ Settlement” means the CMS/DOJ/States Settlement (as defined in the Plan of Reorganization), as memorialized in the CMS/DOJ/States Settlement Agreements (as defined in the Plan of Reorganization), as amended, supplemented or otherwise modified from time to time.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“English Security Documents” means (a) the First Lien Debenture, the First Lien Share Charge and the First Lien LLP Charge and (b) each other First Lien Collateral Document governed by the laws of England and Wales which is entered into after the Issue Date and which creates or evidences English Transaction Security.

“English Transaction Security” means the security created or expressed to be created in favor of the First Lien Collateral Agent as trustee for the First Priority Notes Secured Parties pursuant to any English Security Documents.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” means, with respect to any Person, environmental permits, licenses, authorizations and other approvals necessary for such Person’s operations to comply with all Environmental Laws.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, the Issuer, the US Co-Issuer or another Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the Incurrence by the Parent, the Issuer, the US Co-Issuer, or another Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Parent, the Issuer, the US Co-Issuer, or another Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the Incurrence by the Parent, Parent, the Issuer, the US Co-Issuer, or another Restricted Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, Parent, the Issuer, the US Co-Issuer, or another Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, Parent, the Issuer, the US Co-Issuer, or another Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Parent, Parent, the Issuer, the US Co-Issuer, or another Restricted Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Excess Cash Flow” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis for any Applicable Period, Adjusted Consolidated EBITDA of the Parent and the Restricted Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a)            Debt Service for such Applicable Period, reduced by the aggregate principal amount of voluntary prepayments, redemptions or repurchases of Consolidated Debt (other than prepayments, redemptions or repurchases of the Term Loans, the Notes and Other First Lien Debt) that would otherwise have constituted scheduled principal amortization during such Applicable Period;

(b)            the amount of any voluntary prepayments, redemptions or repurchases permitted hereunder of term Indebtedness (other than any Term Loans, Notes and Other First Lien Debt) during such Applicable Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the Incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay, redeem or offer to repurchase the Term Loans, the Notes or Other First Lien Debt pursuant to the provisions of the Credit Agreement or this Indenture, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c)            Capital Expenditures by the Parent and the Restricted Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash;

(d)            Capital Expenditures that the Parent or any Restricted Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (but are expected to be made in the next Applicable Period); provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period; provided, further, that if any such Capital Expenditures so deducted are either (A) not so made in the following Applicable Period or (B) made in the following Applicable Period with the proceeds of, without duplication, the Incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay, redeem or offer to repurchase the Term Loans, the Notes or Other First Lien Debt pursuant to the provisions of the Credit Agreement or this Indenture, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Applicable Period as set forth in clause (iv) below;

(e)            Taxes paid in cash by the Parent and the Restricted Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period and for which reserves have been established, including income tax expense and withholding tax expense Incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Applicable Period shall not be deducted again in a subsequent Applicable Period;

(f)            an amount equal to any increase in Working Capital of the Parent and the Restricted Subsidiaries for such Applicable Period;

(g)            cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of Adjusted Consolidated EBITDA or Cash Interest Expense;

(h)            permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Parent to its shareholders during such Applicable Period and permitted dividends paid by any Restricted Subsidiary to any person other than the Parent or any of the Restricted Subsidiaries during such Applicable Period, in each case in accordance with Section 4.04(b)(ii)(except to the extent such payment is made with amounts described in clauses (x) and (y) of the parenthetical contained in the proviso thereto) and/or Section 4.04(b)(vi);

(i)            without duplication of any exclusions to the calculation of Consolidated Net Income or Adjusted Consolidated EBITDA, amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions in determining Adjusted Consolidated EBITDA of the Parent and the Restricted Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;

(j)            to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any prepayment of Indebtedness (other than Indebtedness created under any Credit Agreement Document or Note Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such prepayments and Capital Expenditures made with such Net Proceeds;

(k)            the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Parent and the Restricted Subsidiaries or (y) such items of income did not represent cash received by the Parent and the Restricted Subsidiaries, in each case on a consolidated basis during such Applicable Period; and

(l)            all cash payments made during such Applicable Period in connection with, or relating to, the Transactions, in each case, to the extent not financed with the proceeds of, without duplication, the Incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of the Available Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period) or any Net Proceeds not otherwise required to prepay, redeem or offer to repurchase the Term Loans, the Notes or Other First Lien Debt pursuant to the provisions of the Credit Agreement or this Indenture, plus, without duplication,

(i)            an amount equal to any decrease in Working Capital of the Parent and the Restricted Subsidiaries for such Applicable Period;

(ii)            all proceeds received during such Applicable Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions permitted under this Indenture and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than the Term Loans, the Notes or Other First Lien Debt) to the extent there is a corresponding deduction to Excess Cash Flow above in respect of the use of such Indebtedness;

(iii)            all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (x) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Parent after the Issue Date, (y) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (z) any component of the Available Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Applicable Period), in each case solely to the extent there is a corresponding deduction from Excess Cash Flow above;

(iv)            to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period, the amount of such Capital Expenditures that were not so made in such following Applicable Period;

(v)            to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Applicable Period or in the six months after the close of such Applicable Period, the amount of such Taxes that were not so paid in such Applicable Period or in the six months after the close of such Applicable Period;

(vi)            cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (x) not included in the computation of Adjusted Consolidated EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii)            any extraordinary or nonrecurring gain realized in cash during such Applicable Period, except to the extent such gain consists of Net Proceeds required to prepay, redeem or offer to repurchase the Term Loans, the Notes or Other First Lien Debt pursuant to the provisions of the Credit Agreement and this Indenture;

(viii)            to the extent deducted in the computation of Adjusted Consolidated EBITDA, cash interest income; and

(ix)            the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted Consolidated EBITDA to the extent either (x) such items of income represented cash received by the Parent or any Restricted Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Applicable Period) or (y) such items of expense do not represent cash paid by the Parent or any Restricted Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Period” means each fiscal year of the Parent, commencing with the fiscal year of the Parent ending December 27, 2024.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means deposit accounts that are (a) exclusively used for making payroll and withholding tax payments related thereto and other employee wage, benefit, severance and compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k), and other retirement plans and employee benefits), (b) zero-balance accounts or accounts that are swept daily or on each Business Day, directly or indirectly, to a DDA that is a Blocked Account, (c) escrow accounts and fiduciary or trust accounts established exclusively for holding funds for the benefit of third parties that are not Affiliates of the Issuer or the US Co-Issuer pursuant to transactions permitted by this Indenture, (d) deposit accounts that constitute Excluded Property and (e) other accounts as long as the average daily balance (measured as of the end of each day) for any 15-day period beginning on or after the Issue Date in (i) any such other account does not exceed $1.0 million and (ii) all such other accounts treated as Excluded Accounts pursuant to this clause (e) does not exceed $5.0 million in the aggregate.

“Excluded Indebtedness” means all Indebtedness not Incurred in violation of Section 4.03.

“Excluded Property” means (i) any fee owned Real Property (other than the Mortgaged Properties) and leasehold interests in Real Property; (ii) motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a financing statement under the UCC or its equivalent in any applicable jurisdiction; (iii) letter of credit rights (as defined in the UCC or its equivalent in any applicable jurisdiction, and except to the extent constituting a supporting obligation for other First Lien Collateral as to which the perfection of security interests in such other First Lien Collateral and the supporting obligation is accomplished solely by the filing of a financing statement under the UCC or its equivalent in any applicable jurisdiction) and commercial tort claims (as defined in the UCC or its equivalent in any applicable jurisdiction), in each case with a value of less than $5.0 million; (iv) Equity Interests of non-Wholly Owned Subsidiaries and joint ventures, to the extent prohibited under the organizational documents or joint venture documents of such non-Wholly Owned Subsidiaries or joint ventures, but solely to the extent qualifying as “Excluded Securities” pursuant to clause (3) of the definition thereof; (v) leases, licenses, instruments and other agreements to the extent, and so long as, the pledge or charge thereof as First Lien Collateral would violate the terms thereof, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law; (vi) other assets to the extent the pledge or charge thereof is prohibited by applicable law, rule, regulation or contractual obligation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged or charged (which such consent, approval, license or authorization has not been received); (vii) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Issuer (with any such determination set forth in an Officer’s Certificate of the Issuer being definitive); provided that this clause (vii) does not apply to any Voting Equity Interests held by a Domestic Subsidiary in excess of 65% of all such Voting Equity Interests in any Foreign Subsidiary or any CFC Holdco unless such Voting Equity Interests satisfy the requirements of the proviso to clause (xiii) below; (viii) those assets as to which the First Lien Collateral Agent shall reasonably determine that the costs or other adverse consequences of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; (ix) “intent-to-use” trademark applications, solely to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (x) assets securing any Qualified Receivables Facility in compliance with clause (z) of the definition of “Permitted Liens”; (xi) [reserved]; (xii) such other assets of the Issuer, the US Co-Issuer and the Guarantors as may be mutually agreed by the Issuer and the First Lien Collateral Agent; and (xiii) with respect to any Notes Party that is a Domestic Subsidiary, voting Equity Interests and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) (together, “Voting Equity Interests”) in excess of 65% of all such Voting Equity Interests in (A) any Foreign Subsidiary or (B) any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries; provided that this clause (xiii) shall apply only if the Issuer or the US Co-Issuer determines (which determination may be made at any time, including after the granting of a Lien on the Voting Equity Interests in question) in good faith that a pledge or charge of such Voting Equity Interests in excess of 65% of such Voting Equity Interests (1) could reasonably be expected to result in Parent or any of its Restricted Subsidiaries incurring any material tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Restricted Subsidiaries or (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Restricted Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law.

“Excluded Securities” means any of the following:

(1)            any Equity Interests or Indebtedness with respect to which the First Lien Collateral Agent reasonably determines that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the First Lien Collateral Agent under the First Lien Collateral Documents are likely to be excessive in relation to the value to be afforded thereby;

(2)            any Equity Interests or Indebtedness to the extent, and for so long as, the pledge or charge thereof would be prohibited by any Requirement of Law;

(3)            any Equity Interests of any Person that is not a Wholly Owned Subsidiary to the extent that (A) a pledge or charge thereof to secure the First Priority Notes Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 4.06 but, in the case of this sub-clause (A)(ii), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC as in effect in the State of New York or any other applicable Requirement of Law, (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in sub-clause (A)(ii) above) prohibits such a pledge or charge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Notes Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge or charge (it being understood that the foregoing shall not be deemed to obligate the Parent or any Restricted Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge or charge thereof to secure the First Priority Notes Obligations would give any other party (other than a Notes Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in sub-clause (A)(ii) above) the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC as in effect in the State of New York or any other applicable Requirement of Law; provided that, to the extent that any Restricted Subsidiary was, at the Issue Date or at any time following the Issue Date, a Wholly Owned Subsidiary and subsequently ceased to be a Wholly Owned Subsidiary, the Equity Interests of such Restricted Subsidiary shall not constitute Excluded Securities pursuant to this clause (3) if such Restricted Subsidiary ceased to be a Wholly Owned Subsidiary as a result of (A) a transfer or issuance of any of its Equity Interests to any Affiliate or Related Person of the Issuer or the US Co-Issuer, (B) any transaction that was not a legitimate business transaction with third parties and was not undertaken for applicable legal or tax efficiency considerations or (C) any transaction with a primary purpose to evade the requirement of such Equity Interests constituting First Lien Collateral under this Indenture;

(4)            any Equity Interests of any Unrestricted Subsidiary or any Receivables Entity (other than Equity Interests of an Unrestricted Subsidiary that are pledged or charged as First Lien Collateral as contemplated by the penultimate paragraph of Section 4.05 in connection with material Investments pursuant to Section 4.05(b) or Section 4.05(j));

(5)            any Equity Interests of any Restricted Subsidiary to the extent that the pledge or charge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Parent or any Restricted Subsidiary as determined in good faith by the Issuer (with any such determination set forth in an Officer’s Certificate of the Issuer being definitive); provided that this clause (5) does not apply to any Voting Equity Interests held by a Domestic Subsidiary in excess of 65% of all such Voting Equity Interests in any Foreign Subsidiary or any CFC Holdco unless such Voting Equity Interests satisfy the requirements of the proviso to clause (xiii) of the definition of “Excluded Property”;

(6)            any Equity Interests that are set forth on Schedule 1.02;

(7)            any Margin Stock; and

(8)            any Equity Interests constituting Excluded Property.

“Excluded Subsidiary” means any (i) Specified Domestic Subsidiary, (ii) CFC Holdco, (iii) Subsidiary that is not a Material Subsidiary, (iv) Receivables Entity, (v) Mallinckrodt Holdings GmbH and (vi) Sucampo Finance Inc.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuer).

“Financial Officer” of any Person means the chief executive officer, the chief financial officer, any executive vice president, any senior vice president, any vice president, the principal accounting officer, the treasurer, any assistant treasurer, any controller or any director or any other officer responsible for the financial affairs of such Person.

“First Lien Collateral” means all the “Collateral” as defined in any First Lien Collateral Document and shall also include the Mortgaged Properties (upon the execution and recordation of the applicable Mortgage) and all other property that is subject to any Lien in favor of the First Lien Collateral Agent for its benefit and the benefit of the First Lien Trustee and the holders of the Notes and other First Priority Notes Secured Parties pursuant to any First Lien Collateral Document.

“First Lien Collateral Agent” means Acquiom Agency Services LLC, as collateral agent for the Notes and the Credit Agreement, in its capacity as “First Lien Collateral Agent” under the Issue Date Intercreditor Agreement or any successor or assign thereto or thereof in such capacity.

“First Lien Collateral Documents” means, collectively, the security documents to be entered into or amended and/or restated pursuant to the terms of this Indenture and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Notes Obligations or under which rights or remedies with respect to such Liens are governed, as amended, extended, renewed restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time (which will include, among others, (a) the Mortgages, (b) the U.S. Security Documents, (b) the Irish Security Documents, (c) the English Security Documents, (d) the Luxembourg Security Documents and (e) the Swiss Security Document).

“First Lien Debenture” means the debenture dated on or after the Issue Date among the Notes Parties incorporated in England and Wales as chargors, and the First Lien Collateral Agent.

“First Lien LLP Charge” means the fixed charge over limited liability partnership interests dated after the Issue Date, among the Issuer and Mallinckrodt Pharmaceuticals Limited, as chargors, and the First Lien Collateral Agent over 100% of the Equity Interests in Mallinckrodt UK Finance LLP held by such chargors.

“First Lien Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the remainder of (x) Consolidated Secured Net Debt as of such date minus (y) amounts included in clause (i) of the definition of Consolidated Secured Net Debt (and not described in the last sentence of the definition of Consolidated Secured Net Debt, unless excluded by the proviso thereto) which are secured only by Liens on the First Lien Collateral securing the Obligations on a junior and subordinated (as to liens and related rights and remedies only) basis and which are subject to an intercreditor agreement entered into with the First Lien Collateral Agent for the benefit of the holders of the Obligations which is in form and substance reasonably satisfactory to the First Lien Collateral Agent, to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered as required by this Indenture, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. All Indebtedness described in the last sentence of the definition of Consolidated Secured Net Debt (and not excluded by the proviso thereto) shall also be deemed to constitute Indebtedness included pursuant to preceding clause (a)(x) and which is not deducted pursuant to preceding clause (a)(y). For the avoidance of doubt, the Second-Out Term Loans, the Notes and any Indebtedness secured on a pari passu basis with the Second-Out Term Loans and the Notes shall be deemed to be included in Consolidated Secured Net Debt pursuant to the preceding clause (a)(x) and not deducted pursuant to the preceding clause (a)(y) for purposes of calculating the First Lien Secured Net Leverage Ratio.

“First Lien Share Charge” means a fixed charge over shares, dated as of the Issue Date, between the Issuer, Mallinckrodt International Holdings S.à r.l., Mallinckrodt Windsor S.à r.l., Petten Holdings Inc. and Sucampo Pharma Americas LLC, as chargors, and the First Lien Collateral Agent over 100% of the Equity Interests in each Notes Party which is a company incorporated in England and Wales directly held by such chargors.

“First Lien Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as “First Lien Trustee” under this Indenture or any successor or assign thereto in such capacity.

“First-Out Term Loans” means the First-Out Term Loans (as defined in the Credit Agreement as in effect on the Issue Date) and any Indebtedness (to the extent equal and ratable in right of payment and security with such First-Out Term Loans) Incurred to Refinance the First-Out Term Loans (to the extent such Refinancing is permitted under this Indenture). The outstanding principal amount of the First-Out Term Loans on the Issue Date in an aggregate initial principal amount of $229,397,988.74.

“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of any Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest, fees, expenses (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy, insolvency, receivership, examinership, rescue process or other similar proceedings or for reorganization relating to the Issuer whether or not a claim for Post-Petition Interest is allowed in such proceedings), charges, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien Incurred or deemed Incurred to secure Indebtedness under the Credit Agreements constituting First Priority Obligations pursuant to clauses (6)(b) and (16) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Parent or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services. First Priority Credit Obligations shall include all “Obligations” (as defined in the agreement described in clause (i) of the definition of the term “Credit Agreement”).

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Notes Obligations” means all Obligations of the Issuers and the Guarantors under the Indenture and the other Note Documents.

“First Priority Notes Secured Parties” means the First Lien Trustee, the First Lien Collateral Agent and the holders of the Notes.

“First Priority Obligations” means (i) the First Priority Credit Obligations, (ii) the First Priority Notes Obligations and (iii) any Obligations in respect of Other First Lien Debt.

“Fitch” means Fitch Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 4.02(a) or Section 4.02(b) (or, if prior to any such delivery, the Test Period ended September 29, 2023) to (b) the Fixed Charges for such Test Period; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Fixed Charges” means, with respect to the Parent for any period, the sum, without duplication, of:

(a)            Interest Expense (excluding amortization or write-off of deferred financing costs) of the Parent and its Restricted Subsidiaries for such period, and

(b)            all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Parent and its Restricted Subsidiaries.

For the avoidance of doubt, none of the DOJ Settlement or any Interest Expense (if any) with respect thereto (excluding, for the avoidance of doubt, any Interest Expense on any Indebtedness incurred to fund the payment of such obligations) shall constitute Fixed Charges. Notwithstanding the above, with respect to any determination of the Fixed Charge Coverage Ratio (i) prior to the delivery of financial statements required pursuant to Section 4.02(b) for the fiscal quarter of the Parent ending on March 29, 2024 (the “Q1 2024 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 4.02(a) or Section 4.02(b) shall equal $248.0 million, (ii) on or after the Q1 2024 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 4.02(b) for the fiscal quarter of the Parent ending on June 28, 2024 (the “Q2 2024 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 4.02(a) or Section 4.02(b) shall equal the product of (A) four and (B) Fixed Charges for the fiscal quarter ending March 29, 2024, (iii) on or after the Q2 2024 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 4.02(b) for the fiscal quarter of the Parent ending on September 27, 2024 (the “Q3 2024 Delivery Date”), Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 4.02(a) or Section 4.02(b) shall equal the product of (A) two and (B) Fixed Charges for the two-fiscal-quarter period ending June 28, 2024, and (iv) on or after the Q3 2024 Delivery Date, but prior to the delivery of financial statements required pursuant to Section 4.02(a) for the fiscal quarter of the Parent ending on December 27, 2024, Fixed Charges for the most recently ended Test Period for which financial statements of the Parent have been (or were required to be) delivered as required by Section 4.02(a) or Section 4.02(b)shall equal the product of (A) four thirds and (B) Fixed Charges for the three-fiscal-quarter period ending September 27, 2024, in each case under clauses (i) through (iv), subject to adjustment in accordance with the definition of “Pro Forma Basis” with respect to transactions occurring after the Issue Date.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Issuer and the applicable Subsidiary Guarantor relating thereto) and (ii) evidence of flood insurance to the extent required by Section 4.22 hereof and the applicable provisions of the First Lien Collateral Documents, each of which such flood insurance policies shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the First Lien Collateral Agent, on behalf of the First Priority Notes Secured Parties, as additional insured and loss payee/mortgagee, and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto.

“Flood Insurance Laws” mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“guarantee” of or by any person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or Disposition of assets permitted by this Indenture (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any guarantee provided by any Person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Guarantor in accordance with the provisions of this Indenture.

“Guarantor” means (x) each Restricted Subsidiary of the Parent that provides a Guarantee as of the Issue Date, (y) the Parent at any time that the Parent is a parent entity of the Issuer and (z) any Restricted Subsidiary of the Parent (other than the Issuer or the US Co-Issuer) that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of the Restricted Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means obligations in respect of any Hedging Agreement.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books. Notwithstanding anything to the contrary in this Indenture, solely for purposes of determining whether any notice, direction, action to be taken or consent to be given under this Indenture is authorized, provided or given (as the case may be) by holders of a sufficient aggregate principal amount of Notes, an owner of a beneficial interest in a Global Note shall be treated as a holder, and the First Lien Trustee shall accept evidence of such beneficial interest provided by such owner (which may be in the form of “screenshots”, position listings, periodic statements or other reasonable or customary electronic or other written evidence of such owner’s position from DTC Participants).

“Increased Amount” of any Indebtedness, Disqualified Stock or Preferred Stock means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” of any Person means, without duplication;

(1)            all obligations of such Person for borrowed money;

(2)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors Incurred in the ordinary course of business);

(3)            all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business);

(4)            all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance that (a) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (b) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with Applicable Accounting Principles and (c) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

(5)            all guarantees by such Person of Indebtedness of others;

(6)            all Capitalized Lease Obligations of such Person;

(7)            obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such Person as a liability;

(8)            the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit;

(9)            the principal component of all obligations of such Person in respect of bankers’ acceptances;

(10)            the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any Preferred Stock of any Restricted Subsidiary of Parent;

(11)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed; and

(12)            all Attributable Receivables Indebtedness with respect to a Qualified Receivables Facility.

The amount of Indebtedness of any Person for purposes of clause (11) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

Notwithstanding anything in this Indenture to the contrary, (x) Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness, and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture and (y) Indebtedness shall be deemed to include outstanding principal amounts (but not other obligations, including interest, fees and expenses) under any receivables, financing, factoring or similar facilities or securitizations whether or not the same would constitute indebtedness or a liability on the balance sheet of such person in accordance with GAAP (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets). For the avoidance of doubt, Indebtedness shall not include any obligations pursuant to the DOJ Settlement.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreements” means any Permitted First Lien Intercreditor Agreement (including the Issue Date Intercreditor Agreement) and any Junior Priority Intercreditor Agreement and any additional intercreditor agreements (so long as such additional intercreditor agreements are in form and substance reasonably satisfactory to the First Lien Collateral Agent to the extent any such additional intercreditor agreement contains terms less favorable to the First Lien Collateral Agent than the Issue Date Intercreditor Agreement entered into by the First Lien Collateral Agent and/or the First Lien Trustee in accordance with the terms of this Indenture).

“Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the Incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such Person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges Incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such Person or any of its Subsidiaries that are payable to Persons other than the Parent and the Subsidiaries.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Investment Property” means any asset or property that constitutes “Investment Property” (as defined in the UCC, whether or not applicable thereto).

“Irish Grantor” means any Guarantor that is incorporated under the laws of Ireland.

“Irish Security Documents” means (a) that certain Irish law debenture, dated as of the Issue Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Irish Grantor and the First Lien Collateral Agent, for the benefit of the First Lien Collateral Agent and the other secured parties, (b) that certain Irish law share charge, dated as of the Issue Date, as may be amended, restated, supplemented or otherwise modified from time to time, between the Notes Parties party thereto, and the First Lien Collateral Agent, for the benefit of the First Lien Collateral Agent and the other secured parties and (c) that certain Irish law security agreement, dated as of the Issue Date, as may be amended, restated, supplemented or otherwise modified from time to time, between Mallinckrodt Lux IP S.à r.l. and the First Lien Collateral Agent, for the benefit of the First Lien Collateral Agent and the other secured parties.

“Issue Date” means November 14, 2023.

“Issue Date A/R Facility” means the facility established by (i) the ABL Credit Agreement, dated as of June 16, 2022, among ST US AR Finance LLC, as borrower, the lenders and L/C issuers from time to time party thereto and Barclays Bank plc, as agent, (ii) the Purchase and Sale Agreement, dated as of June 16, 2022, among ST US AR Finance LLC, as buyer, MEH, Inc., as servicer, and certain subsidiaries of the Parent, as originators, and (iii) the other Loan Documents (as defined in the agreement described in clause (i) hereof), in each case as amended, supplemented or otherwise modified from time to time on or prior to the Issue Date.

“Issue Date Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Issue Date, among the Parent, the Issuer, the US Co-Issuer, the other grantors party thereto from time to time, Acquiom Agency Services LLC as collateral agent for the pari passu secured parties and authorized representative for the credit agreement secured parties, and Wilmington Savings Fund Society, FSB, as initial additional authorized representative, as it may be amended, supplemented or otherwise modified from time to time.

“Issue Date Mortgaged Properties” means the Material Real Properties identified on Schedule 1.01 hereto on the Issue Date.

“Junior Liens” means Liens on the First Lien Collateral that are junior to the Liens thereon securing the Notes pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the First Lien Collateral Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the First Lien Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted Incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or First Lien Collateral Documents (as applicable) covering such Liens are already in effect).

“Junior Priority Indebtedness” means Indebtedness of the Issuers and/or the Guarantors that is secured by Liens on the First Lien Collateral ranking junior in priority to the Liens securing the Notes and the Guarantees as permitted by this Indenture; provided that (i) the trustee, collateral agent and/or other authorized representative for the holders of such Indebtedness shall execute a Junior Priority Intercreditor Agreement (or a joinder thereto) and (ii) the Issuer shall designate such Indebtedness as junior priority obligations under the applicable Junior Priority Intercreditor Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Lux Grantor” means the Issuer or any Guarantor whose registered office or place of central administration is located in Luxembourg.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Commercial Code” means the Luxembourg code de commerce.

“Luxembourg Insolvency Event” means, in relation to the Issuer or any other Lux Grantor or any of their respective assets, the occurrence of any of the events listed under Section 1.05(b) of this Indenture and any legal proceedings or other judicial procedure in relation to these events (but not, for the avoidance of doubt, a voluntary winding-up, liquidation or dissolution that does not constitute an Event of Default under clauses (a) through (e) of Section 6.01 or any legal proceedings or other judicial procedure in relation to any such voluntary winding-up, liquidation or dissolution).

“Luxembourg Security Documents” means a (i) Luxembourg law governed master share pledge agreement, dated as of the Issue Date, by and among the Parent, the Issuer, each other Notes Party that owns Equity Interests issued by a Lux Grantor and the First Lien Collateral Agent and (ii) a Luxembourg law governed master receivables pledge agreement, dated as of the Issue Date, by and among each Lux Grantor and the First Lien Collateral Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on the business, property, operations or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole, or the validity or enforceability of any of the Note Documents or the rights and remedies of the First Lien Trustee, the First Lien Collateral Agent and the holders of the Notes thereunder; provided that neither (a) any of the Transactions nor (b) any event or circumstance in the Chapter 11 Cases (2020) or the Chapter 11 Cases (2023) (and, in the case of this clause (b), publicly disclosed on or prior to the Issue Date) in each case shall be deemed in and of themselves, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Notes) of any one or more of the Parent or any Restricted Subsidiary in an aggregate principal amount exceeding (a) solely with respect to cash collateralized letters of credit or other similar instruments, $50.0 million and (b) with respect to all other Indebtedness, $25.0 million; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” means any Intellectual Property owned by any Notes Party that is material to the operation of the business of Parent and its Restricted Subsidiaries, taken as a whole.

“Material Real Property” means any parcel or parcels of Real Property located in the United States now or hereafter owned in fee by the Issuer, the US Co-Issuer or any other Notes Party and having a fair market value (on a per-property basis) of at least $5.0 million as of (x) the Issue Date, for Real Property owned on the Issue Date or (y) the date of acquisition, for Real Property acquired after the Issue Date, in each case as determined by the Issuer in good faith; provided that “Material Real Property” shall not include any Real Property in respect of which the Parent, the Issuer, the US Co-Issuer or a Subsidiary Guarantor does not have fee simple title.

“Material Subsidiary” means any Restricted Subsidiary, other than any Restricted Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(a) and Section 4.02(b) (or, if prior to any such delivery, as of September 29, 2023), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Parent and the Restricted Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Restricted Subsidiaries as of such date, did not have assets with a value in excess of 5% of Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Parent and the Restricted Subsidiaries on a consolidated basis as of such date.

“Milestone Payments” means payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” mean, collectively, (i) the Issue Date Mortgaged Properties and (ii) any Material Real Property, in each case under clauses (i) and (ii) upon being encumbered by a recorded Mortgage after the Issue Date pursuant to the definition of “Collateral and Guarantee Requirement” and Section 4.26.

“Mortgages” mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to the Mortgaged Properties, each substantially in the form of Exhibit H hereto (with such changes to account for local law matters) or otherwise in a form reasonably acceptable to the Issuer or the US Co-Issuer and the First Lien Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent, the Issuer, the US Co-Issuer or another Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)            100% of the cash proceeds actually received by the Parent or any Restricted Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale or any Sale and Lease-Back Transaction pursuant to Section 4.15 (except for any Sale and Lease-Back Transaction described in clause (a) of the proviso to Section 4.15) (each a “Proceeds Transaction”), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually Incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness Incurred under the Note Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Note Documents and other than by a Junior Lien), (iii) [reserved], (iv) Taxes paid or payable (in the good faith determination of the Issuer or the US Co-Issuer) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Proceeds Transaction, shall be deemed to be cash proceeds of such Proceeds Transaction occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Proceeds Transaction shall be deemed to be Net Proceeds from such Proceeds Transaction as of such date; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b)            100% of the cash proceeds actually received by the Parent or any Restricted Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually Incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness Incurred under the Note Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Note Documents and other than by a Junior Lien), (iii) [reserved], and (iv) Taxes paid or payable (in the good faith determination of the Issuer or the US Co-Issuer) as a direct result thereof; provided that, if the Parent or the Issuer shall deliver a certificate of a Responsible Officer of the Parent or the Issuer to the First Lien Trustee promptly following receipt of any such proceeds setting forth the Parent’s or the Issuer’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, develop or construct assets to replace assets subject to such Recovery Event, to maintain, repair, improve or upgrade assets subject to such Recovery Event or to reimburse the cost of any of the foregoing Incurred on or after the date on which the Recovery Event giving rise to such proceeds occurred, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used; provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)            100% of the cash proceeds from the Incurrence, issuance or sale by the Parent or any Restricted Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Indebtedness Incurred to Refinance the Notes or Term Loans), net of all fees (including investment banking fees), commissions, premiums, costs and other expenses, in each case Incurred in connection with such issuance or sale.

“Note Documents” means the Notes, the Guarantees, the First Lien Collateral Documents, the Intercreditor Agreements and this Indenture.

“Notes Parties” means the Parent, the Issuers and the Subsidiary Guarantors.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the First Lien Trustee and the holders of the Notes.

“Officer” means a Responsible Officer.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the First Lien Trustee. The counsel may be an employee of or counsel to such Person.

“Other First Lien Debt” means obligations secured by Other First Liens.

“Other First Liens” means Liens on the First Lien Collateral that rank equally and ratably in right of security with the Liens thereon securing the Notes (and other First Priority Notes Obligations that are secured by Liens on the First Lien Collateral ranking equally and ratably with the Notes) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the First Lien Collateral Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the First Lien Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted Incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or First Lien Collateral Documents (as applicable) covering such Liens are already in effect).

“Pari Passu Indebtedness” means: (a) with respect to the Issuer or the US Co-Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Issuers and the other Notes Parties in a form reasonably satisfactory to the First Lien Collateral Agent, as the same may be supplemented from time to time to the extent required by Section 4.02(f).

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and its Restricted Subsidiaries in, or merger, consolidation or amalgamation with, a Person or business unit or division or line of business of a Person (or any subsequent investment made in a Person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of either Issuer, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) [reserved]; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness, except for Indebtedness permitted by Section 4.03; (v) to the extent required by Section 4.26, any Person acquired in such acquisition shall be merged into a Notes Party or become upon consummation of such acquisition a Subsidiary Guarantor; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by (or become owned by) the Notes Parties or in Equity Interests in Persons that are not Subsidiary Guarantors or do not become Subsidiary Guarantors, in each case upon consummation of such acquisition and excluding cash consideration in respect of Permitted Receivables Facility Assets that are (or will become) subject to Qualified Receivables Facilities, shall not exceed $50.0 million, plus (A) an amount equal to any returns (in the form of dividends or other distributions or net sale proceeds) received by any Notes Party in respect of any assets not owned by Notes Parties or Equity Interests in Persons that are not Subsidiary Guarantors or do not become Subsidiary Guarantors that were acquired in such Permitted Business Acquisitions in reliance on the $50.0 million basket above (excluding any such returns in excess of the amount originally invested) and (B) any amounts in excess thereof that can be, and are, permitted as Investments (and treated as Investments) made under Section 4.05(j).

“Permitted Debt” means Indebtedness for borrowed money (but not owing to the Parent or any of its Restricted Subsidiaries or Unrestricted Subsidiaries) Incurred by the Issuer, the US Co-Issuer or any other Notes Party that is a Domestic Subsidiary; provided that (i) any such Permitted Debt shall not be guaranteed by the Parent, any Restricted Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing unless such Person is a Guarantor and, if secured by any asset of the Parent, any Restricted Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing (as permitted by Section 4.03 and Section 4.13), such assets consist solely of all or some portion of the First Lien Collateral pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by the Issuer or the US Co-Issuer in good faith), than the First Lien Collateral Documents, (ii) any such Permitted Debt, if secured, shall be subject to an Intercreditor Agreement reasonably satisfactory to the First Lien Trustee and the First Lien Collateral Agent, (iii) such Permitted Debt shall not mature prior to the date that is the latest final maturity date of the Notes existing at the time of such Incurrence, and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Notes and (iv) such Permitted Debt, if secured by Other First Liens, may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Notes in any mandatory prepayment.

“Permitted First Lien Intercreditor Agreement” means, with respect to any Liens on First Lien Collateral that are intended to be equal and ratable with the Liens securing the Notes (and other First Priority Notes Obligations that are secured by Liens on the First Lien Collateral ranking equally and ratably with the Liens securing the Notes), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the First Lien Trustee and the First Lien Collateral Agent. The Issue Date Intercreditor Agreement shall constitute a Permitted First Lien Intercreditor Agreement.

“Permitted Holders” means (a) the members of the Ad Hoc 2025 Noteholder Group (as defined in the Plan of Reorganization), (b) the members of the Ad Hoc Crossover Group (as defined in the Plan of Reorganization), (c) the members of the Ad Hoc First Lien Term Loan Group (as defined in the Plan of Reorganization), (d) any Affiliate of any person described in clauses (a) through (c), and (e) any person (other than a natural person) that is administered or managed by (i) any person described in clauses (a) through (d) or (ii) any person or Affiliate of any person that administers or manages any person described in clauses (a) through (d).

“Permitted Investments” means:

(a)            direct obligations of the United States or any member of the European Union or any agency thereof or obligations guaranteed by the United States or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)            repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)            securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000.0 million;

(h)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Restricted Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Parent, the Issuer or any Restricted Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on First Lien Collateral that are intended to be junior to any Liens securing the Notes (and other First Priority Notes Obligations that are secured by Liens on the First Lien Collateral ranking equally and ratably with the Liens securing the Notes) and/or Indebtedness that is junior in right of payment to the Second-Out Term Loans, one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the First Lien Trustee.

“Permitted Liens” means, with respect to any Person:

(a)            Liens on property or assets of the Parent and the Restricted Subsidiaries existing on the Issue Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5.0 million, set forth on Schedule 4.13(a) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Issue Date (and any Permitted Refinancing Indebtedness (or, in the case of obligations other than Indebtedness, any refinancing) in respect of such obligations permitted by Section 4.03), shall not be amended, replaced or renewed so as to increase their priority in relation to Liens securing other Indebtedness with respect to such property or assets, if any, as on the Issue Date, and shall not subsequently apply to any other property or assets of the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)            any Liens created under the Notes Documents;

(c)            any Lien on any property or asset of the Parent or any Restricted Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 4.03(b)(viii); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property of any entity so acquired (but not of the Parent or any other Notes Party, including any Notes Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d)            Liens for Taxes, assessments or other governmental charges or levies not overdue by more than 30 days or that are being contested in good faith in compliance with Section 4.23;

(e)            Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Restricted Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f)            (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Restricted Subsidiary;

(g)            deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) Incurred in the ordinary course of business, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)            zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Restricted Subsidiary;

(i)            Liens securing Indebtedness permitted by Section 4.03(b)(ix); provided that such Liens do not apply to any property or assets of the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the First Lien Collateral being Incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the First Lien Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such First Lien Collateral being Incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)            Liens arising out of Sale and Lease-Back Transactions permitted under Section 4.15, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k)            non-consensual Liens securing judgments that do not constitute an Event of Default under Section 6.01(h);

(l)            any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(m)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Parent or any Restricted Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary in the ordinary course of business;

(n)            Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

(o)            Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 4.03(b)(vi) or Section 4.03(b)(xv) and Incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(q)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)            Liens solely on any cash earnest money deposits made by the Parent or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)            Liens with respect to property or assets of any Restricted Subsidiary that is not a Notes Party securing obligations of a Restricted Subsidiary that is not a Notes Party permitted under Section 4.03;

(t)            Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u)            the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v)            agreements to subordinate any interest of the Parent or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, the Issuer, the US Co-Issuer or any of the Restricted Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w)            Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x)            Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries to the extent permitted by the second to last paragraph in Section 4.05;

(y)            Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)            Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa)      Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(bb)      in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc)      Liens securing Indebtedness or other obligation (i) of the Parent or a Restricted Subsidiary in favor of the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor and (ii) of any Restricted Subsidiary that is not a Notes Party in favor of any Restricted Subsidiary that is not a Notes Party;

(dd)      Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee)      Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Parent or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 4.03;

(ff)      Liens on First Lien Collateral that are Junior Liens securing (x) Permitted Debt and guarantees thereof permitted by Section 4.03(b)(xiii) and (y) Permitted Refinancing Indebtedness Incurred to Refinance Permitted Debt secured pursuant to preceding clause (x) and guarantees thereof permitted by Section 4.03(b)(xiii);

(gg)      subject to Section 4.33, Liens on First Lien Collateral under the Credit Agreement Documents or that are Other First Liens, so long as such Liens secure Indebtedness permitted by Section 4.03(b)(ii), Section 4.03(b)(iii), Section 4.03(b)(xxi) or Section 4.03(b)(xxii) and guarantees thereof permitted by Section 4.03(b)(xiii);

(hh)      Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Restricted Subsidiaries in the ordinary course of business;

(ii)            [reserved]; and

(jj)      other Liens with respect to property or assets of the Parent or any Restricted Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj), immediately after giving effect to the Incurrence of such Liens, would not exceed $37.5 million and (y) Permitted Refinancing Indebtedness Incurred to Refinance obligations secured pursuant to preceding clause (x), provided that, in each case, (i) such Liens shall not constitute Other First Liens, (ii) the First Lien Collateral Agent shall not be subject to any obligation (and shall not be authorized) to enter into an intercreditor agreement subordinating the Liens securing the First Priority Notes Obligations to any obligations secured by Liens incurred pursuant to this clause (jj) and (iii) to the extent such Liens constitute Junior Liens, such Liens are subject to a Permitted Junior Intercreditor Agreement.

“Permitted Receivables Facility Assets” means (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Restricted Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (ii) loans to the Parent and its Restricted Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and its Restricted Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the Incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 4.03(b)(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the maturity date of the Notes and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) the Weighted Average Life to Maturity of the Notes, (c) if the Indebtedness being Refinanced is subordinated in right of payment to any First Priority Notes Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such First Priority Notes Obligations on terms in the aggregate not materially less favorable to the holders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Issuer or the US Co-Issuer in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that a Notes Party may be added as an additional guarantor), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the First Priority Notes Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 4.13 (as determined by the Issuer or the US Co-Issuer in good faith), (f) if the Indebtedness being Refinanced was unsecured or if Liens on the First Lien Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on First Lien Collateral to secure such Permitted Refinancing Indebtedness shall be Junior Liens and (g) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the First Lien Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Parent, the Issuer, the US Co-Issuer, any other Restricted Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Parent, the Issuer, the US Co-Issuer, any other Restricted Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means the First Amended Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 452] filed in the cases under chapter 11 of the Bankruptcy Code of the Parent and certain of its Subsidiaries in the Bankruptcy Court (as amended, supplemented or otherwise modified from time to time, including by the Confirmation Order, together with all exhibits and schedules thereto), as confirmed by the Confirmation Order.

“Post-Petition Interest” means any interest or entitlement to fees, costs or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” means any Equity Interest with a preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis” means, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25.0 million, merger, amalgamation, consolidation (including the Transaction) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Parent or any of its Restricted Subsidiaries that the Parent or any of its Restricted Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an asset Disposition or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Restricted Subsidiary and (iv) any Incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or Preferred Stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the 12-month period following the consummation of the pro forma event; provided that the foregoing adjustments shall not exceed, in the aggregate for any Test Period, 10% of Adjusted Consolidated EBITDA (determined after giving effect to all such adjustments). The Parent shall deliver to the First Lien Trustee a certificate of a Responsible Officer of the Parent setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with Applicable Accounting Principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” means (x) the United States (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands, (y) the jurisdiction of the organization of any entity incorporated or organized outside the United States in a transaction permitted by Section 5.01, and (z) any other jurisdiction where the First Lien Collateral Agent has determined (acting reasonably and following a request by the Issuer or the US Co-Issuer and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the First Lien Collateral owned by such entities as would have been obtained if the respective Restricted Subsidiary were instead organized in any of the United States, Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands.

“Qualified Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by the Issuer, the US Co-Issuer and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to such Issuer and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from such Issuer and/or the respective Receivables Sellers or (ii) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, in each case, either directly or through another Receivables Seller, so long as, in the case of each of clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Restricted Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any other Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any other Restricted Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the First Lien Trustee by filing with the First Lien Trustee a certificate signed by a Financial Officer of the Parent certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. The Issue Date A/R Facility shall constitute a Qualified Receivables Facility for all purposes under this Indenture and the Parent shall not be required to deliver any certificate designating it as such.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if Moody’s, S&P or Fitch ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Issuer, the US Co-Issuer or any Guarantor, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means any direct or indirect Wholly Owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent (as determined by the Issuer or the US Co-Issuer in good faith) and (b) to which neither the Parent nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the First Lien Trustee by filing with the First Lien Trustee an Officer’s Certificate of the Parent certifying that, to the best of such Officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. ST US AR Finance LLC, a Delaware limited liability company, shall constitute a Receivables Entity for all purposes under this Indenture with respect to the Issue Date A/R Facility and the Parent shall not be required to deliver any certificate designating it as such.

“Receivables Seller” means the Issuers and those Restricted Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Record Date” has the meaning specified in Exhibit A hereto.

“Recovery Event” means any event that gives rise to the receipt by the Parent or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Taxing Jurisdiction” means (i) Luxembourg, (ii) any jurisdiction from or through which such payment is made, (iii) any other jurisdiction in which the Issuer, the US Co-Issuer or such Guarantor is incorporated, organized, resident or engaged in business for tax purposes and (iv) any political subdivision of any of the foregoing.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Percentage” means, with respect to an Applicable Period, 50%.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer” of any Person means (i) any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, (ii) any authorized signatory appointed by the board of directors (conseil d'administration) or board of managers (conseil de gérance) of such person (as applicable), (iii) the chairman of the board, the chief executive officer, the president, any executive vice president, any senior vice president, any vice president, the treasurer, any assistant treasurer, any controller, the secretary or any assistant secretary of such Person and (iv) any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Indenture, or any other duly authorized employee or signatory of such Person.

“Restricted Debt Payments” shall have the meaning assigned to such term in Section 4.04.

“Restricted Payments” shall have the meaning assigned to such term in Section 4.04. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Restricted Settlement Payments” shall have the meaning assigned to such term in Section 4.04.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries means Restricted Subsidiaries of the Parent.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.

“Return of Scheduled Equity” shall have the meaning assigned to such term in Section 4.04.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Scheduled Loans” shall have the meaning assigned to such term in Section 4.04.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second-Out Term Loans” means any Term Loans outstanding on the Issue Date other than the First-Out Term Loans.

“Secured Credit Document” shall have the meaning assigned to such term in the Issue Date Intercreditor Agreement.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Indenture, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not the Parent or a Restricted Subsidiary in connection with, any Qualified Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Permitted Receivables Facility Assets in a Qualified Receivables Facility to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Permitted Receivables Facility Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Restricted Subsidiaries on the Issue Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Restricted Subsidiaries.

“Specified Domestic Subsidiary” means any Domestic Subsidiary that is a subsidiary of a CFC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Issuer) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market, it being understood that (a) any Securitization Repurchase Obligation and (b) any relevant representations, warranties, covenants, indemnities and guarantees set forth in the Issue Date A/R Facility shall each be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any note, the date specified in such note as the fixed date on which the final payment of principal of such note is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such note at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuers unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer or the US Co-Issuer, any Indebtedness for borrowed money of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness for borrowed money of such Guarantor which is by its terms subordinated in right of payment to its Guarantee of the Notes; provided, however, that no Guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantor” means (a) the Issuer and the US Co-Issuer, (b) each direct or indirect Wholly Owned Subsidiary of the Parent (other than the Issuers) (whether owned on the Issue Date or formed or acquired thereafter) that owns directly or indirectly any Equity Interest in any Wholly Owned Domestic Subsidiary of the Parent (other than any Wholly Owned Domestic Subsidiary of the Parent if and for so long as such Wholly Owned Domestic Subsidiary qualifies as an Excluded Subsidiary), (c) each direct or indirect Wholly Owned Domestic Subsidiary of the Parent (other than the Issuers) (whether owned on the Issue Date or formed or acquired thereafter) (other than any Subsidiary if and for so long as such Subsidiary qualifies as an Excluded Subsidiary) and (d) any other Wholly Owned Subsidiary of the Parent that may be designated by the Issuer or the US Co-Issuer (by way of delivering to the First Lien Collateral Agent a supplemental indenture hereto and any applicable First Lien Collateral Documents, in each case, duly executed by such Restricted Subsidiary) in its sole discretion (including, without limitation, in connection with transactions permitted by Article V from time to time to be a guarantor in respect of the First Priority Notes Obligations), whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 4.26(b) as if it were newly acquired.

“Swiss Security Documents” means (a) the GmbH quota pledge agreement (dated on or about the Issue Date) between Mallinckrodt International Finance S.A., as pledgor, and the First Lien Collateral Agent, acting in its own name on its behalf (including as creditor of the Parallel Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other pledgees and the Secured Parties as pledgees represented for all purposes thereof by the First Lien Collateral Agent as direct representative (direkter Stellvertreter) (each term as defined therein) regarding the pledge of all quotas and related assets in Mallinckrodt Holdings GmbH, and (b) any other First Lien Collateral Document governed by Swiss law from time to time.

“Swiss Withholding Tax” shall mean any tax imposed pursuant to the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, all as amended and applicable from time to time.

“Tax” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Taxing Authority” means any governmental or political subdivision, territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Term Loans” means any terms loans made under the Credit Agreement.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(a) or Section 4.02(b); provided that prior to the first date financial statements have been delivered pursuant to Section 4.02(a) or Section 4.02(b), the Test Period in effect shall be the four fiscal quarter period ending September 29, 2023.

“Third Party Funds” means any accounts or funds, or any portion thereof, received by Parent or any of its Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Restricted Subsidiaries to collect and remit those funds to such third parties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period for which financial statements of the Parent have been delivered (or were required to be delivered) as required by this Indenture, all determined on a consolidated basis in accordance with Applicable Accounting Principles; provided that Adjusted Consolidated EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transaction Documents” means the Definitive Documents (as defined in the Plan of Reorganization).

“Transactions” means collectively, the transactions to occur pursuant to the Transaction Documents, including (a) all transactions contemplated by the Plan of Reorganization (including the entrance into, and performance under, the Transaction Documents); (b) the execution, delivery and performance of the Note Documents and the creation of the Liens pursuant to the First Lien Collateral Documents; (c) the execution, delivery and performance of the Credit Agreement Documents, the creation of the Liens pursuant to the First Lien Collateral Documents, and the initial borrowings hereunder and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Treasury Rate” means, as of the applicable date of redemption, repayment, acceleration or termination (any such date for purposes of this definition, the “prepayment date”) as determined by the Issuer, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to November 14, 2025; provided, however, that if the period from such prepayment date to November 14, 2025 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the Corporate Trust Office of the First Lien Trustee, including any director, vice president, assistant vice president, associate or any other officer of the First Lien Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trust Property” means:

(a)            all rights, interests, benefits and other property comprised in the English Transaction Security and the proceeds thereof;

(b)            [reserved];

(c)            any representation, obligation, covenant, warranty or other contractual provision in favor of the First Lien Collateral Agent (other than any made or granted solely for its own benefit) made or granted in or pursuant to any of the English Security Documents to which the First Lien Collateral Agent is a party; and

(d)            [reserved].

“Trustee Acts” means the Trustee Act 1925 and the Trustee Act 2000.

“U.S. Collateral Agreement” means the U.S. Collateral Agreement, dated as of the Issue Date, as may be amended, restated, supplemented or otherwise modified from time to time, among the Issuer, each Subsidiary Guarantor that is a Domestic Subsidiary, any other Notes Party party thereto from time to time. the First Lien Collateral Agent and the other parties thereto.

“U.S. Government Obligations” means securities that are:

(1)            direct obligations of the United States for the timely payment of which its full faith and credit is pledged, or

(2)            obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Security Documents” means the U.S. Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the U.S. Collateral Agreement) and each other pledge or security agreement entered into after the Issue Date by any Notes Party that is a Domestic Subsidiary or that owns Equity Interests in a Domestic Subsidiary, in each case, to the extent required by this Indenture or any other Note Document.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of First Lien Collateral.

“United States” means the United States of America.

“Unrestricted Cash” means cash or Permitted Investments of the Parent or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (1) any Restricted Subsidiary of the Parent, whether now owned or acquired or created after the Issue Date, that is designated after the Issue Date by the Issuer or the US Co-Issuer as an Unrestricted Subsidiary hereunder by written notice to the First Lien Trustee; provided that the Issuer or the US Co-Issuer shall only be permitted to so designate an Unrestricted Subsidiary after the Issue Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Restricted Subsidiary and its Subsidiaries (i) are not (and at all times thereafter shall not be) obligors in respect of any Indebtedness where the lenders in respect of such Indebtedness also have recourse to any of the assets of the Parent or any of its Restricted Subsidiaries (other than as a result of Permitted Liens described in clause (x) of the definition of “Permitted Liens”) and (ii) do not at the time of designation (and at all times thereafter) own Equity Interests or Indebtedness of, or have Liens over any assets of, the Parent or any Restricted Subsidiary (other than Subsidiaries of the Restricted Subsidiary to be so designated), (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) together with all Investments in any other Unrestricted Subsidiary designated as such in reliance on this clause (1) at the time of designation thereof (as contemplated by the immediately following sentence) are permitted by Section 4.05(j), (d) such Restricted Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “Unrestricted Subsidiary” for purposes for all other Material Indebtedness of the Parent or its Restricted Subsidiaries issued or Incurred on or after the Issue Date that contains a similar concept, (e) such Restricted Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Restricted Subsidiary, and (f) the Parent shall have delivered to the First Lien Trustee a certificate executed by a Responsible Officer of the Parent, certifying to the best of such officer’s knowledge, compliance with the requirements of this proviso; and (2) any Subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its Subsidiaries by the Parent or one or more of its Restricted Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the Subsidiary so transferred would be required to be independently designated in accordance with the preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or its Subsidiaries’) Investments therein, which shall be required to be justified on such date in accordance with Section 4.05(j). The Issuer or the US Co-Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (each, a “Subsidiary Redesignation”); provided that: (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) [reserved], and (iii) the Issuer or the US Co-Issuer shall have delivered to the First Lien Trustee a certificate executed by a Responsible Officer of the Issuer or the US Co-Issuer, as applicable, certifying to the best of such Responsible Officer’s knowledge, compliance with the requirement of the preceding clause (i). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date shall constitute (i) the Incurrence at the time of designation of any Investment, Indebtedness or Liens of such Restricted Subsidiary existing at such time and (ii) a return on any Investment by the applicable Notes Party (or its relevant Restricted Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Notes Party’s (or its relevant Restricted Subsidiaries’) Investment in such Restricted Subsidiary. Notwithstanding anything to the contrary contained above, neither the Issuer nor the US Co-Issuer shall be permitted to be an Unrestricted Subsidiary.

All Subsidiaries of the Parent as of the Issue Date shall be Restricted Subsidiaries.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness or outstanding amount of Disqualified Stock or Preferred Stock.

“Wholly Owned Domestic Subsidiary” means a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Restricted Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Restricted Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with Applicable Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

Section 1.02      Other Definitions.

Term	Section
$1.03(f)
Additional Amounts	4.25(a)
Affiliate Transaction	4.08(a)
Agent Members	Appendix A
Applicable Guarantee Limitations	4.12(b)
Applicable Law	14.16
Authentication Order	2.03
Bankruptcy Law	6.01(l)
Blocked Account	4.28
Blocked Account Agreement	4.28
Budget	4.02(e)
Clearstream	Appendix A
Collateral Document Order	13.08(r)
Companies Act 1915	12.10(c)(i)
covenant defeasance option	8.01(b)
Declined Proceeds	4.07(e)
Definitive Note	Appendix A
Depository	Appendix A
Documentary Taxes	4.25(e)
DTC	Appendix A
ECF Amount	4.07(d)
ECF Offer	4.07(d)
Euroclear	Appendix A
First Lien Swiss Transaction Security Document	13.13
First Lien Trustee	Preamble
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(a)
IAI	Appendix A
IFRS	1.03(b)
Increased Amount	4.13(c)
Initial Notes	Recitals
Investment	4.05
Issuer	Preamble
Issuers	Preamble
Junior Priority Intercreditor Agreement	13.08(l)
legal defeasance option	8.01(b)
Luxembourg Guarantor	12.10(a)
Luxembourg Register	Preamble
Mandatory Redemption	3.09
Notes	Recitals
Notes Custodian	Appendix A
Notice of Default	6.01(l)
Offer Period	4.07(g)
Offshore Transaction	Appendix A
Original Obligations	13.11(a)
Parallel Obligations	13.11(a)
Parent	Preamble
Paying Agent	2.04(a)
protected purchaser	2.08
Private Side Noteholder Party	14.18
Public Noteholder Party	14.18
Public Noteholder Party Information	4.02
QIB	Appendix A

Term	Section
Qualified Institutional Buyer	Appendix A
Registrar	2.04(a)
Regulation	12.10(a)(i)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Regulation S Permanent Global Note	Appendix A
Regulation S Temporary Global Note	Appendix A
Related Person	13.08(b)
Repaid Indebtedness	4.04(b)(x)
Restricted Amount	4.07(i)
Restricted Debt Payment Indebtedness	4.04(b)(x)
Restricted Debt Payments	4.04(a)(ii)
Restricted Notes Legend	Appendix A
Restricted Payments	4.04(a)(iii)
Restricted Period	Appendix A
Restricted Settlement Payment Indebtedness	4.04(b)(xi)
Restricted Settlement Payments	4.04(a)(iii)
Return of Scheduled Equity	4.05(b)
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Sale and Lease-Back Transaction	4.15
Scheduled Loans	4.05(b)
Securities Act	Appendix A
Special Flood Hazard Area	4.22
Successor Company	5.01(a)(i)
Successor Person	5.01(b)(i)
Swiss Intercompany Receivable	4.32
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
U.S. dollars	1.03(h)
U.S. Person	Appendix A
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
US Co-Issuer	Preamble

Section 1.03      Rules of Construction. Unless the context otherwise requires:

(a)            the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Indenture unless the context shall otherwise require;

(b)            except as otherwise expressly provided herein, any reference in this Indenture to any Note Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(c)            except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the First Lien Trustee that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision (or if the First Lien Collateral Agent notifies the Parent that a majority of the holders of the Notes request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Issue Date, the Parent may elect (by written notice to the First Lien Trustee) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)), as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Indenture; provided that, if the Parent notifies the First Lien Trustee that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the First Lien Collateral Agent notifies the Parent that a majority of the holders of the Notes request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries. Notwithstanding anything contained in the definition of Applicable Accounting Principles to the contrary, unless the Issuer or the US Co-Issuer otherwise elects by delivery of a notice delivered to the First Lien Trustee, all obligations under any leases of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States on January 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations;

(d)            “or” is not exclusive;

(e)            words in the singular include the plural and words in the plural include the singular;

(f)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(g)            the principal amount of any Preferred Stock shall be (i) the liquidation preference of such Preferred Stock or (ii) the mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(h)            “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts.

Section 1.04      Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Notes Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. dollars) for purposes of the Notes Documents shall be such the dollar equivalent amount. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. dollars in this Indenture being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05      Special Luxembourg Provisions. In this Indenture, without prejudice to the generality of any provision of the Indenture, to the extent this Indenture relates to the Issuer or any other Lux Grantor, a reference to:

(a)            a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer includes any:

(i)            insolvency receiver (curateur) or juge-commissaire appointed under the Luxembourg Commercial Code;

(ii)            liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg Act dated 10 August 1915 concerning commercial companies, as amended (the “Companies Act 1915”);

(iii)            liquidateur or juge-commissaire appointed under Article 1200-1 of the Companies Act 1915; and

(iv)            conciliateur d’entreprise, mandataire de justice, juge délégué or administrateur provisoire appointed under the Luxembourg act dated 7 August 2023 on business continuity and the modernisation of bankruptcy (the “Luxembourg Business Continuity Act”);

(b)            a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite) and administrative dissolution without liquidation (dissolution administrative sans liquidation);

(c)            a reorganisation includes, without limitation, judicial reorganisation (réorganisation judiciaire);

(d)            a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements); and

(e)            commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any such negotiations conducted in order to reach an amicable agreement (accord amiable) with creditors pursuant to the Luxembourg Business Continuity Act.

Section 1.06      Special Irish Provisions. This Indenture shall not render any liability a First Priority Notes Obligation to the extent that doing so would result in this Indenture or any other Notes Document or any provision thereof constituting unlawful financial assistance within the meaning of section 82, or a breach of section 239, of the Irish Companies Act 2014 or any equivalent and applicable provisions under the laws of any other relevant jurisdiction.

Section 1.07      Irish Terms:

(a)            “Dissolution” of an Irish Grantor includes such entity being struck off the Register of Companies in Ireland.

(b)            An “examiner” means an examiner (including any interim examiner) appointed under section 509 of the Irish Companies Act 2014 and “examinership” shall be construed accordingly.

(c)            A “process adviser” means a person appointed or acting as a process adviser within the meaning of section 558A(1) of the Irish Companies Act 2014.

(d)            A “rescue process” means the rescue process for small and micro companies contemplated by Part 10A of the Irish Companies Act 2014.

(e)            A person being unable to pay its debts (howsoever described in any Note Document) includes that person being unable to pay its debts within the meaning of section 509(3)(a) and (c) and section 570 of the Irish Companies Act 2014.

(f)            Any references to Ireland exclude Northern Ireland.

(g)            A reference to an Irish Grantor being “organized” under the laws of Ireland shall include, as the context requires, a reference to that Irish Grantor being incorporated or established under the laws of Ireland.

Article II

THE NOTES

Section 2.01      Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $778,620,219.

Section 2.02      Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Initial Notes and the First Lien Trustee’s certificate of authentication and the First Lien Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form, without coupons, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

Section 2.03      Execution and Authentication. The First Lien Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer of each Issuer (an “Authentication Order”) Initial Notes for original issue on the date hereof in an aggregate principal amount of $778,620,219. Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holder of each of the Notes and delivery instructions.

As far as the Issuer is concerned, the Notes (in global or definitive form) will have to be signed pursuant to the articles of association of the Issuer or the resolutions of the Board of Directors of the Issuer. One Officer shall sign the Notes for each Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the First Lien Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the First Lien Trustee (or an authenticating agent as described immediately below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The First Lien Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the First Lien Trustee may do so. Each reference in this Indenture to authentication by the First Lien Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04      Registrar and Paying Agent.

(a)            The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoint the First Lien Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes.

(b)            Upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of the register for the Notes. Further, the Registrar(s) shall provide a copy of the register upon written request after any amendment has been made to the register(s).

(c)            The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the First Lien Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the First Lien Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

(d)            The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the First Lien Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the First Lien Trustee or (ii) notification to the First Lien Trustee that the First Lien Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the First Lien Trustee; provided, however, that the First Lien Trustee may resign as Paying Agent or Registrar only if the First Lien Trustee also resigns as First Lien Trustee in accordance with Section 7.08.

Section 2.05      Paying Agent to Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on any Note, the Issuers shall deposit with the Paying Agent (or if the Parent or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Paying Agent shall hold in trust for the benefit of holders or the First Lien Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the First Lien Trustee of any default by the Issuers in making any such payment. If the Parent or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the First Lien Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the First Lien Trustee.

Section 2.06      Holder Lists. The First Lien Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the First Lien Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the First Lien Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the First Lien Trustee may request in writing, a list in such form and as of such date as the First Lien Trustee may reasonably require of the names and addresses of holders.

Section 2.07      Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the First Lien Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges payable on transfer that are required by law in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Guarantors, the First Lien Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Guarantors, the First Lien Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The First Lien Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the First Lien Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.

Section 2.08      Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the First Lien Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuers and the First Lien Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the First Lien Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the First Lien Trustee. Such holder shall furnish an indemnity bond sufficient in the judgment of the First Lien Trustee, with respect to the First Lien Trustee, and the Issuers, with respect to the Issuers, to protect the Issuers, the First Lien Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the First Lien Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09      Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the First Lien Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 14.05, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers hold the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the First Lien Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10      Cancellation. The Issuers at any time may deliver Notes to the First Lien Trustee for cancellation. The Registrar and each Paying Agent shall forward to the First Lien Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The First Lien Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the First Lien Trustee for cancellation. The First Lien Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.11      Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the First Lien Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12      CUSIP Numbers, ISINs, Etc. The Issuers in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the First Lien Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly advise the First Lien Trustee in writing of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.13      Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 14.05 of this Indenture. Any calculation of the Applicable Premium or Additional Amounts made pursuant to this Section 2.13 shall be made by the Issuer and delivered to the First Lien Trustee pursuant to an Officer’s Certificate.

Article III

REDEMPTION AND PURCHASES

Section 3.01      Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Section 3.02      Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

Section 3.03      Notices to First Lien Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuers shall notify the First Lien Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the First Lien Trustee provided for in this Section 3.03 at least 10 days but not more than 60 days (or such shorter period as may be agreed by the First Lien Trustee) before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note. The Issuers may also include a request in such Officer’s Certificate that the First Lien Trustee give the notice of redemption in the Issuers’ name and at their expense and setting forth the form of such notice containing the information required by Section 3.05. Any such request shall be received in writing by the First Lien Trustee at least five (5) Business Days (or such shorter period as is acceptable to the First Lien Trustee) prior to the date on which such notice is to be given. Any such notice may be canceled if written notice from the Issuers of such cancellation is actually received by the First Lien Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Issuers shall deliver to the First Lien Trustee such documentation and records as shall enable the First Lien Trustee to select the Notes to be redeemed pursuant to Section 3.04.

Section 3.04      Selection of Notes to Be Redeemed. In the case of any partial redemption of Notes, selection of the Notes in the form of the Global Notes for redemption will be made by on a pro rata pass-through distribution basis and otherwise in accordance with the procedures of the Depository, and in the case of the Notes in the form of Definitive Notes, the First Lien Trustee on a pro rata basis to the extent practicable or, to the extent that selection on a pro rata basis is not practicable, by lot or by such other method as the First Lien Trustee shall deem fair and appropriate (and in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $1.00 or less shall be redeemed in part. The First Lien Trustee shall make the selection from outstanding Notes not previously called for redemption. The First Lien Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1.00. Notes and portions of them the First Lien Trustee selects shall be in amounts of $1.00 or integral multiples of $1.00 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The First Lien Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.

Section 3.05      Notice of Optional Redemption.

(a)            At least 10 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail, or delivered electronically if held by the Depository, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the First Lien Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes pursuant to Article VIII.

Any such notice shall identify the Notes including CUSIP numbers to be redeemed and shall state:

(i)            the redemption date;

(ii)            the redemption price and the amount of accrued interest to, but excluding, the redemption date;

(iii)            the name and address of the Paying Agent;

(iv)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest;

(v)            if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi)            that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)            the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed;

(viii)            that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(ix)            if the redemption is subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by the Issuers if the Issuers determine in their sole discretion that any or all of such conditions will not be satisfied (or waived); and

(x)            at the Issuers’ option, that the payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Notice of any redemption upon any corporate transaction or other event may be given prior to the completion thereof. In addition, any redemption or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. For the avoidance of doubt, if any redemption date shall be delayed as contemplated by this Section 3.05 and the terms of the applicable notice of redemption, such redemption date as so delayed may occur at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is less than 30 days after the original redemption date or more than 60 days after the date of the applicable notice of redemption. To the extent that the redemption date will occur on a date other than the original redemption date set forth in the applicable notice of redemption, the Issuers shall notify the holders and the First Lien Trustee of the final redemption date prior to such date; provided that the failure to give such notice, or any defect therein, shall not impair or affect the validity of any redemption under this Article III.

(b)            At the Issuers’ request, the First Lien Trustee shall deliver the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall notify the First Lien Trustee of such request at least five (5) Business Days (or such shorter period as is acceptable to the First Lien Trustee) prior to the date such notice is to be provided to holders. Such notice shall be in writing and may be sent to the First Lien Trustee via electronic mail. Except as set forth in paragraph 5 of the Note, the notice of redemption may not be canceled once delivered to holders of Notes by the First Lien Trustee.

Section 3.06      Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of paragraph 5 of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

Section 3.07      Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Parent or a Subsidiary thereof is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the First Lien Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.

Section 3.08      Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Section 3.09      Mandatory Redemption. Within five (5) Business Days after the Parent’s or any Restricted Subsidiary’s receipt of Net Proceeds, the Issuers shall, if and to the extent the redemption of some or all of the Notes is required by Section 4.07(c), deliver a notice of redemption to all holders of the Notes to redeem all or a portion of the Notes, in accordance with the procedures set forth in this Article III at a redemption price equal to the redemption price that would be payable in a voluntary redemption of the Notes on the date of such redemption pursuant to the terms of this Indenture and the Notes plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of holders of record and holders of record of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date) (the “Mandatory Redemption”). The redemption date of any such Mandatory Redemption shall occur no later than 10 days from the date of the notice of the Mandatory Redemption.

Section 3.10      Purchases by Parent or its Subsidiaries; Payments for Consents. Other than pursuant to Section 3.11, the Parent or any of its Subsidiaries or Affiliates may not, directly or indirectly, purchase, repurchase, repay or otherwise acquire (or offer to do any of the foregoing) any Notes on a non-pro rata basis other than pursuant to an offer made available on a pro rata basis to all holders of the Notes. The Parent or any of its Subsidiaries will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any repurchase of the Notes.

Section 3.11      Purchases of the Notes by the Issuers for Changes in Withholding Taxes. The Issuers may, at their option, require one or more holders of a beneficial interest in the Notes to sell such Notes to the Issuers at a purchase price equal to 100% of the principal amount of the Notes being purchased plus the Applicable Premium (replacing references to the redemption date with references to the date of purchase) as of, and accrued and unpaid interest to, but excluding, the applicable purchase date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due with respect to the Notes being purchased and which shall become due with respect to such Notes on the applicable purchase date as a result of the redemption or otherwise if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction, or the official written interpretation of such laws, which change or amendment is publicly announced and becomes effective after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing changes or amendments, a “Change in Tax Law”), the Issuers are, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts to such holders of such beneficial interests or if, after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date), any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction or any taxing authority thereof or therein, including any of those actions that constitutes a Change in Tax Law, whether or not such action was taken or brought with respect to the Issuers, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Issuers will be required to pay Additional Amounts to such holders of such beneficial interests (each such action, change, amendment, clarification, application or interpretation, a “Tax Action”) (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (ii) below to such effect is delivered to the First Lien Trustee), and, in each case, such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Issuers (including, for the avoidance of doubt, the appointment of a new paying agent). Notwithstanding the foregoing, no purchase as a result of a Change in Tax Law or Tax Action may occur (a) earlier than 90 days prior to the earliest date on which the Issuers would be obligated to pay Additional Amounts as a result of a Change in Tax Law or Tax Action and (b) unless, at the time of such purchase, such obligation to pay Additional Amounts remains in effect. Prior to any purchase of Notes pursuant to the preceding paragraph, the Issuers shall deliver to the First Lien Trustee (i) an Officers’ Certificate stating that the Issuers are entitled to effect such purchase and setting forth a statement of facts showing that the conditions precedent to the right of purchase have occurred and (ii) an opinion of independent tax counsel reasonably acceptable to the First Lien Trustee to the effect that the Issuers are entitled to purchase the Notes as a result of a Change in Tax Law or a Tax Action. The First Lien Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.

Article IV

COVENANTS

Section 4.01      Payment of Notes; Segregated Account. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the First Lien Trustee or the Paying Agent holds as of 10:00 a.m., New York City time, money sufficient to pay all principal and interest then due and the First Lien Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02      Reports and Other Information. The Parent shall furnish to the First Lien Trustee the following:

(a)            within 90 days after the end of each fiscal year ending after the Issue Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness Incurred under this Indenture occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (it being understood that the delivery by the Parent of annual reports on Form 10-K of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 4.02(a) to the extent such annual reports include the information specified herein);

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Issue Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 4.02(b) to the extent such quarterly reports include the information specified herein);

(c)            (x) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 4.02(c) (or since the Issue Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Issuer and/or the US Co-Issuer shall have used the Available Amount for any purpose during such fiscal period and (y) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)            promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the First Lien Trustee, other materials filed by the Parent, the Issuer, the US Co-Issuer or any of the Restricted Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Indenture when posted to the website of the Parent or the website of the SEC;

(e)            within 90 days after the beginning of each fiscal year that commences after the Issue Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Parent to the effect that the Budget is based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof;

(f)            no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 4.26(b) (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable); and

(g)            promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Parent, the Issuers or any of the Restricted Subsidiaries, or compliance with the terms of any Note Document as in each case the First Lien Trustee may reasonably request (for itself or on behalf of any holder).

Substantially concurrently with the furnishing of information to the First Lien Trustee pursuant to this Section 4.02(a) through (f), the Parent and the Issuers shall use their commercially reasonable efforts to post copies of such information on a website (which may be nonpublic and may be maintained by the Parent, the Issuer, the US Co-Issuer, any Restricted Subsidiary or a third party) to which access will be given to (i) holders of the Notes, (ii) bona fide prospective investors in the Notes (which prospective investors may be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, institutional “accredited investors” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or non-U.S. Persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), (iii) securities analysts (to the extent providing analysis of an investment in the Notes) and (iv) market making financial institutions that are reasonably satisfactory to the Issuer and who agree to treat such information and reports as confidential; provided that the Parent and the Issuers may deny access to any competitively sensitive information and reports otherwise to be provided pursuant to this covenant to any Person that is a competitor of the Parent and its Restricted Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Parent and its Restricted Subsidiaries.

The Parent and the Issuers may condition the delivery of any information pursuant to this Section 4.02 (other than the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act) on the agreement of such Persons to (i) treat all such information as confidential, (ii) not use such information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such information.

In addition, the Parent shall, after the Issue Date and for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Parent will be deemed to have furnished the reports referred to in this Section 4.02 to the First Lien Trustee if the Parent has filed such reports with (or furnished such reports to) the SEC via the EDGAR filing system and such reports are publicly available, it being understood that the First Lien Trustee shall have no responsibility to determine if such information has been posted on any website.

The Parent will furnish to the First Lien Trustee written notice of the following promptly after any Responsible Officer of the Parent, the Issuer or the US Co-Issuer obtains actual knowledge thereof:

(i)            any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)            the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent, the Issuer, the US Co-Issuer or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iii)            any other development specific to the Parent, the Issuer, the US Co-Issuer or any of the Restricted Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(iv)            the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this paragraph shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Delivery of any reports, information and documents to the First Lien Trustee pursuant to this Section 4.02 is for informational purposes only and the First Lien Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the First Lien Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.03      Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            (i) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, Incur or permit to exist any Indebtedness.

(b)            The limitations set forth in Section 4.03(a) shall not apply to:

(i)            Indebtedness (other than as described in Section 4.03(b)(ii) and Section 4.03(b)(xxii) below) existing or committed on the Issue Date (provided that any such Indebtedness (x) that is owed to any Person other than Parent and one or more of its Restricted Subsidiaries, in an aggregate amount in excess of $5.0 million shall be set forth in Part A of Schedule 4.03 and (y) owing to Parent or one or more of its Restricted Subsidiaries in excess of $5.0 million shall be set forth on Part B of Schedule 4.03) and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that (1) subject to Schedule 4.33, any Indebtedness outstanding pursuant to this clause (i) which is owed by a Notes Party to any Restricted Subsidiary that is not a Notes Party shall be subordinated in right of payment to the same extent required pursuant to Section 4.03(b)(v) and (2) any Permitted Refinancing Indebtedness at any time Incurred with respect to any Indebtedness described in clause (y) of this Section 4.03(b)(i) outstanding on the Issue Date (or an issue of Permitted Refinancing Indebtedness Incurred in respect thereof or prior to the Incurrence of such Permitted Refinancing Indebtedness) may only be owed to the Parent or its respective Restricted Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Issue Date was owed;

(ii)            (A) Indebtedness in respect of the Term Loans outstanding on the Issue Date, (B) other Permitted Debt secured by Other First Liens on the First Lien Collateral (provided that the amount of Permitted Debt to be incurred at any time under this clause (B) shall not exceed the principal amount of Indebtedness such that, immediately after giving effect to the Incurrence thereof and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00; provided, further, that for purposes of this calculation net cash proceeds of Indebtedness incurred under this Section 4.03(b)(ii)(B) incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the First Lien Secured Net Leverage Ratio; provided, further, that any Permitted Debt incurred under this Section 4.03(b)(ii)(B) shall rank equally and ratably in right of security and payment with the Notes (including as to waterfall and payment priority relative to any then outstanding First-Out Term Loans), and (C) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this Section 4.03(b)(ii);

(iii)            Indebtedness of the Parent or any Restricted Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(iv)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(v)            Indebtedness of the Parent, the Issuer or the US Co-Issuer to the Parent or any Restricted Subsidiary and of any Restricted Subsidiary to the Parent, the Issuer, the US Co-Issuer or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor owing to any Notes Party Incurred pursuant to this Section 4.03(b)(v) shall be subject to Section 4.05 and (ii) subject to Schedule 4.33, Indebtedness owed by any Notes Party to any Restricted Subsidiary that is not a Notes Party Incurred pursuant to this Section 4.03(b)(v) shall be subordinated in right of payment to the First Priority Notes Obligations under this Indenture on subordination terms described in Exhibit E hereto or on other subordination terms reasonably satisfactory to the First Lien Collateral Agent (at the direction of holders of a majority of the Notes) and the Issuers;

(vi)            Indebtedness Incurred in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(vii)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case Incurred in the ordinary course of business;

(viii)            (i) Indebtedness of a Restricted Subsidiary acquired after the Issue Date or a Person merged or consolidated with the Parent or any Restricted Subsidiary after the Issue Date and Indebtedness otherwise assumed by the Parent, the Issuer, the US Co-Issuer or any other Notes Party that is a Domestic Subsidiary (and which may be guaranteed by any Notes Party) in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Indenture; provided that, (x) Indebtedness Incurred pursuant to preceding sub-clause (viii)(i) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the Incurrence of such Indebtedness, (A) in the case of any such Indebtedness that is secured, the Secured Net Leverage Ratio (I) shall not be greater than 3.25 to 1.00 or (II) shall be no more than the Secured Net Leverage Ratio in effect immediately prior thereto and, (B) in the case of any such Indebtedness (whether secured or unsecured), the Fixed Charge Coverage Ratio (I) shall not be less than 2.00 to 1.00 or (II) shall be no less than the Fixed Charge Coverage Ratio in effect immediately prior thereto, each calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance any such Indebtedness;

(ix)            (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness Incurred by the Parent or any Restricted Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any Person owning such property) permitted under this Indenture in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 4.03(b)(ix) and Section 4.03(b)(x), would not exceed $62.5 million and (y) any Permitted Refinancing Indebtedness in respect thereof;

(x)            (x) Capitalized Lease Obligations and any other Indebtedness Incurred by the Parent or any Restricted Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 4.15 so long as the principal amount thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 4.03(b)(x) and Section 4.03(b)(ix), would not exceed $62.5 million and (y) any Permitted Refinancing Indebtedness in respect thereof;

(xi)            (x) other Indebtedness of the Parent or any Restricted Subsidiary, in an aggregate principal amount that, immediately after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 4.03(b)(xi), would not exceed $80.0 million (provided that, if such Indebtedness is of any Restricted Subsidiary that is not a Notes Party, the aggregate principal amount of such Indebtedness, immediately after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness of Restricted Subsidiaries other than Notes Parties outstanding pursuant to this Section 4.03(b)(xi), does not exceed $30.0 million) and (y) any Permitted Refinancing Indebtedness in respect thereof;

(xii)            [reserved];

(xiii)            Guarantees (i) by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor of any Indebtedness of the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor permitted to be Incurred under this Indenture; provided that any Guarantees of Indebtedness of the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor that is owed to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be subordinated in right of payment to the First Priority Notes Obligations to the same extent required pursuant to Section 4.03(b)(v), (ii) by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary that is not a Subsidiary Guarantor to the extent such Guarantees are permitted by Section 4.05 (other than Section 4.05(r)), (iii) by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of another Restricted Subsidiary that is not a Subsidiary Guarantor, and (iv) [reserved]; provided that Guarantees (x) by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor under this Section 4.03(b)(xiii) of any other Indebtedness of a Person that is subordinated in right of payment to other Indebtedness of such Person shall be expressly subordinated in right of payment to the First Priority Notes Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 4.03(b)(xiii) shall not be permitted with respect to any Indebtedness (including, without limitation, Permitted Debt and Permitted Refinancing Indebtedness) where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 4.03 (or defined terms used in this Section 4.03) otherwise limits the Persons who may guarantee such Indebtedness (where such Indebtedness is being Refinanced or otherwise);

(xiv)            Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Restricted Subsidiary not prohibited by this Indenture;

(xv)            Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(xvi)            (i)  Permitted Debt (that is either unsecured or secured by Junior Liens on the First Lien Collateral) so long as immediately after giving effect to the Incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(xvii)            (x) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate principal amount outstanding that, immediately after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 4.03(b)(xvii), would not exceed $50.0 million and (y) any Permitted Refinancing Indebtedness in respect thereof;

(xviii)            Indebtedness Incurred in the ordinary course of business in respect of obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(xix)            Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Restricted Subsidiary Incurred in the ordinary course of business;

(xx)            (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the Incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 4.03(b)(xx), would not exceed $200.0 million and (y) any Permitted Refinancing Indebtedness in respect thereof;

(xxi)            obligations in respect of agreements regarding cash management services;

(xxii)            Indebtedness represented by the Notes issued on the Issue Date and the Guarantees and any Permitted Refinancing Indebtedness in respect of such Notes and Guarantees;

(xxiii)            Indebtedness of, Incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 4.05 (other than Section 4.05(r));

(xxiv)            Indebtedness issued by the Parent or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 4.04;

(xxv)            Indebtedness consisting of obligations of the Parent or any Restricted Subsidiary under deferred compensation or other similar arrangements Incurred by such Person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(xxvi)            Indebtedness of the Parent or any Restricted Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Restricted Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Restricted Subsidiaries; and

(xxvii)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

(c)            For purposes of determining compliance with this Section 4.03 or Section 4.13:

(1)            the amount of any Indebtedness denominated in any currency other than U.S. dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Issue Date, on the Issue Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Issue Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than U.S. dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing;

(2)            (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in clauses (i) through (xxvii) of Section 4.03(b) above but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 4.13) and (B) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in clauses (i) through (xxvii) of Section 4.03(b) above, then the Issuer or the US Co-Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03 and Section 4.13and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided that (v) all Indebtedness in respect of the Notes outstanding on the Issue Date (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall at all times be deemed to have been incurred pursuant to clause (b)(xxii) of Section 4.03, (w) [reserved], (x) all Indebtedness outstanding on the Issue Date under the Credit Agreement shall at all times be deemed to have been incurred pursuant to clause (b)(ii)(ii) of Section 4.03, (y) all Indebtedness described in Schedule 4.03 (and any Permitted Refinancing Indebtedness incurred in respect thereof) shall be deemed outstanding under clause (b)(i) of Section 4.03 and (z) all Indebtedness owing to the Parent or any of its Subsidiaries must be justified as incurred (and outstanding) pursuant to one or more of clauses (i), (v), (xiii) and (xxiii) of Section 4.03(b);

(3)            with respect to any Indebtedness that was permitted to be Incurred hereunder on the date of such Incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such Incurrence; and

(4)            this Indenture will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

For the avoidance of doubt, Permitted Refinancing Indebtedness (and all subsequent refinancings thereof with Permitted Refinancing Indebtedness) shall not increase the amount of Indebtedness that is permitted to be Incurred pursuant to any provision of this Section 4.03 other than, in each case, as permitted by the definition of Permitted Refinancing Indebtedness with respect to each such Incurrence of Permitted Refinancing Indebtedness.

Section 4.04      Limitation on Restricted Payments.

(a)            The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (including any repayment by a Restricted Subsidiary that is not a Notes Party of any Indebtedness of a direct or indirect parent company that is a Notes Party) (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares);

(ii)            make any voluntary principal prepayment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value (including through a tender offer, open market purchase or debt-for-debt exchange), in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness, Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments) secured by Junior Liens or unsecured Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments), and any guarantees of any of the foregoing, of the Parent or any Notes Party (other than the prepayment, redemption, repurchase, defeasance, acquisition or retirement (including through a tender offer, open market purchase or debt-for-debt exchange) of (A) Subordinated Indebtedness, Indebtedness secured by Junior Liens or unsecured Indebtedness, in each case in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year after the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness owed to the Parent or any Restricted Subsidiary thereof) (such prepayments, redemptions, repurchases, defeasance, acquisitions or retirements described in this clause (ii), “Restricted Debt Payments”); or

(iii)            make any voluntary prepayment on, or voluntarily repurchase, defease or otherwise acquire or retire for value (including through a purchase for cash or exchange for debt) any payment obligations with respect to the DOJ Settlement prior to any scheduled payment (other than any prepayment, repurchase, defeasance, acquisition or retirement for an installment due within six months after the date of such prepayment, repurchase, defeasance, acquisition or retirement) (such prepayments, repurchases, defeasances, acquisitions or retirements described in this clause (iii), “Restricted Settlement Payments”; and, collectively, all of the foregoing in clauses (i), (ii) and (iii), “Restricted Payments”).

(b)            Notwithstanding the provisions of Section 4.04(a):

(i)            Restricted Payments may be made to the Parent or any Restricted Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Restricted Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(ii)            Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) issued pursuant to the management incentive plan contemplated by the Plan of Reorganization or any other compensation, benefit or stock ownership plan approved by the Board of Directors of Parent;

(iii)            any Person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(iv)            so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00 and taking into account any outstanding Investments made pursuant to Section 4.05(j)(Y) utilizing the Available Amount, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 4.04(b)(iv), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of Available Amount) be set forth in a written notice of a Responsible Officer of the Issuer or the US Co-Issuer, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(v)            Restricted Payments may be made in connection with the consummation of the Transactions;

(vi)            Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person;

(vii)            other Restricted Payments may be made in an aggregate amount from and after the Issue Date not to exceed $25.0 million;

(viii)            [reserved];

(ix)            [reserved];

(x)            Restricted Debt Payments may be made with the net proceeds of, or with, Indebtedness of Notes Parties permitted to be Incurred pursuant to Section 4.03 (“Restricted Debt Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long (1) the final maturity date of such Restricted Debt Payment Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness subject to such Restricted Debt Payment (“Repaid Indebtedness”) and (y) the maturity date of the Notes in effect at the time of Incurrence thereof, and (2) the Weighted Average Life to Maturity of such Restricted Debt Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Repaid Indebtedness and (y) the Weighted Average Life to Maturity of the Notes;

(xi)            Restricted Settlement Payments may be made with the net proceeds of, or with, Indebtedness of Notes Parties permitted to be Incurred pursuant to Section 4.03 (“Restricted Settlement Payment Indebtedness”) that (i) constitutes Subordinated Indebtedness, (ii) is secured by Junior Liens or (iii) is unsecured, in each case so long as the Weighted Average Life to Maturity of such Restricted Settlement Payment Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the DOJ Settlement and (y) the Weighted Average Life to Maturity of the Notes; and

(xii)            purchases of Permitted Receivables Facility Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Receivables Facility and the payment or distribution of Securitization Fees.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 4.04 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture.

(c)            Notwithstanding anything to the contrary set forth in this Section 4.04, no Notes Party shall make any Restricted Payment to any Restricted Subsidiary (other than another Notes Party) or any Unrestricted Subsidiary in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Restricted Subsidiary or Unrestricted Subsidiary.

Section 4.05      Limitation on Investments. The Parent and the Issuers shall not, and shall not permit any Restricted Subsidiary to (i) purchase or acquire (including pursuant to any merger with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or Guarantees of the Indebtedness of, or any capital contribution in or to, any other Person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each of the foregoing, an “Investment”), except:

(a)            Investments to effect the Transactions;

(b)            (i) Investments (x) by the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary in the Equity Interests of any Restricted Subsidiary as of the Issue Date and set forth on Part A of Schedule 4.05 and (y) by the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary consisting of intercompany loans from the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary to the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary as of the Issue Date and set forth on Part B of Schedule 4.05; provided that to the extent any such intercompany loan that is owing by a Restricted Subsidiary that is not a Subsidiary Guarantor to the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor (the “Scheduled Loans”) (or any additional Investments made by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor pursuant to this proviso) is repaid after the Issue Date or the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor receives, after the Issue Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any Restricted Subsidiary that is not a Subsidiary Guarantor (a “Return of Scheduled Equity”), then additional Investments may be made by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Subsidiary Guarantor in an aggregate amount up to the amount actually received by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor after the Issue Date as payment in respect of such Investments; provided, further that in no event will the aggregate amount of additional Investments made by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor in Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Issue Date and the aggregate amount of Returns of Scheduled Equity; (ii) Investments in the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor; provided that, subject to Schedule 4.33, all amounts owing by the Issuers or any Guarantor to any Restricted Subsidiary that is not a Subsidiary Guarantor in respect of such Investments shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially in the form of Exhibit E hereto or otherwise reasonably satisfactory to the First Lien Trustee and the Issuers; (iii) Investments by any Restricted Subsidiary that is not the Issuer, the US Co-Issuer or any Subsidiary Guarantor in any Restricted Subsidiary that is not the Issuer, the US Co-Issuer or any Subsidiary Guarantor; (iv) Investments by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor in any Restricted Subsidiary that is not the Issuer, the US Co-Issuer or a Subsidiary Guarantor in an aggregate amount for all such outstanding Investments made after the Issue Date not to exceed $250.0 million (net of any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by any Notes Party (whether or not such Notes Party made such Investment) in connection with any such Investment pursuant to clause (iv) (excluding any returns in excess of the amount originally invested)); provided that any such Investments shall (I) comprise intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Issuer or the US Co-Issuer) for the purpose of (x) facilitating ordinary course of business intercompany cash management of the Parent and its Restricted Subsidiaries, (y) properly capitalizing one or more Restricted Subsidiaries that is not a Notes Party either in connection with the Transactions or in the ordinary course of business or (z) improving the consolidated tax or operational efficiency of the Parent and its Restricted Subsidiaries, in each case, not for the purpose of circumventing any covenant set forth herein and not to facilitate an external financing or exchange transaction and (II) be made solely in the form of cash, notes, receivables, payables or securities; (v) other intercompany liabilities amongst the Issuers and the Guarantors Incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Restricted Subsidiaries that are not Subsidiary Guarantors Incurred in the ordinary course of business in connection with the cash management operations of such Restricted Subsidiaries; and (vii) Investments by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Notes Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Restricted Subsidiary that is not a Notes Party held directly by the Parent, or such Issuer or such Subsidiary Guarantor in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Restricted Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Restricted Subsidiary that is not a Notes Party for Indebtedness of such Restricted Subsidiary; provided that immediately following the consummation of an Investment pursuant to preceding clause (x) or (y), the Restricted Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Restricted Subsidiary;

(c)            Permitted Investments and Investments that were Permitted Investments when made;

(d)            Investments arising out of the receipt by the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 4.07;

(e)            loans and advances to officers, directors, employees or consultants of the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $10.0 million, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;

(f)            accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)            Hedging Agreements entered into for non-speculative purposes;

(h)            Investments (not in Restricted Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Issue Date and set forth on Part C of Schedule 4.05 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Issue Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Issue Date or as otherwise permitted by this Section 4.05);

(i)            Investments resulting from pledges and deposits and other Liens under clauses (f), (g), (n), (q), (r), (dd) and (jj) of the definition of “Permitted Liens”;

(j)            other Investments by the Parent or any Restricted Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) $100.0 million, plus (Y) so long as (1) no Default or Event of Default shall have occurred and be continuing and (2) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.25 to 1.00, and taking into account any Restricted Payments made pursuant to Section 4.04(b)(iv) utilizing the Available Amount, any portion of the Available Amount on the date of such election that the Issuer or the US Co-Issuer elects to apply to this Section 4.05(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X); provided that if any Investment pursuant to this Section 4.05(j) is made in any Person that was not a Restricted Subsidiary on the date on which such Investment was made but becomes a Restricted Subsidiary thereafter, then such Investment may, at the option of the Issuer or the US Co-Issuer, upon such Person becoming a Restricted Subsidiary and so long as such Person remains a Restricted Subsidiary, be deemed to have been made pursuant to Section 4.05(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 4.05(j) provided, further, that no more than $25.0 million in aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of Investments made in reliance on this Section 4.05(j) shall be made in Restricted Subsidiaries that are not Notes Parties or Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary equal to the Fair Market Value of the Parent’s (or its Restricted Subsidiaries’) Investments in such Subsidiary at the date of designation);

(k)            Investments constituting Permitted Business Acquisitions;

(l)            Investments received in connection with the bankruptcy, insolvency or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Restricted Subsidiary as a result of a foreclosure by the Parent or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)            Investments of a Restricted Subsidiary acquired after the Issue Date or of a Person merged into the Parent or merged into or consolidated with a Restricted Subsidiary after the Issue Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 4.05, (ii) in the case of any acquisition, merger or consolidation, in accordance with Article V and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)            acquisitions by the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary of obligations of one or more officers or other employees of the Parent, the Issuer, the US Co-Issuer or any of the Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by the Issuer, the US Co-Issuer or any of the Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)            Guarantees by the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (1), (2), (5), (6), (7), (8), (9), (10), (11) or (12) of the definition thereof, in each case entered into by the Parent, the Issuer, the US Co-Issuer or any Restricted Subsidiary in the ordinary course of business;

(p)            Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of the Parent; provided that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(q)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)            Guarantees permitted under Section 4.03 (except to the extent such Guarantee is expressly subject to this Section 4.05);

(s)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Restricted Subsidiary;

(t)            Investments by the Parent and the Restricted Subsidiaries under Section 4.04(b)(vii), if the Parent or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment under in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 4.04(b)(vii) for all purposes of this Indenture);

(u)            Investments consisting of Permitted Receivables Facility Assets arising as a result of Qualified Receivables Facilities;

(v)            Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other Persons, in each case in the ordinary course of business;

(w)            to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x)            Investments received substantially contemporaneously in exchange for Qualified Equity Interests of the Parent; provided that the issuance of such Qualified Equity Interests are not included in any determination of the Available Amount;

(y)            Investments in joint ventures (but not, for the avoidance of doubt, Restricted Subsidiaries); provided that the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of Investments made pursuant to this Section 4.05(y) shall not exceed the sum of (A) $50.0 million, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested); provided that if any Investment pursuant to this Section 4.05(y) is made in any Person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Issuer or the US Co-Issuer, upon such Person becoming a Subsidiary and so long as such Person remains a Subsidiary, be deemed to have been made pursuant to Section 4.05(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 4.05(y); and

(z)            Investments consisting of Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount (plus, without duplication, the aggregate amount of unreimbursed payments made pursuant to any such Guarantee) not to exceed $50.0 million.

For purposes of determining compliance with this Section 4.05, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Section 4.05(a) through (z) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Section 4.05(a) through (z), the Issuer or the US Co-Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Investment (or any portion thereof) in any manner that complies with this Section 4.05 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that (1) all Investments described in Schedule 4.05 shall be deemed outstanding under Section 4.05(b) or Section 4.05(h), as applicable and (2) notwithstanding the foregoing, Investments in Unrestricted Subsidiaries (including Investments arising as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and Investments received in connection with a Disposition of assets to an Unrestricted Subsidiary) may only be made pursuant to Section 4.05(j); provided, further, that upon re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary, any Investment therein may be permitted pursuant to any category of permitted Investments (or any portion thereof) described in Section 4.05(a) through (z).

Any Investment in any Person other than the Parent, the Issuer, the US Co-Issuer or a Subsidiary Guarantor that is otherwise permitted by this Section 4.05 may be made through intermediate Investments in Restricted Subsidiaries that are not Notes Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Section 4.05, no material Investment may be made after the Issue Date pursuant to Section 4.05(b) or Section 4.05(j) by a Notes Party to a Restricted Subsidiary or an Unrestricted Subsidiary unless (i) all Equity Interests issued by such Restricted Subsidiary or Unrestricted Subsidiary and held by Notes Parties constitute First Lien Collateral, (ii) the Issuer determines in good faith that such pledge or charge of Equity Interests issued by such Restricted Subsidiary or Unrestricted Subsidiary (1) could reasonably be expected to result in the Parent or any of its Restricted Subsidiaries Incurring any material Tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Restricted Subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Restricted Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law or (iii) all Equity Interests issued by such Restricted Subsidiary or Unrestricted Subsidiary and held by Notes Parties would constitute “Excluded Securities” pursuant to clause (3) of the definition thereof.

Notwithstanding anything to the contrary set forth in this Section 4.05, no Notes Party shall make any Investment in any Restricted Subsidiary (other than another Notes Party) or any Unrestricted Subsidiary if the consideration paid by such Notes Party to such Restricted Subsidiary (other than another Notes Party) or such Unrestricted Subsidiary in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Restricted Subsidiary or Unrestricted Subsidiary.

Section 4.06      Dividend and Other Payment Restrictions Affecting Subsidiaries. The Parent and the Issuers shall not, and shall not permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts:

(a)            the payment of dividends or other distributions or the making of cash advances to the Parent or any Material Subsidiary that is a direct or indirect parent of such Material Subsidiary; or

(b)            the granting of Liens by the Parent or such Material Subsidiary that is a Notes Party pursuant to the First Lien Collateral Documents, in each case other than those arising under any Note Document, except in each case for such encumbrances or restrictions existing under or by reason of:

(1)            restrictions imposed by applicable law;

(2)            contractual encumbrances or restrictions in effect on the Issue Date under Indebtedness existing on the Issue Date and set forth on Schedule 4.03 or contained in any Indebtedness outstanding pursuant to Section 4.03(b)(xxvi), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Issuer or the US Co-Issuer);

(3)            any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(4)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(5)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(6)            any restrictions imposed by any agreement relating to Indebtedness Incurred pursuant to Section 4.03 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Indenture or are market terms at the time of issuance (in each case as determined in good faith by the Issuer or the US Co-Issuer);

(7)            customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(8)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(9)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(10)            customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 4.07 pending the consummation of such sale, transfer, lease or other disposition;

(11)            customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.06;

(12)            customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as the Issuer or the US Co-Issuer has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Restricted Subsidiaries to meet their ongoing obligations;

(13)            any agreement in effect at the time such Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(14)            restrictions in agreements representing Indebtedness permitted under Section 4.03 of a Restricted Subsidiary that is not a Notes Party (so long as such restrictions only relate to Restricted Subsidiaries that are not Notes Parties);

(15)            customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(16)            restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(17)            restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(18)            restrictions contained in the DOJ Settlement; and

(19)            any encumbrances or restrictions of the type referred to in clause (i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement. For purposes of determining compliance with Section 4.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness Incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.07      Asset Sales; Excess Cash Flow.

(a)            The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Parent or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Permitted Investments (other than Assets Sales to Notes Parties); provided that the amount of each of the following shall be deemed to be cash for purposes of this provision:

(i)            any liabilities (as shown on the Parent or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction;

(ii)            any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received); and

(iii)            any Designated Non-cash Consideration received by the Parent or any of its Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value not to exceed $120.0 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

and provided, further that clause (y) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $10.0 million or other transactions involving assets with a Fair Market Value of not more than $35.0 million in the aggregate for all such transactions during the term of this Indenture.

(b)            Notwithstanding anything to the contrary contained in this Section 4.07 or, with respect to Sale and Lease-Back Transactions referred to in clause (b) of Section 4.15 and under clause (d) of the definition of “Asset Sale”, the Parent and the Issuers shall not, and shall not permit any of the other Notes Parties to, make any Disposition of Material Intellectual Property to any Restricted Subsidiary (other than another Notes Party) or any Unrestricted Subsidiary; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Restricted Subsidiary or Unrestricted Subsidiary.

(c)            After the Parent’s or any Restricted Subsidiary’s receipt of any Net Proceeds, the Parent or such Restricted Subsidiary shall apply such Net Proceeds:

(i)            first, to repay any outstanding First-Out Term Loans in accordance with the terms of the Credit Agreement or other documentation governing the terms of the First-Out Term Loans, and

(ii)            second, to redeem any outstanding Notes in accordance with Section 3.09; provided that, if any Other First Lien Debt (including the Second-Out Term Loans) requires the application of any portion of such Net Proceeds to prepay, redeem or offer to repurchase such Other First Lien Debt, the Issuers may instead apply up to a ratable portion (based on the principal amount of the Notes and the principal amount of such Other First Lien Debt outstanding at such time) of such Net Proceeds to prepay, redeem or offer to repurchase such Other First Lien Debt in accordance with the terms (including as to timing) thereof.

All mandatory redemptions of Notes pursuant to this Section 4.07(c) shall be at a redemption price equal to the redemption price that would be payable in a voluntary redemption of the Notes on the date of such redemption pursuant to the terms of this Indenture and the Notes.

(d)            Not later than five (5) Business Days (subject to extension in accordance with Section 4.07(i) below) after the date on which the annual financial statements are, or are required to be, delivered under Section 4.02 with respect to each Excess Cash Flow Period, the Issuer shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $0 (or, with respect to the Excess Cash Flow Period ending December 27, 2024, $100.0 million), the Issuers shall apply a portion of such Excess Cash Flow in an amount (the “ECF Amount”) equal to (i) the Required Percentage of such Excess Cash Flow (or, with respect to the Excess Cash Flow Period ending December 27, 2024, Excess Cash Flow in excess of $100,000,000) minus to the extent not financed using the proceeds of the Incurrence of funded Indebtedness (i.e., indebtedness with a maturity of one year or more at the time of incurrence thereof), the amount of any voluntary payments, repurchases, redemptions or retirements of any Term Loans, Notes and other Indebtedness secured by Other First Liens during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments, repurchases, redemptions or retirements of Term Loans, Notes and other Indebtedness secured by Other First Liens after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (d)) (it being understood that the amount of any such payments, repurchases, redemptions or retirements shall be calculated to equal the amount of cash used to purchase principal and not the principal amount deemed prepaid therewith) as follows:

(i)            first, to repay any outstanding First-Out Term Loans in accordance with the terms of the Credit Agreement or other documentation governing the terms of the First-Out Term Loans, and

(ii)            second, to make an offer to all holders of Notes (an “ECF Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the ECF Amount (excluding, for the avoidance of doubt, any amount thereof to the extent the holders of the First-Out Term Loans decline to have such First-Out Term Loans prepaid, redeemed or repurchased with such portion of the ECF Amount) at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the procedures set forth in this Section 4.07, in minimum amounts of at least $1.00 or integral multiples of $1.00 in excess thereof (it being understood that such portion of the ECF Amount used to make an ECF Offer shall satisfy the foregoing obligations with respect to such ECF Amount whether or not such offer is accepted); provided that if any Other First Lien Debt (including the Second-Out Term Loans) requires the application of any portion of such ECF Amount to prepay, redeem or offer to repurchase such Other First Lien Debt, the Issuers may instead apply up to a ratable portion (based on the principal amount of the Notes and the principal amount of such Other First Lien Debt outstanding at such time) of such ECF Amount to prepay, redeem or offer to repurchase such Other First Lien Debt in accordance with the terms (including as to timing) thereof; provided, further that the Issuers shall have no obligation to apply any amount to be so applied to such other Indebtedness (even if refused by the lenders in respect of such other Indebtedness) to prepay Notes;.

provided, however, if the portion of the ECF Amount that would be applied to make an ECF Offer pursuant to clause (ii) above after giving effect to the provisos set forth therein (or, if any portion of the ECF Amount corresponding to previous Excess Cash Flow Period(s) was so deferred, the sum of such portion of the ECF Amount and such previously deferred portion(s) not yet applied) would not exceed $10.0 million, the Issuers may defer such application of such portion of the ECF Amount (and any previously deferred portion(s) not yet applied) until the date on which the ECF Offer corresponding to the immediately following Excess Cash Flow Period is required to be made. Such calculation will be set forth in an Officer’s Certificate delivered to the First Lien Trustee setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount required to make an ECF Offer and the calculation thereof in reasonable detail.

(e)            The Issuers will commence an ECF Offer within five (5) Business Days after the date on which the annual reports are, or are required to be, delivered under Section 4.02 with respect to the applicable Excess Cash Flow Period by mailing, or delivering electronically if held by the Depository, the notice required pursuant to the terms of this Indenture, with a copy to the First Lien Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an ECF Offer is less than the amount offered to be repurchased (the “Declined Proceeds”)), the Issuers and their Subsidiaries may use any such Declined Proceeds for any general corporate purposes that are not otherwise prohibited by this Indenture.

(f)            The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an ECF Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g)            An ECF Offer shall remain open for a period of 20 Business Days (as defined by Rule 13e-4) following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than two (2) Business Days after the termination of the Offer Period, the Issuers shall apply the applicable proceeds to the purchase of the Notes. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(h)            If more Notes are tendered pursuant to an ECF Offer than the Issuers are required to purchase, selection of such Notes for purchase shall be made by the Depository on a pro rata pass-through distribution basis and otherwise in accordance with the procedures of DTC); provided that no Notes of $1.00 or less shall be purchased in part. Upon completion of each such ECF Offer, any Declined Proceeds shall no longer constitute Excess Cash Flow.

(i)            Notwithstanding any other provisions of this Section 4.07 to the contrary, with respect to any Net Proceeds received by any Restricted Subsidiary organized outside of Luxembourg and the United States (or any subdivisions thereof) that would otherwise be required to be applied pursuant to Section 4.07(c), if the respective Restricted Subsidiary receiving the Net Proceeds (i) is prohibited, restricted or delayed by applicable local law from repatriating the relevant Net Proceeds to the Issuer, the portion of such Net Proceeds so affected will not be required to be applied in accordance with Section 4.07(c) but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Issuer, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) pursuant to Section 4.07(b) to the extent provided therein or (ii) cannot repatriate such funds to the Issuer without (in the good faith determination of the Issuer) the repatriation of such Net Proceeds (or a portion thereof) that would otherwise be required to be applied pursuant to Section 4.07(b) resulting in material adverse tax consequences to the Issuer and its Restricted Subsidiaries, taken as a whole, the Net Proceeds (or portion thereof) so affected may be retained by the applicable Restricted Subsidiary (the Parent and the Issuers hereby agreeing to cause the applicable Restricted Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Issuers that are reasonably required to eliminate such tax effects) until such time as such material adverse costs would not apply to the repatriation thereof, at which time the mandatory prepayments otherwise required by Section 4.07(b) with respect to such Net Proceeds shall be made.

Section 4.08      Transactions with Affiliates.

(a)            The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Restricted Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $5.0 million (each of the foregoing, an “Affiliate Transaction”) unless:

(i)            such Affiliate Transaction is (x) otherwise permitted (or required) under this Indenture or (y) upon terms that are substantially no less favorable to the Parent or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Parent or such Restricted Subsidiary in good faith; and

(ii)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Parent or the Issuer delivers to the First Lien Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Parent or the Issuer, approving such Affiliate Transaction and set forth in a certificate of a Responsible Officer of the Issuer certifying that such Affiliate Transaction complies with clause (i) above.

(b)            The provisions of Section 4.08(a) shall not shall not prohibit, to the extent otherwise permitted under this Indenture:

(i)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent;

(ii)            loans or advances to employees or consultants of the Parent or any of the Restricted Subsidiaries in accordance with Section 4.05(e);

(iii)            transactions among the Parent or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Restricted Subsidiary is the surviving entity);

(iv)            the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Restricted Subsidiaries in the ordinary course of business;

(v)            the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Issue Date and, to the extent involving aggregate consideration in excess of $5.0 million, set forth on Schedule 4.08 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the holders of the Notes when taken as a whole in any material respect (as determined by the Parent in good faith);

(vi)            (A) any employment agreements entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii)            Restricted Payments permitted under Section 4.04 and Investments permitted under Section 4.05;

(viii)            transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(ix)            any transaction in respect of which the Parent delivers to the First Lien Collateral Agent a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Restricted Subsidiary, as applicable, from a financial point of view;

(x)            transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(xi)            transactions pursuant to any Qualified Receivables Facility;

(xii)            transactions between the Parent or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other Person and (B) such Person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity;

(xiii)            transactions permitted by, and complying with, the provisions of Section 4.07 (other than clause (l) of the definition of “Asset Sales”);

(xiv)            intercompany transactions undertaken in good faith (as certified by an Officer of the Parent) for the purpose of improving the consolidated tax efficiency of the Parent and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(xv)            payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Indenture; and

(xvi)            transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Indenture that are fair to the Parent or the Restricted Subsidiaries.

Section 4.09      [Reserved].

Section 4.10      Compliance Certificate. The Issuer shall deliver to the First Lien Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on December 29, 2023, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If any Officer does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.10, the First Lien Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.11      Further Instruments and Acts. Upon request of the First Lien Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.12      Future Guarantors.

(a)            If (i) any additional direct or indirect Restricted Subsidiary of the Parent is formed or acquired after the Issue Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary being deemed to constitute the acquisition of a Subsidiary) and such Subsidiary qualifies as a Subsidiary Guarantor or (ii) any person qualifies (but did not previously qualify) as a Subsidiary Guarantor, within 15 Business Days after the date such Restricted Subsidiary is formed or acquired (or first becomes subject to such requirement) (or such longer period as the First Lien Collateral Agent may agree in its sole discretion), notify the First Lien Collateral Agent thereof and, within 20 Business Days (in the case of a Domestic Subsidiary) or 60 days (in the case of a Foreign Subsidiary) after the date such Subsidiary is formed or acquired (or first becomes required to be a Subsidiary Guarantor) or such longer period as the First Lien Collateral Agent may agree in its sole discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Notes Party.

(b)            Each Guarantee will be subject to such prudential limitations as the Issuer may in good faith determine to add to the terms of such Guarantee and limitations under applicable law and limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without (i) rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or under any applicable mandatory corporate law, (ii) resulting in any breach of corporate benefit, financial assistance, preference, thin capitalization laws, retention of title claims, capital maintenance rules, general statutory limitations, or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Foreign Subsidiary to provide a guarantee or may require that the guarantee be limited by an amount or scope or otherwise or (iii) resulting, without corresponding limitations, in any (x) material risk to the officers of the applicable Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the applicable Guarantor of civil or criminal liability (all such limitations applicable to a given Guarantee, the “Applicable Guarantee Limitations”).

(c)            Notwithstanding anything contained in this Indenture to the contrary, a transfer of First Lien Collateral from any Notes Party organized in a Qualified Jurisdiction to a Subsidiary Guarantor that is not organized in a Qualified Jurisdiction shall, for purposes of Section 4.05 and Section 4.07, be deemed to be an Investment in a Restricted Subsidiary that is not a Notes Party and shall be justified as same pursuant to such Sections. Notwithstanding anything to the contrary set forth herein, neither Mallinckrodt Holdings GmbH nor Sucampo Finance Inc. shall be required to be a Subsidiary Guarantor or guarantor in any way except to the extent expressly required pursuant to Section 4.32.

Section 4.13      Liens.

(a)            The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to create, Incur or suffer to exist any Lien (except Permitted Liens) on any property or assets (including stock or other securities of any Person) of the Parent or any Restricted Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof.

(b)            For purposes of determining compliance with this Section 4.13, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens”, the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.13 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the clauses or paragraphs of the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph. For purposes of this Section 4.13, Indebtedness will not be considered Incurred under a subsection or clause of Section 4.03 if it is later reclassified as outstanding under another subsection or clause of Section 4.03 (in which event, and at which time, same will be deemed Incurred under the subsection or clause to which reclassified). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. Notwithstanding the foregoing, it is acknowledged and agreed that Liens on First Lien Collateral that are Junior Liens or Other First Liens shall at all times be justified under clause (b), (i) (in the case of Junior Liens), (ff), (gg) or (jj) of the definition of “Permitted Liens”, as applicable.

Section 4.14      Limitations on Activities of the US Co-Issuer. The US Co-Issuer shall not be permitted to and the Issuer will cause the US Co-Issuer not to hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly Owned Subsidiary, (2) the Incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be Incurred under Section 4.03 and (3) activities incidental thereto.

Section 4.15      Sale and Lease-Back Transactions. The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Parent or any Restricted Subsidiary that is acquired after the Issue Date so long as such Sale and Lease-Back Transaction is consummated within 360 days of the acquisition of such property, and (b) with respect to any other property owned by the Parent or any Restricted Subsidiary, (x) if the Net Proceeds therefrom are used to prepay the Notes to the extent required by Section 4.07 and (y) with respect to all Sale and Lease-Back Transactions pursuant to this clause (b), the requirements of Section 4.07 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 4.16      Maintenance of Office or Agency.

(a)            The Issuers shall maintain an office or agency (which may be an office of the First Lien Trustee or an affiliate of the First Lien Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuers shall give prompt written notice to the First Lien Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the First Lien Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the First Lien Trustee as set forth in Section 14.01.

(b)            The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the First Lien Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)            The Issuer hereby designates the Corporate Trust Office of the First Lien Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

Section 4.17      Existence. The Parent and the Issuers shall, and shall cause all of the other Restricted Subsidiaries to:

(a)            do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except (i) in the case of a Restricted Subsidiary (other than the Issuer, the US Co-Issuer or a Material Subsidiary), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Article V, and (iii) for the liquidation or dissolution of Restricted Subsidiaries (other than the Issuer and the US Co-Issuer ) if the assets of such Restricted Subsidiaries to the extent they exceed estimated liabilities are acquired by the Parent or a Wholly Owned Subsidiary of the Parent in such liquidation or dissolution; provided that (x) Subsidiary Guarantors may not be liquidated into Restricted Subsidiaries that are not Notes Parties, and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Article V); and

(b)            except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Indenture).

Section 4.18      Business of the Parent and the Restricted Subsidiaries. Notwithstanding any other provisions hereof, the Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Issue Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 4.19      Compliance with Environmental Laws. The Parent and the Issuers shall, and shall cause all of the other Restricted Subsidiaries to, comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 4.19, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20      Compliance with Laws. The Parent and the Issuers shall, and shall cause all of the other Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.21      Maintaining Records; Access to Properties and Inspections. The Parent and the Issuers shall, and shall cause all of the other Restricted Subsidiaries to, maintain all financial records in accordance with Applicable Accounting Principles and permit any Persons designated by the First Lien Collateral Agent or, upon the occurrence and during the continuance of an Event of Default, any holder of the Notes to visit and inspect the financial records and the properties of the Parent, the Issuers or any of the Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Parent or the Issuer, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the First Lien Collateral Agent or, upon the occurrence and during the continuance of an Event of Default, any holder upon reasonable prior notice to the Parent or the Issuer to discuss the affairs, finances and condition of the Parent, the Issuers or any of the Restricted Subsidiaries with the officers thereof and independent accountants therefor (so long as the Issuer has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 4.22      Insurance. The Parent and the Issuers shall, and shall cause all of the other Restricted Subsidiaries to,

(a)            maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and, subject to Schedule 4.33, cause the First Lien Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting First Lien Collateral located in the United States and as an additional insured on all general liability policies with respect to which a Notes Party that is a Domestic Subsidiary is the primary insured. Notwithstanding the foregoing, the Parent and the Restricted Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)            In connection with the covenants set forth in this Section 4.22, it is understood and agreed that:

(i)            the First Lien Trustee, the First Lien Collateral Agent and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 4.22, it being understood that (A) the Notes Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the First Lien Trustee, the First Lien Collateral Agent or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Parent and each Issuer, on behalf of itself and behalf of each of its Restricted Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Restricted Subsidiaries to waive, its right of recovery, if any, against the First Lien Trustee, the First Lien Collateral Agent and their agents and employees;

(ii)            the designation of any form, type or amount of insurance coverage by the First Lien Collateral Agent (including acting in the capacity as the First Lien Collateral Agent) under this Section 4.22 shall in no event be deemed a representation, warranty or advice by the First Lien Collateral Agent that such insurance is adequate for the purposes of the business of the Parent, the Issuers and the Restricted Subsidiaries or the protection of their properties; and

(iii)            the amount and type of insurance that the Parent and its Restricted Subsidiaries has in effect as of the Issue Date and the certificates listing the First Lien Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 4.22.

(c)            Within the timeframe specified in clause (h) of the definition of “Collateral and Guarantee Requirement” or Section 4.26, as applicable, except as the First Lien Collateral Agent may agree in its reasonable discretion, (i) cause all property and casualty insurance policies with respect to the Mortgaged Property located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the First Lien Collateral Agent, (ii) use commercially reasonable efforts to cause each such policy covered by clause (i) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the First Lien Collateral Agent, and (iii) use commercially reasonable efforts to deliver to the First Lien Collateral Agent, prior to, concurrently with or promptly following the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the First Lien Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the First Lien Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders or debt holders by similarly situated companies in connection with Indebtedness of this nature.

(d)            Within the timeframe specified in clause (h) of the definition of “Collateral and Guarantee Requirement” or Section 4.26, as applicable, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the First Lien Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the First Lien Collateral Agent, including a copy of the flood insurance policy and declaration page relating thereto.

Section 4.23      Taxes. The Parent and the Issuers shall, and shall cause all of the other Restricted Subsidiaries to, pay their obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Issuer or a Restricted Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.24      [Reserved].

Section 4.25      Additional Amounts.

(a)            All payments made by or on behalf of the Issuers or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless required by law. If any such withholding or deduction is required for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or under any Guarantee (including payments of principal, redemption price, interest or premium (if any)), the Issuers or such Guarantor, as the case may be, will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

(i)            any Tax, to the extent such Tax would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of such Notes and the Relevant Taxing Jurisdiction (including being or having been a national, citizen or resident of, carrying on a business in, being or having been physically present in or having or having had a permanent establishment in, the Relevant Taxing Jurisdiction) other than a connection arising solely from the acquisition, ownership, holding or disposition of the Notes, the enforcement of rights under the Notes or any Guarantee or the receipt of payments under or in respect of the Notes or any Guarantee;

(ii)            any Tax, to the extent such Tax is imposed or withheld as a result of the failure of the holder or beneficial owner of the Notes to satisfy any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such holder or beneficial owner which is required by applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, all or part of such Tax (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case, only to the extent such holder or beneficial owner is legally eligible to provide such certification or other documentation;

(iii)            any Tax that would not have been imposed if the presentation of Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented within such 30-day period);

(iv)            any estate, inheritance, gift, value added, sales or similar Tax;

(v)            any Tax, to the extent such Tax imposed in respect of a holder or beneficial owner and required to be withheld or deducted pursuant to the Luxembourg law of December 23, 2005, as amended, introducing in Luxembourg a 20% withholding tax as regards Luxembourg resident individuals;

(vi)            any Tax that could have been avoided by the presentation of Notes (where presentation is required) for payment to another paying agent in a member state of the European Union;

(vii)            any Tax payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Guarantee;

(viii)            any withholding or deduction required pursuant to Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor version), any regulations or agreements thereunder, official interpretations thereof, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(ix)            any combination of clauses (i) through (viii) above.

(b)            The applicable withholding agent will (i) make any required withholding or deduction; and (ii) remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law. The Issuers or any Guarantor, as applicable, will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the First Lien Trustee. If certified copies of such tax receipts are not reasonably obtainable, the Issuers or such Guarantor, as applicable, shall provide the First Lien Trustee with other evidence of payment reasonably satisfactory to the First Lien Trustee. Such certified copies or other evidence shall be made available to holders upon request.

(c)            Each of the Issuers and the Guarantors will indemnify and hold harmless each holder and beneficial owner from and against any Taxes withheld or deducted (other than Taxes excluded by clauses (i) through (ix) above) that are levied or imposed on a holder or beneficial owner (x) as a result of payments made under or with respect to the Notes or (y) with respect to any indemnification payments under the foregoing clause (x) or this clause (y), such that the net amount received by such holder or beneficial owner after such indemnification payments will not be less than the net amount the holder or beneficial owner would have received if the Taxes described in clauses (x) and (y) above had not been imposed.

(d)            Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium (if any) or interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)            The Issuers will pay any present or future stamp, issue, registration, court or documentary Taxes, or any other excise, property or similar Taxes, that arise in any jurisdiction from the execution, issuance, delivery, registration or enforcement of the Notes, any Guarantee, this Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes or the Guarantees (“Documentary Taxes”); provided that the Issuer will not be liable for any Luxembourg registration duties, which would become payable as a result of the registration, by any holder, of the documents relating to the Notes, any Guarantee, this Indenture, or any other document or instrument referred to herein or therein, when such registration is not required to maintain, perfect or enforce that holder’s rights under the documents relating to the Notes, any Guarantee, this Indenture, or any other document or instrument referred to herein or therein.

(f)            The obligation to pay Additional Amounts and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture, and will apply mutatis mutandis to any successor to the Issuers or any Guarantor and to any jurisdiction in which any such successor is incorporated, organized, resident or engaged in business for tax purposes, or any jurisdiction from or through which any such successor makes payment on the Notes or any Guarantee, and any political subdivision or Taxing Authority thereof or therein.

Section 4.26      After-Acquired Collateral

(a)            If any asset (other than Real Property) is acquired by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor after the Issue Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting First Lien Collateral under a First Lien Collateral Document that become subject to the Lien of such First Lien Collateral Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets of the Issuer, the US Co-Issuer or any Guarantor organized outside the United States, Luxembourg, or Switzerland (other than (i) Investment Property (including, without limitation, Equity Interests, promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (ii) First Lien Collateral and proceeds of First Lien Collateral received by it from other Guarantors) for so long as, and to the extent, excluded by reason of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”), the Parent, such Issuer or US Co-Issuer or such Subsidiary Guarantor, as applicable, will (i) notify the First Lien Collateral Agent of such acquisition or ownership and (ii) subject (where applicable) to the Agreed Guarantee and Security Principles, cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the First Priority Notes Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be reasonably requested by the First Lien Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in Section 4.27, at the expense of the Notes Parties, provided, however, that this requirement does not need to be satisfied with respect to any of Excluded Property or Excluded Securities.

(b)            If (i) any additional direct or indirect Restricted Subsidiary of the Parent is formed or acquired after the Issue Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary being deemed to constitute the acquisition of a Restricted Subsidiary) and such Restricted Subsidiary qualifies as a Subsidiary Guarantor or (ii) any person qualifies (but did not previously qualify) as a Subsidiary Guarantor, within 15 Business Days after the date such Restricted Subsidiary is formed or acquired (or first becomes subject to such requirement) (or such longer period as the First Lien Collateral Agent may agree in its sole discretion at the direction of holders of a majority of the Notes), notify the First Lien Collateral Agent thereof and, within 20 Business Days (in the case of a Domestic Subsidiary) or 60 days (in the case of a Foreign Subsidiary) after the date such Restricted Subsidiary is formed or acquired (or first becomes required to be a Subsidiary Guarantor) or such longer period as the First Lien Collateral Agent may agree in its sole discretion at the direction of holders of a majority of the Notes, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Notes Party; provided, however, that this requirement does not need to be satisfied with respect to any of Excluded Property.

(c)            Furnish to the First Lien Collateral Agent prompt written notice of any change (A) in any Notes Party’s corporate or organization name, (B) in any Notes Party’s identity or organizational structure, (C) in any Notes Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization), (D) in any Notes Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Notes Party that is not a registered organization (to the extent relevant in the applicable jurisdiction of organization); provided that neither the Parent nor any Issuer hall effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the First Lien Collateral Agent may agree in its sole discretion at the direction of holders of a majority of the Notes), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the First Lien Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the First Lien Collateral in which a security interest may be perfected by such filing, for the benefit of First Lien Trustee, the First Lien Collateral Agent and any other secured parties.

(d)            Within 90 days after the acquisition of any Material Real Property after the Issue Date (or such later date as the First Lien Collateral Agent may reasonably agree (acting at the direction of the majority of the holders of the Notes)), (i) grant and cause each of the Notes Parties to grant to the First Lien Collateral Agent security interests in, and Mortgages on, such Material Real Property pursuant to documentation in a form reasonably acceptable to the Issuer and the First Lien Collateral Agent acting at the direction of a majority of the holders of the Notes), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, (ii) deliver for recording or filing, with all required documentation, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the First Lien Collateral Agent (for the benefit of the First Priority Notes Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Notes Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, (iii) deliver to the First Lien Collateral Agent an updated Schedule 1.01 reflecting such Mortgaged Properties and (iv) unless otherwise waived by the First Lien Collateral Agent, with respect to each such Mortgage, cause the requirements set forth in clause (h) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

Section 4.27      Further Assurances. The Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the First Lien Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Issuers and the Guarantors, and provide to the First Lien Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the First Lien Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the First Lien Collateral Documents.

Section 4.28      Deposit Accounts. With respect to any DDA (other than an Excluded Account) (x) maintained by the Issuer, the US Co-Issuer or any Subsidiary Guarantor, in each case that is a Domestic Subsidiary and (y) described in clause (ii)(C) of the definition thereof and maintained by Issuer, the US Co-Issuer or any Guarantor, in each case under this clause (y) that is a Foreign Subsidiary (together with any deposit accounts on which a Lien in favor of the First Lien Collateral Agent is perfected in accordance with the succeeding sentences of this Section 4.28, a “Blocked Account”), within the DDA Time Limitation, enter into deposit account control agreements (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the First Lien Collateral Agent, with the First Lien Collateral Agent and any bank with which the Issuer, the US Co-Issuer or such Guarantor maintains any such Blocked Account described in this sentence, which give the First Lien Collateral Agent “control” (as defined in the Uniform Commercial Code) over each such Blocked Account maintained with such bank. With respect to any DDA (other than an Excluded Account) described in clause (ii)(A) of the definition thereof maintained by an Irish Grantor, cause the Collateral and Guarantee Requirement to be satisfied with respect to such DDA within the DDA Time Limitation. With respect to any DDA (other than an Excluded Account) described in clause (ii)(B) of the definition thereof maintained by the Issuer or any other Lux Grantor, use commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied with respect to such DDA within the DDA Time Limitation. So long as no Event of Default has occurred and is continuing, the Notes Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

Section 4.29      Maintenance of Ratings. Subject to Schedule 4.33, the Issuers will use commercially reasonable efforts to obtain and maintain (a) public ratings (but not to obtain or maintain a specific rating) from two of the Rating Agencies for the Notes and (b) as applicable, public corporate credit ratings or corporate family ratings (but, in each case, not to obtain or maintain a specific rating) from two of the Rating Agencies in respect of the Issuer.

Section 4.30      Fiscal Year. In the case of the Parent, the Parent shall not permit any change to its fiscal year; provided that the Parent and its Restricted Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Indenture as the Issuers and First Lien Trustee shall reasonably agree are necessary or appropriate in connection with such change (and the holders hereby authorize either Issuer and the First Lien Trustee to make any such amendments to this Indenture as they jointly deem necessary to give effect to the foregoing).

Section 4.31      Amendment to DOJ Settlement. The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, (a) modify, amend or waive any term of the DOJ Settlement that results in (i) total scheduled cash payments by the Notes Parties in respect of the DOJ Settlement to exceed the aggregate amount of such payments contemplated pursuant to such agreements as in effect on the Issue Date (without giving effect to any subsequent amendments, modifications or waivers thereto), or (ii) the acceleration of the timing of any fixed scheduled payment due under the DOJ Settlement, (b) make any Restricted Settlement Payment in respect of a portion less than all of the remaining payments in respect of the DOJ Settlement, other than with any portion of the Cumulative Parent Qualified Equity Proceeds Amount or (c) cause any Restricted Subsidiary (other than the Notes Parties) to guarantee the obligations in respect of the DOJ Settlement.

Section 4.32      Limitation on Transfers to Mallinckrodt Holdings GmbH and Sucampo Finance Inc.. The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to (i) Dispose of any material property or assets (including through the making of any material Investment) to Mallinckrodt Holdings GmbH, Sucampo Finance Inc. or any of their respective Restricted Subsidiaries, other than pursuant to the intercompany receivables and/or promissory notes owned by Mallinckrodt Holdings GmbH or Sucampo Finance Inc. existing on the Issue Date (the “Existing Intercompany Receivables”), (ii) permit either (A) Mallinckrodt Holdings GmbH and its Restricted Subsidiaries or (B) Sucampo Finance Inc and its Restricted Subsidiaries, in each case when taken collectively as if constituting a single Subsidiary (but excluding the Existing Intercompany Receivable), to constitute a Material Subsidiary or (iii) permit Mallinckrodt Holdings GmbH, Sucampo Finance Inc. or their respective Subsidiaries to Incur any material Indebtedness owed to unaffiliated third parties, or guarantee any material Indebtedness owed to any unaffiliated third-parties, in each of clauses (i) through (iii), unless Mallinckrodt Holdings GmbH or Sucampo Finance Inc., as applicable, shall become a Notes Party.

Section 4.33      Post Closing. The Parent and the Issuers shall take all necessary actions to satisfy the items described on Schedule 4.33 within the applicable period of time specified in such Schedule (or such longer period as the First Lien Collateral Agent may agree in its sole discretion (at the direction of the holders of the majority of Notes)).

Article V

SUCCESSOR COMPANY

Section 5.01      When the Parent, the Issuers and Guarantors May Merge or Transfer Assets.

(a)            None of the Parent or the Issuer may, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Parent or the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (whether now owned or hereafter acquired) in one or more related transactions, to any Person unless:

(i)            the Parent or the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Parent or the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of a Qualified Jurisdiction and the Parent, the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation or limited liability company (or equivalent of a corporation or limited liability company in any Qualified Jurisdiction) a co-obligor of the Notes is a corporation or limited liability company (or such equivalent);

(ii)            the Successor Company (if other than the Parent or the Issuer) expressly assumes all the obligations of the Parent or the Issuer under this Indenture and the First Lien Collateral Documents pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the First Lien Trustee and the First Lien Collateral Agent;

(iii)            immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Event of Default shall have occurred and be continuing or would result therefrom;

(iv)            if the Parent or the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(v)            the Successor Company shall have delivered to the First Lien Trustee and the First Lien Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company (if other than the Parent or the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture, the Notes and the First Lien Collateral Documents, and in such event the Parent or the Issuer will automatically be released and discharged from its obligations under this Indenture, the Notes and the First Lien Collateral Documents. Notwithstanding the foregoing clause (iii) of this Section 5.01(a), (A) the Issuer may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary; provided that, unless after giving effect to such transaction, no Event of Default shall have occurred and be continuing, the Issuer is the Successor Company, and (B) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in any Qualified Jurisdiction or may convert into a corporation, partnership or limited liability company (or similar entity), so long as the amount of Indebtedness of the Restricted Subsidiaries is not increased thereby.

(b)            Subject to the provisions of Section 12.02(b), no Subsidiary Guarantor nor the US Co-Issuer shall, and the Parent shall not permit any such Subsidiary Guarantor or the US Co-Issuer to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Subsidiary Guarantor or the US Co-Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)            either (a) such Subsidiary Guarantor or the US Co-Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than such Subsidiary Guarantor or the US Co-Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of a Qualified Jurisdiction (except that in the case of the US Co-Issuer, such surviving Person shall be organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof) (such Subsidiary Guarantor or the US Co-Issuer or such Person, as the case may be, being herein called the “Successor Person”) and the Successor Person (if other than such Subsidiary Guarantor or the US Co-Issuer, as applicable) expressly assumes all the obligations of such Subsidiary Guarantor or the US Co-Issuer, as applicable, under this Indenture and the Notes or its Guarantee, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the First Lien Trustee and immediately complies with Section 4.26 and Section 4.27, or (b) in respect of any Subsidiary Guarantor, such sale, assignment, transfer, lease, conveyance or other disposition or consolidation, amalgamation or merger is not in violation of Section 4.07;

(ii)            immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Event of Default shall have occurred and be continuing or would result therefrom; and

(iii)            the Successor Person (if other than a Notes Party) shall have delivered or caused to be delivered to the First Lien Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Person (if other than such Subsidiary Guarantor or the US Co-Issuer, as applicable) will succeed to, and be substituted for, such Subsidiary Guarantor or the US Co-Issuer, as applicable, under this Indenture, the Notes or the Guarantee, as applicable, and such Subsidiary Guarantor or the US Co-Issuer, as applicable, will automatically be released and discharged from its obligations under this Indenture, the Notes or its Guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Qualified Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Qualified Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with or into, wind up or convert into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to the Parent, the Issuer, the US Co-Issuer or another Subsidiary Guarantor.

(c)            This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Parent and the Restricted Subsidiaries.

(d)            If, at any time, (x) the Parent becomes a Wholly Owned Subsidiary of an entity (x) that is an entity organized in a Qualified Jurisdiction and (y) at least a majority of the Equity Interests of which are owned by persons who were, immediately prior to its acquisition of the Parent, shareholders of the Parent, and (b) no Default or Event of Default has occurred and is continuing (or would exist upon such New Parent becoming the Parent), then the Issuer may, by notice to the First Lien Trustee, designate such person (for the purposes of this clause, the “New Parent”) as the Parent.  Following any such designation, and effective upon (i) the execution by such person of supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the First Lien Trustee and the First Lien Collateral Agent by which it agrees to be bound by the terms hereof and assume all obligations of the Parent hereunder and (ii) satisfaction of the Collateral and Guarantee Requirement with respect to such person (which shall be deemed to require that the New Parent become a party to this Indenture as the “Parent” by executing supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the First Lien Trustee and the First Lien Collateral Agent and to execute and deliver all First Lien Collateral Documents as the New Parent would have been required to execute on the Issue Date had it been the Parent hereunder at such time, with such modifications to such documentation as may be reasonably required by the First Lien Collateral Agent giving effect to the jurisdiction of organization of the New Parent and the assets owned by it) and (iii) satisfaction of the Collateral and Guarantee Requirement with respect to the person which was previously the Parent hereunder (which shall include the requirement that the prior Parent become party to the Indenture and thereafter constitute a Subsidiary Guarantor, and execute and deliver such other First Lien Collateral Documents, or modifications thereto, as may be reasonably required by the First Lien Collateral Agent), such person shall become the Parent and shall assume all rights and obligations of the Parent hereunder; provided that (1) nothing in this Section 5.01(c) shall discharge or release the previous Parent from its obligations hereunder until such time as the previous Parent shall become a party to the Indenture as a Subsidiary Guarantor and (y) from and after the date upon which the New Parent satisfies the above requirements and becomes the “Parent,” the previous Parent shall be deemed to be a Subsidiary Guarantor for purposes hereof. Any New Parent and any previous Parent shall take all actions reasonably requested by the First Lien Collateral Agent to effectuate the foregoing.

Article VI

DEFAULTS AND REMEDIES

Section 6.01      Events of Default. An “Event of Default” occurs if:

(a)            there is a default in any payment of (i) interest on any Note when due or (ii) premium, if any, on any Note when due, and such default continues for a period of five (5) Business Days (in the case of clause (ii), after notice thereof from the First Lien Trustee (acting following notice from any holder of the Notes) to the Issuer);

(b)            there is a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration, upon acceleration thereof or otherwise;

(c)            there is a failure in the due observance or performance by the Issuer or the US Co-Issuer of any covenant, condition or agreement contained in Section 4.17(a) (solely with respect to the Parent and the Issuers), Section 4.02(m)(i), Section 4.33, Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.15, Section 4.18, Section 4.30, Section 4.31, or Section 4.32;

(d)            there is a failure by the Parent or any Restricted Subsidiary for 30 days after written notice given by the First Lien Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with a copy to the First Lien Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) and (c) of this Section 6.01) contained in the Notes or this Indenture;

(e)            (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee, agent or administrator on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, prepaid or repaid (subject to the terms of this Indenture), or any such event or condition having been cured promptly; (ii) the Parent or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness on the date due; or (iii) any event or condition occurs that results in any Qualified Receivables Facility terminating or the full amount thereof becoming due prior to its scheduled maturity, or any Qualified Receivables Facility is declared to be terminated or due and payable in full, or required to be prepaid, purchased or defeased in full, in each case prior to the stated maturity thereof without such Qualified Receivables Facility having been discharged, prepaid or repaid (subject to the terms of this Indenture), or any such event or condition having been cured promptly; provided that this Section 6.01(e) shall not apply to any Indebtedness, in each case that becomes due or is required to be prepaid, repurchased, redeemed or defeased (or enables or permits the holder or holders thereof or any trustee, agent or administrator on its or their behalf), in each case as a result of the Disposition of (or the occurrence of a Recovery Event with respect to) property or assets, the receipt of excess cash flow or the occurrence of a “change of control” or similar event, if (1) in the case of a Disposition, such Disposition is permitted hereunder and under the documents providing for such Indebtedness and (2) payments are made in accordance with the terms of such Indebtedness (giving effect to any applicable grace period);

(f)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent, any of the Material Subsidiaries or any other Notes Party, or of a substantial part of the property or assets of the Parent, any Material Subsidiary or any Notes Party, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, process adviser, liquidator or similar official for the Parent, any of the Material Subsidiaries or any Notes Party or for a substantial part of the property or assets of the Parent, any of the Material Subsidiaries or any Notes Party, (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Parent, Material Subsidiary or any Notes Party (except in a transaction otherwise permitted hereunder) or (iv) in the case of a Lux Grantor, a court ordered liquidation (liquidation judiciaire); and in each case such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)            the Parent, any Material Subsidiary or any Notes Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, process adviser, liquidator or similar official for the Parent, any of the Material Subsidiaries or any Notes Party or for a substantial part of the property or assets of the Parent, any of the Material Subsidiaries or any Notes Party (except, with respect to a Foreign Subsidiary, if such an official is customarily appointed in connection with a voluntary winding up, liquidation or dissolution under the laws of such Foreign Subsidiary’s jurisdiction of organization (other than pursuant to any applicable bankruptcy, insolvency or similar law)), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable or fail generally to pay its debts as they become due or (vii) in the case of a Lux Grantor, become subject to a Luxembourg Insolvency Event;

(h)            there is a failure by the Issuer, the US Co-Issuer or any Material Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Parent or any Material Subsidiary to enforce any such judgment;

(i)            (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(j)            (i) any Note Document shall for any reason be asserted in writing by the Parent, the Issuer, the US Co-Issuer or any Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any First Lien Collateral Document and to extend to assets that constitute a material portion of the First Lien Collateral shall cease to be, or shall be asserted in writing by the Parent or any other Notes Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Indenture or the relevant First Lien Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges or charges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the First Lien Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement or to file Uniform Commercial Code continuation statements (or their equivalent in any applicable jurisdiction) or take actions described on Schedule 6.01 (so long as such failure does not result from the breach or non-compliance with the Note Documents by any Notes Party), or (iii) the Guarantee of the Parent, or a material portion of the Guarantees pursuant to the Note Documents by the Subsidiary Guarantors guaranteeing the First Priority Notes Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Parent or any Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this Section 6.01(j) if the Notes Parties cooperate with the First Lien Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the First Priority Notes Secured Parties are not materially adversely affected by such replacement;

(k)            any Notes Party shall fail to make any payment of deferred settlement obligations or interest (but not professional fees or expenses) required by, or shall otherwise materially breach (in a fashion that would reasonably be expected to cause the termination of), the DOJ Settlement and such failure or breach shall be continuing without having been cured promptly;

(l)            there is an Event of Default under, and as defined in, the Credit Agreement; or

(m)            there shall have occurred a Change of Control.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (d) above shall not constitute an Event of Default until the First Lien Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Parent and Issuer, with a copy to the First Lien Trustee, of the default and neither the Parent nor the Issuers cure such default within the time specified in clause (d) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Law” means the Bankruptcy Code, or any similar Federal or state law for the relief of debtors.

Section 6.02      Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or Section 6.01(g) hereof with respect to the Issuer, the US Co-Issuer, the Parent or a Guarantor) occurs and is continuing, the First Lien Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the First Lien Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or Section 6.01(g) with respect to the Issuer, the US Co-Issuer, the Parent or any Guarantor occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the First Lien Trustee or any holders of the Notes. In addition, upon the acceleration of the Notes as a result of an Event of Default specified in Section 6.01(a), Section 6.01(b), Section 6.01(f), Section 6.01(g) or Section 6.01(m), an amount equal to the Applicable Premium that would have been payable in connection with an optional redemption of the Notes at the time of the occurrence of such acceleration will become and be immediately due and payable with respect to accelerated Notes without any declaration or other act on the part of the First Lien Trustee or any holder of the Notes and shall constitute part of the First Priority Notes Obligations in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits and actual damages as a result thereof. If the Applicable Premium becomes due and payable, the Applicable Premium shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium) from and after the applicable triggering event. Any Applicable Premium payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each holder of the Notes as the result of the acceleration of the Notes (and not unmatured interest or a penalty) and the Issuers agree that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be automatically and immediately due and payable in the event the Notes or the Indenture are satisfied, released or discharged through foreclosure, whether by power of judicial proceeding or otherwise, deed in lieu of foreclosure or by any other means, in each case as a result of an Event of Default specified in Section 6.01(a), Section 6.01(b), Section 6.01(f), Section 6.01(g) or Section 6.01(m). THE ISSUERS AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuers and the Guarantors expressly agree (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium is reasonable and the product of an arm’s length transaction between sophisticated business people ably represented by counsel; (B) the Applicable Premium shall be payable under the circumstances described herein notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between holders and the Issuers giving specific consideration in this transaction for such agreement to pay the Applicable Premium under the circumstances described herein; (D) any Notes Party shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Applicable Premium or any similar or comparable prepayment fee under the circumstances described herein, and such Notes Party shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Applicable Premium; and (E) the Issuers and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Notes Parties expressly acknowledge that its agreement to pay or guarantee the payment of the Applicable Premium to holders of the Notes as herein described are individually and collectively a material inducement to holders to acquire the Notes.

The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration and its consequences if:

(a)            all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(b)            the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the First Lien Trustee or the holders of any of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the First Lien Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03      Other Remedies. If an Event of Default occurs and is continuing, the First Lien Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The First Lien Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the First Lien Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04      Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of at least a majority in principal amount of the Notes then outstanding by written notice to the First Lien Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder of Notes affected. When a Default is waived, it is deemed cured and the Issuers, the First Lien Trustee and the holders of Notes will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05      Control by Majority. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the First Lien Trustee or of exercising any trust or power conferred on the First Lien Trustee with respect to the Notes. The First Lien Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the First Lien Trustee determines is unduly prejudicial to the rights of any other holder of the Notes or that would involve the First Lien Trustee in personal liability; provided that the First Lien Trustee does not have an affirmative duty to ascertain whether or not any action or forbearance on the part of a holder of a Note is unduly preferential or prejudicial to any other holder of a Note. Prior to taking any action under this Indenture, the First Lien Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

Section 6.06      Limitation on Suits.

(a)            Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)            such holder has previously given the First Lien Trustee written notice that an Event of Default is continuing with respect to such holder’s Notes,

(ii)            holders of at least 25% in principal amount of the outstanding Notes have requested the First Lien Trustee to pursue the remedy,

(iii)            such holders have offered the First Lien Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(iv)            the First Lien Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v)            the holders of a majority in principal amount of the outstanding Notes have not given the First Lien Trustee a direction inconsistent with such request within such 60-day period.

(b)            A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder (it being understood that the First Lien Trustee shall have no obligation to ascertain whether or not such actions or forbearances are unduly prejudicial to any other holder).

Section 6.07      Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Section 6.08      Collection Suit by First Lien Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the First Lien Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09      First Lien Trustee May File Proofs of Claim. The First Lien Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the First Lien Trustee and the First Lien Collateral Agent (including any claim for reasonable compensation, expenses disbursements and advances of the First Lien Trustee and the First Lien Collateral Agent (including counsel, accountants, experts or such other professionals as the First Lien Trustee or the First Lien Collateral Agent, as applicable, deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuers, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the First Lien Trustee and, in the event that the First Lien Trustee shall consent to the making of such payments directly to the holders, to pay to the First Lien Trustee any amount due it or the First Lien Collateral Agent for the reasonable compensation, expenses, disbursements and advances of the First Lien Trustee, the First Lien Collateral Agent, and each of their agents and counsel, and any other amounts due the First Lien Trustee or the First Lien Collateral Agent under Section 7.07. Nothing herein contained shall be deemed to authorize the First Lien Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the First Lien Trustee to vote in respect of the claim of any holder in any such proceeding.

Section 6.10      Priorities. Subject to the provisions of the First Lien Collateral Documents and the Intercreditor Agreements, any money or property collected by the First Lien Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuers’ or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the First Lien Trustee and the First Lien Collateral Agent for amounts due hereunder (including the reasonable compensation and expenses, disbursements and advances of the First Lien Trustee’s and the First Lien Collateral Agent’s agents, counsel, accountants and experts in accordance with Section 7.07);

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuers or, to the extent the First Lien Trustee collects any amount for any Guarantor, to such Guarantor.

The First Lien Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the First Lien Trustee shall mail to each holder and the Issuers a notice that states the record date, the payment date and the amount to be paid.

Section 6.11      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the First Lien Trustee for any action taken or omitted by it as First Lien Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the First Lien Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

Section 6.12      Waiver of Stay or Extension Laws. Neither the Issuers nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the First Lien Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

FIRST LIEN TRUSTEE

Section 7.01      Duties of First Lien Trustee.

(a)            The First Lien Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the First Lien Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default:

(i)            the First Lien Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Note Documents and no implied covenants or obligations shall be read into the Note Documents against the First Lien Trustee (it being agreed that the permissive right of the First Lien Trustee to do things enumerated in the Note Documents shall not be construed as a duty); and

(ii)            in the absence of willful misconduct on its part, the First Lien Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the First Lien Trustee and conforming to the requirements of this Indenture. The First Lien Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the First Lien Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)            The First Lien Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)            the First Lien Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the First Lien Trustee was negligent in ascertaining the pertinent facts;

(iii)            the First Lien Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)            no provision of this Indenture shall require the First Lien Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)            Every provision of this Indenture that in any way relates to the First Lien Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)            The First Lien Trustee shall not be liable for interest on any money received by it except as the First Lien Trustee may agree in writing with the Issuers.

(f)            Money held in trust by the First Lien Trustee need not be segregated from other funds except to the extent required by law.

(g)            Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the First Lien Trustee shall be subject to the provisions of this Section 7.01 and the TIA.

Section 7.02      Rights of First Lien Trustee.

(a)            The First Lien Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The First Lien Trustee need not investigate any fact or matter stated in the document.

(b)            Before the First Lien Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The First Lien Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)            The First Lien Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)            The First Lien Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)            The First Lien Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to the Note Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            The First Lien Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the First Lien Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the First Lien Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g)            The First Lien Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the First Lien Trustee indemnity or security satisfactory to the First Lien Trustee against any loss, liability or expense.

(h)            The rights, privileges, protections, immunities and benefits given to the First Lien Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the First Lien Trustee in each of its capacities hereunder or under any Note Document, and each agent, custodian and other Person employed to act hereunder, including the First Lien Collateral Agent.

(i)            The First Lien Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the First Lien Trustee or the exercising of any power conferred by this Indenture.

(j)            Any action taken, or omitted to be taken, by the First Lien Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k)            The First Lien Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the First Lien Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the First Lien Trustee at the Corporate Trust Office of the First Lien Trustee, and such notice references the Notes and this Indenture.

(l)            The First Lien Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)            The First Lien Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the First Lien Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n)            The First Lien Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o)            The First Lien Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under any Note Document arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

Section 7.03      Individual Rights of First Lien Trustee. The First Lien Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not First Lien Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the First Lien Trustee must comply with Sections 7.10 and 7.11.

Section 7.04      First Lien Trustee’s Disclaimer. The First Lien Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the First Lien Trustee’s certificate of authentication. The First Lien Trustee shall not be charged with knowledge of any Default or Event of Default under Section 6.01(c), (d), (e), (f), (g), (h), (i), (j), (k)or (l) or of the identity of any Material Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the First Lien Trustee shall have received written notice thereof in accordance with Section 14.01 hereof from the Issuers, any Guarantor or any holder. In accepting the trust hereby created, the First Lien Trustee acts solely as First Lien Trustee under this Indenture and not in its individual capacity and all Persons, including without limitation the holders of Notes and the Issuers having any claim against the First Lien Trustee arising from this Indenture shall look only to the funds and accounts held by the First Lien Trustee hereunder for payment except as otherwise provided herein.

Section 7.05      Notice of Defaults. If a Default occurs and is continuing and is actually known to a responsible officer of the First Lien Trustee, the First Lien Trustee shall provide to each holder of the Notes notice of the Default promptly after it becomes known to such responsible officer of the First Lien Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the First Lien Trustee may withhold notice if and so long as it determines that withholding notice is in the interests of the noteholders.

Section 7.06      [Reserved].

Section 7.07      Compensation and Indemnity. The Issuers shall pay to the First Lien Trustee and the First Lien Collateral Agent from time to time such compensation for the First Lien Trustee’s and the First Lien Collateral Agent’s acceptance of this Indenture and their services hereunder as mutually agreed to in writing between the Issuers and the First Lien Trustee or the First Lien Collateral Agent, as applicable. The First Lien Trustee’s and the First Lien Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the First Lien Trustee, the First Lien Collateral Agent, and their respective directors, officers, employees, agents, counsel, accountants and experts upon request for all reasonable out-of-pocket expenses Incurred or made by them in connection with their service as the First Lien Trustee or First Lien Collateral Agent, including costs of collection, in addition to the compensation for its services. The Issuers and the Guarantors, jointly and severally, shall indemnify the First Lien Trustee, the First Lien Collateral Agent or any predecessor First Lien Trustee or First Lien Collateral Agent and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the First Lien Trustee or the First Lien Collateral Agent)) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Issuers or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuers, any Guarantor, any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the First Lien Trustee and the First Lien Collateral Agent. The First Lien Trustee or the First Lien Collateral Agent, as applicable, shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers or any Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuers and the Guarantors, as applicable, and such parties in connection with such defense. The Issuers need not indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or negligence.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the First Lien Trustee and the First Lien Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the First Lien Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’ and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the First Lien Trustee and the First Lien Collateral Agent. Without prejudice to any other rights available to the First Lien Trustee and the First Lien Collateral Agent under applicable law, when the First Lien Trustee or the First Lien Collateral Agent, as applicable, Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuers, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

No provision of this Indenture shall require the First Lien Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

Section 7.08         Replacement of First Lien Trustee.

(a)            The First Lien Trustee may resign at any time by so notifying the Issuers. The holders of a majority in principal amount of the Notes may remove the First Lien Trustee by so notifying the First Lien Trustee and may appoint a successor First Lien Trustee. The Issuers shall remove the First Lien Trustee if:

(i)            the First Lien Trustee fails to comply with Section 7.10;

(ii)            the First Lien Trustee is adjudged bankrupt or insolvent;

(iii)            a receiver or other public officer takes charge of the First Lien Trustee or its property; or

(iv)            the First Lien Trustee otherwise becomes incapable of acting.

(b)            If the First Lien Trustee resigns, is removed by the Issuers or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor First Lien Trustee, or if a vacancy exists in the office of First Lien Trustee for any reason (the First Lien Trustee in such event being referred to herein as the retiring First Lien Trustee), the Issuers shall promptly appoint a successor First Lien Trustee.

(c)            A successor First Lien Trustee shall deliver a written acceptance of its appointment to the retiring First Lien Trustee and to the Issuers. Thereupon the resignation or removal of the retiring First Lien Trustee shall become effective, and the successor First Lien Trustee shall have all the rights, powers and duties of the First Lien Trustee under this Indenture. The successor First Lien Trustee shall mail a notice of its succession to the holders. The retiring First Lien Trustee shall promptly transfer all property held by it as First Lien Trustee to the successor First Lien Trustee, subject to the Lien provided for in Section 7.07.

(d)            If a successor First Lien Trustee does not take office within 60 days after the retiring First Lien Trustee resigns or is removed, the retiring First Lien Trustee, the Issuers or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor First Lien Trustee.

(e)            If the First Lien Trustee fails to comply with Section 7.10, any holder of Notes who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the First Lien Trustee and the appointment of a successor First Lien Trustee.

(f)            Notwithstanding the replacement of the First Lien Trustee pursuant to this Section, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring First Lien Trustee.

(g)            For the purposes of this Section 7.08, the Issuer and each other Lux Grantor hereby expressly accept and confirm, for the purposes of Articles 1278 et seq. of the Luxembourg Civil Code that, notwithstanding any assignment, transfer and/or novation by the First Lien Collateral Agent or any other First Priority Notes Secured Party of all or any part of the First Priority Notes Obligations permitted under, and made in accordance with the provisions of this Indenture and any agreement referred to herein to which the Issuer or any such Lux Grantor is a party, any security created or guarantee given under this Indenture shall be preserved for the benefit of the successor First Lien Collateral Agent.

Section 7.09         Successor First Lien Trustee by Merger. If the First Lien Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor First Lien Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the First Lien Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the First Lien Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the First Lien Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the First Lien Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the First Lien Trustee shall have.

Section 7.10         Eligibility; Disqualification. The First Lien Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The First Lien Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. The First Lien Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

Section 7.11         Preferential Collection of Claims Against the Issuers. The First Lien Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A First Lien Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

Section 7.12         Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the holders of the Notes hereby authorize and direct the First Lien Trustee and the First Lien Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and the First Lien Collateral Documents in which the First Lien Trustee or the First Lien Collateral Agent, as applicable, is named as a party, including any Intercreditor Agreement or First Lien Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the First Lien Trustee and the First Lien Collateral Agent are (a) expressly authorized to make the representations attributed to holders of the Notes in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.

Article VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01         Discharge of Liability on Notes; Defeasance.

(a)            This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the First Lien Trustee and rights of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i)            either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the First Lien Trustee for cancellation or (B) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the First Lien Trustee for the giving of notice of redemption by the First Lien Trustee in the name, and at the expense, of the Issuer, and the Issuers have irrevocably deposited or caused to be deposited with the First Lien Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the First Lien Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Issuer directing the First Lien Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium or other applicable redemption premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the First Lien Trustee equal to the Applicable Premium or such other redemption premium, as applicable, with respect to the Notes calculated as of the earlier of the date on which arrangements referred to in the foregoing clause (3) are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the First Lien Trustee on or prior to the date of the redemption;

(ii)            the Issuers and/or the Guarantors have paid all other sums payable under this Indenture; and

(iii)            the Issuers have delivered to the First Lien Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture with respect to the Notes have been complied with.

(b)            Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (“legal defeasance option”), and (ii) their obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.12, 4.13, 4.14, 4.15, 4.17(b), 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.25, 4.26, 4.27, 4.28, 4.29, 4.30, 4.31, 4.32 and 4.33 and the operation of Section 5.01(b) for the benefit of the holders of Notes, and Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g), other than with respect to the Parent and the Issuers), 6.01(h), 6.01(i), 6.01(j), 6.01(k), 6.01(l) or 6.01(m) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option with respect to the Notes notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option or their covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Guarantee with respect to the Notes.

If the Issuers exercise their legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g), other than with respect to the Parent and the Issuers), 6.01(h), 6.01(i), 6.01(j), 6.01(k), 6.01(l) or 6.01(m) or because of the failure of a Notes Party to comply with Section 5.01(b).

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the First Lien Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c)            Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09, Article VII (including, without limitation, Sections 7.07 and 7.08) and this Article VIII and the rights and immunities of the First Lien Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the First Lien Trustee under this Indenture shall survive such satisfaction and discharge.

Section 8.02         Conditions to Defeasance.

(a)            The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i)            the Issuer irrevocably deposits in trust with the First Lien Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;

(ii)            with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Issuer delivers to the First Lien Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium or another redemption premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the First Lien Trustee equal to the Applicable Premium or such other redemption premium, as applicable, calculated as of the earlier of the date on which arrangements referred to in the succeeding sentence are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the First Lien Trustee on or prior to the date of the redemption;

(iii)            no Default specified in Section  6.01(f) or (g) with respect to the Issuer shall have occurred or is continuing on the date of such deposit;

(iv)            the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;

(v)            in the case of the legal defeasance option, the Issuers shall have delivered to the First Lien Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the First Lien Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the First Lien Trustee for the giving of notice of redemption by the First Lien Trustee in the name, and at the expense, of the Issuer;

(vi)            such exercise does not impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii)            in the case of the covenant defeasance option, the Issuer shall have delivered to the First Lien Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)            the Issuer delivers to the First Lien Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b)            Before or after a deposit, the Issuers may make arrangements satisfactory to the First Lien Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03         Application of Trust Money. The First Lien Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The First Lien Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes so discharged or defeased.

Section 8.04         Repayment to Issuer. Each of the First Lien Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the First Lien Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance of Notes in accordance with this Article VIII.

Subject to any applicable abandoned property law, the First Lien Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the First Lien Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05         Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the First Lien Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06         Reinstatement. If the First Lien Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the First Lien Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of principal of, premium, if any, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the First Lien Trustee or any Paying Agent.

Article IX

AMENDMENTS AND WAIVERS

Section 9.01         Without Consent of the Holders.

(a)            Without notice to or the consent of any holder, the Issuers, the First Lien Trustee and/or the First Lien Collateral Agent, as applicable, may amend or supplement any of the Note Documents (including any of the First Lien Collateral Documents) and the Issuer may direct the First Lien Trustee and/or the First Lien Collateral Agent, and the First Lien Trustee and/or the First Lien Collateral Agent, as applicable, shall, enter into an amendment to any of the Note Documents:

(i)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)           to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under any of the Note Documents;

(iii)           to provide for the assumption by a Successor Person (with respect to any Guarantor or the US Co-Issuer, as applicable), of the obligations of a Guarantor or the US Co-Issuer, as applicable, under any of the Note Documents, as applicable;

(iv)            to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(v)           to give effect to any provision of this Indenture or any other Note Document, in the case of amendments to Note Documents other than this Indenture;

(vi)          to add a Guarantee or collateral with respect to the Notes;

(vii)         to secure the Notes or to add additional assets as First Lien Collateral;

(viii)        to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the First Lien Collateral Documents or the Intercreditor Agreements, as applicable;

(ix)           to add to the covenants of the Parent or the Issuers for the benefit of the holders of the Notes or to surrender any right or power herein conferred upon the Parent or the Issuers;

(x)            [reserved];

(xi)           if the Indenture shall be required to be qualified under the TIA, to comply with the TIA;

(xii)          to provide for the release of First Lien Collateral from the Lien pursuant to this Indenture, the First Lien Collateral Documents and the Intercreditor Agreements when permitted or required by the First Lien Collateral Documents, this Indenture or the Intercreditor Agreements; or

(xiii)        to secure any Indebtedness or other obligations to the extent permitted under this Indenture, the First Lien Collateral Documents and the Intercreditor Agreements.

(b)            After an amendment under this Section 9.01 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

Section 9.02         With Consent of the Holders. The Issuers and the First Lien Trustee may amend any of the Note Documents, and any past Default or compliance with any provisions of any of the Note Documents may be waived, with the consent of the Issuers and the holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may:

(1)            reduce the amount of Notes whose holders must consent to an amendment,

(2)            reduce the rate of or extend or waive the time for payment of interest on any Note, or extend or waive the grace period with respect to the failure to pay interest on any Note,

(3)            reduce the principal of or change the Stated Maturity of any Note,

(4)            reduce the premium payable upon the redemption, acceleration, or repurchase of any Note or change the time at which any Note may be redeemed in accordance with Article III,

(5)            make any Note (including principal, interest and any premium payable thereunder) payable in money other than that stated in such Note,

(6)            (A) subordinate in right of payment the First Priority Notes Obligations to any other Indebtedness of Issuer, the US Co-Issuer or any Guarantor (including, without limitation, any indebtedness Incurred under this Indenture) (including through permitting the Incurrence of any new First-Out Term Loans or Indebtedness that has the same lien and payment priority relative to the Notes as the First-Out Term Loans in each case other than any Increased Amount in respect thereof or as permitted pursuant to this Indenture as in effect immediately prior to giving effect to such waiver, amendment or modification) or (B) subordinate the Liens securing the Notes or any Guarantee to any other Liens securing Indebtedness of any Notes Party (including, without limitation, Liens Incurred under the Note Documents) except (a) Permitted Liens described in clauses (a) (to the extent such Lien secures Permitted Refinancing Indebtedness (or, in the case of obligations that are not Indebtedness, any refinancing) in respect of Indebtedness or obligations existing on the Issue Date, which Indebtedness or obligations were secured by Liens senior in priority to the Liens securing the First Priority Notes Obligations), (c) (including Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to Section 4.03(b)(viii) which Indebtedness was secured by Liens senior in priority to the Liens securing the First Priority Notes Obligations), (i), (j), (v) or (z) of the definition of “Permitted Lien”, or (c) in accordance with a financing to one or more of the Issuer, the US Co-Issuer or any Guarantor pursuant to Section 364 of the Bankruptcy Code or any similar bankruptcy or insolvency law (so long as each holder of the Notes affected thereby shall have been provided with a bona fide opportunity to provide such other indebtedness on the same terms and conditions, including receipt of fees and other similar benefits on a pro rata basis based on outstanding principal amount of the Notes), subject to the terms of the Issue Date Intercreditor Agreement

(7)            impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8)            except in accordance with paragraph (1) below, make any change in the provisions of the Note Documents dealing with the application of proceeds of First Lien Collateral or the payment waterfall (including Section 2.01(a) of the Issue Date Intercreditor Agreement) that would, in either case, adversely affect the holders of the Notes in any respect or amend the provisions of the Note Documents in a manner that would by its terms alter the pro rata sharing of payments required thereby, or

(9)            amend or modify the provisions of Section 3.01, Section 3.04, Section 3.05, Section 3.09 or Section 3.10, solely with respect to the pro rata nature of any  redemption,  repurchase, offer, payment, application or sharing of payments described therein.

Notwithstanding the foregoing, no amendment, supplement, modification or waiver may:

(1)            subject to the Noteholder Participation Rights, without the consent of the Issuers and the holders of at least 66 2/3% in principal amount of the Notes then outstanding, make any change to this Indenture and the other Note Documents (A) to permit the issuance of notes under this Indenture other than the Initial Notes or permit the Incurrence of any Indebtedness secured by any Liens on the First Lien Collateral ranking pari passu with the Liens securing the First Priority Note Obligations and (B) include appropriately the holders of such notes in the relevant provisions of this Indenture; provided, that any such notes shall be disregarded for purposes of determining compliance with any specified voting threshold if incurred substantially concurrently with any such determination or for the purpose of achieving a specified voting threshold; or

(2)            except in accordance with Section 9.01 or paragraph (1) immediately above, without the consent of each holder of an outstanding Note, amend this Article IX or any other provision hereof specifying the number or percentage of holders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; or

In addition, no amendment, supplement or waiver may:

(1)            amend, modify, or waive the provisions of Section 12.02 or any other provision of this Indenture providing for the release of the Guarantees with respect to the Notes;

(2)            amend or modify the definition of “Unrestricted Subsidiary”;

(3)            amend or modify any other provision of this Indenture to permit the creation or existence of Unrestricted Subsidiaries, or any Restricted Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Restricted Subsidiaries pursuant to the Note Documents, not permitted by the terms of this Indenture without giving effect thereto;

(4)            amend or modify any provision of this Indenture to permit additional Investments (including Guarantees of Indebtedness of) in, Restricted Payments or Dispositions to any Unrestricted Subsidiary not permitted by the terms of this Indenture without giving effect thereto; and

(5)            permit any transfer of Material Intellectual Property by any Notes Party to any Restricted Subsidiary (other than a Notes Party) or any Unrestricted Subsidiary not permitted by the terms of this Indenture without giving effect thereto, in each case, without the consent of (A) the holders of at least 85% in aggregate principal amount of the Notes then outstanding, so long as any such amendment, modification or waiver is undertaken in good faith for the purpose of material tax efficiencies (and not to facilitate an external financing or exchange transaction), or (B) otherwise, each holder of the Notes.

Notwithstanding the foregoing, this Indenture may be amended with the consent of holders of a majority in aggregate principal amount of the Notes then outstanding to permit Investments in Restricted Subsidiaries that are not Notes Parties to the extent not permitted as of the Issue Date.

Notwithstanding anything herein to the contrary, with respect to any amendment, restatement, supplement, exchange, modification or waiver, the opportunity to participate on the same terms in such amendment, restatement, supplement, exchange, modification or waiver (and, in each case, the related transactions contemplated thereby) shall be offered on the same terms to each holder (and on the same or better terms as the terms offered to each lender under the Credit Agreement for any comparable amendment, supplement, modification or waiver of the Credit Agreement) (regardless of whether such holder’s consent would otherwise be required to effect such amendment, restatement, supplement, exchange, modification or waiver), including any amendment to permit or effectuate the issuance of notes under this Indenture other than the Initial Notes or permit the Incurrence of any Indebtedness secured by any Liens on the First Lien Collateral ranking pari passu with the Liens securing the First Priority Notes Obligations, and each holder shall have the right to participate in such amendment, restatement, supplement, exchange, modification or waiver (and, in each case, the related transactions contemplated thereby) on the same terms as each other holder (and the same or better terms as each lender under the Credit Agreement) and receive the same pro rata economics in such transaction and related transactions (including any fee, payment or other consideration including consent or backstop fees) paid to any holder (or any lender under the Credit Agreement) in any capacity (the requirement in this sentence, the “Noteholder Participation Rights”). This paragraph may not be amended without the approval of each holder of the Notes.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03         Revocation and Effect of Consents and Waivers.

(a)            A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the First Lien Trustee receives the notice of revocation before the date on which the First Lien Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective with respect to the Notes, it shall bind every holder of Notes. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the First Lien Trustee of consents by the holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers, the Guarantors and the First Lien Trustee.

(b)            The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders of the Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders of the Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04         Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of such Note to deliver it to the First Lien Trustee. The First Lien Trustee may place an appropriate notation on such Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the First Lien Trustee so determine, the Issuer in exchange for such Note shall issue and, upon written order of the Issuer signed by an Officer, the First Lien Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05         First Lien Trustee and First Lien Collateral Agent to Sign Amendments. The First Lien Trustee and the First Lien Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the First Lien Trustee or the First Lien Collateral Agent, as applicable. If it does, the First Lien Trustee or the First Lien Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the First Lien Trustee and the First Lien Collateral Agent shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officer’s Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and (iii) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the First Lien Trustee and the First Lien Collateral Agent of the consent of the holders of Notes required to consent thereto.

Section 9.06         Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of Notes of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

Article X

[Intentionally Omitted]

Article XI

[Intentionally Omitted]

Article XII

GUARANTEE

Section 12.01         Guarantee.

(a)            Each Guarantor hereby jointly and severally guarantees, on a secured, unsubordinated basis, as a primary obligor and not merely as a surety, to each holder and to the First Lien Trustee and its successors and assigns the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)            Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder or the First Lien Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the First Lien Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder or First Lien Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.

(c)            Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ obligations under this Indenture and the Issuers’ or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Guarantor.

(d)            Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and, performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the First Lien Trustee to any security held for payment of the Guaranteed Obligations.

(e)            The Guarantee of each Guarantor is, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future Pari Passu Indebtedness, senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

(f)            Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the First Lien Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g)            Except as expressly set forth in Section 12.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the First Lien Trustee upon the bankruptcy or reorganization of Issuer, the US Co-Issuer or otherwise.

(h)            In furtherance of the foregoing and not in limitation of any other right which any holder or the First Lien Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the First Lien Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the First Lien Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the First Lien Trustee.

(i)            Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders and the First Lien Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.

(j)            Each Guarantor also agrees to pay any and all costs and expenses (including out-of-pocket attorneys’ fees and expenses) Incurred by the First Lien Trustee in enforcing any rights under this Section 12.01.

(k)            Upon request of the First Lien Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.

Section 12.02         Limitation on Liability.

(a)            Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or under any applicable mandatory corporate law or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates. In addition, each Guarantee is subject to the Applicable Guarantee Limitations applicable thereto, if any.

(b)            A Guarantee as to any Guarantor (other than, in the case of clauses (i), (ii) and (vi) below, a Guarantee of the Parent) shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Article XII upon:

(i)            upon consummation of any transaction permitted hereunder (x) resulting in such Restricted Subsidiary ceasing to constitute a Restricted Subsidiary or (y) in the case of any Subsidiary Guarantor (other than the Issuer or the US Co-Issuer) which (1) was previously required to become a Subsidiary Guarantor pursuant to clause (b) or (c) of the definition thereof but would no longer be required to be such a Subsidiary Guarantor in accordance with the provisions of the definition of Subsidiary Guarantor or (2) became a Subsidiary Guarantor pursuant clause (d) of the definition of Subsidiary Guarantor and would not at such time be required to be a Subsidiary Guarantor pursuant to clauses (a) through (c) of the definition thereof, in each case following a written request by the Issuer to the First Lien Trustee requesting that such person no longer constitute a Subsidiary Guarantor and certifying its entitlement to the requested release (and the First Lien Collateral Agent may rely conclusively on a certificate to the foregoing effect provided to it by any Notes Party upon its reasonable request without further inquiry); provided that any such release pursuant to the preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Restricted Subsidiary owns no assets which were previously transferred to it by another Notes Party which constituted First Lien Collateral or proceeds of First Lien Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Restricted Subsidiary would then be permitted to be made in accordance with the relevant provisions of Section 4.03 and Section 4.05 (for this purpose, with the Issuer being required to reclassify any such items made in reliance upon the respective Restricted Subsidiary being a Subsidiary Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to such Section 4.07 shall be re-characterized and would then be permitted as if same were made to a Restricted Subsidiary that was not a Subsidiary Guarantor (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)), (D) the transaction pursuant to which such Subsidiary Guarantor ceases to be a Wholly Owned Subsidiary arises from legitimate business transactions with third parties and (E) such Restricted Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing;

(ii)            the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii)            [reserved];

(iv)            the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(v)            such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof; or

(vi)            if the release of such Guarantor is approved, authorized or ratified in writing by holders of at least 85% in aggregate principal amount of the Notes then outstanding (or such other percentage of the Notes whose holders’ consent may be required in accordance with Section 9.02).

(c)            The Guarantee (if any) of the Parent will only be released upon (iii), (iv) and (v) above.

Section 12.03         [Reserved].

Section 12.04         Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the First Lien Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the First Lien Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.05         No Waiver. Neither a failure nor a delay on the part of either the First Lien Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the First Lien Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.06         Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the First Lien Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.07         Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.12 shall promptly execute and deliver to the First Lien Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the First Lien Trustee an Opinion of Counsel and an Officer’s Certificate as provided under Section 9.05.

Section 12.08         Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

Section 12.09         [Reserved].

Section 12.10         Luxembourg Guarantee Limitation.

(a)            Notwithstanding any provision to the contrary in this Indenture, any other Secured Credit Document and/or any agreement governing any other Indebtedness, the maximum liability of any Guarantor which is incorporated or established in Luxembourg (the “Luxembourg Guarantor”) under the Guarantee together with any similar personal guarantee or indemnity obligation of that Luxembourg Guarantor under or in connection with any Secured Credit Document and/or any agreement governing any other Indebtedness (to be entered into from time to time) for the obligations of any Guarantor which is not a direct or indirect subsidiary of the Luxembourg Guarantor shall be limited to an amount not exceeding the greater of (without double counting):

(i)            90 per cent of that Luxembourg Guarantor’s own funds (capitaux propres) as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg act of 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “Regulation”) as increased by the amount of any Subordinated Indebtedness, each as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the First Lien Trustee as at the date of this Indenture, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (conseil de gérance) or by its board of directors (conseil d'administration) (as applicable); or

(ii)            90 per cent of that Luxembourg Guarantor’s own funds (capitaux propres) as referred to in the Regulation as increase by the amount of any Subordinated Indebtedness, each as reflected in the most recent financial information of the relevant Luxembourg Guarantor available to the First Lien Trustee as at the date the guarantee is called, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (conseil de gérance) or by its board of directors (conseil d'administration) (as applicable).

(b)            The limitations in paragraph (a) above shall not apply to any amounts borrowed by, or made available to, the applicable Luxembourg Guarantor or any of its direct or indirect present or future subsidiaries under this Indenture, any other Secured Credit Document (or any document entered into in connection therewith) and/or any agreement governing any other Indebtedness (to be entered into from time to time).

(c)            The obligations and liabilities of any Luxembourg Guarantor under any Secured Credit Document and/or any agreement governing any other Indebtedness (to be entered into from time to time) shall not include any obligation or liability, which, if Incurred, would constitute:

(i)            a misuse of the corporate assets as defined in article 1500-11 of the Companies Act 1915 or any other law or regulation having the same effect as interpreted by Luxembourg courts; or

(ii)            a breach of the prohibitions on the provision of financial assistance as referred to in article 430-19 of the Companies Act 1915 or any other law or regulation having the same effect as interpreted by Luxembourg courts.

Section 12.11         Irish and General Guarantee Limitations. Notwithstanding any provision to the contrary in any Secured Credit Document, the Guarantee shall not include any liability to the extent that a guarantee thereof would result in this Guarantee constituting unlawful financial assistance within the meaning of section 82 or a breach of section 239 of the Irish Companies Act 2014 (as amended) or any equivalent and applicable provisions under the laws of any other relevant jurisdiction.

Section 12.12         Swiss Guarantee Limitations.

(a)            If and to the extent that obligations of any Guarantor incorporated under the laws of Switzerland (for the purpose of this Section 12.12, each a “Swiss Guarantor”) under this Indenture are for the benefit of its direct or indirect affiliates (other than its direct or indirect wholly-owned subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the following provisions shall apply:

(b)            The aggregate liability of a Swiss Guarantor for Restricted Obligations under this Indenture, including, without limitation, under the Guarantee, shall be limited to the extent and in the maximum amount of its profits and reserves available for distribution to its shareholders at the point in time such Swiss Guarantor’s obligations fall due (the “Available Amount”), provided that this is a requirement under applicable law at that time and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from performing Restricted Obligations hereunder in excess thereof, but merely postpone the performance date therefor until such times as performance is again permitted notwithstanding such limitation).

(c)            Immediately after having been requested to perform Restricted Obligations under this Indenture, a Swiss Guarantor shall and any parent company of such Swiss Guarantor shall procure that such Swiss Guarantor will:

(i)            if and to the extent requested by the First Lien Trustee or required under then applicable Swiss law, provide the First Lien Trustee, with (a) an interim balance sheet audited by its statutory auditors, (b) the determination by the statutory auditors of the Available Amount based on such interim audited balance sheet and (c) a confirmation from the statutory auditors of such Swiss Guarantor that the Available Amount complies with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves;

(ii)            take such further corporate and other action which may be necessary at the time (such as board and shareholders’ approvals and the receipt of any confirmations from its statutory auditors) in order to allow a prompt payment under this Indenture or any other Notes documentation with a minimum of limitations; and/or

(iii)            immediately after confirming the Available Amount in accordance with sub-paragraph (i) above, procure that any amounts received or collected by the First Lien Trustee under and in connection with Restricted Obligations under this Indenture or any other Notes documentation in excess of the Available Amount shall be retransferred to it as soon as possible and, if not already done so, be paid up to the Available Amount (less, if required, any Swiss Withholding Tax) to the First Lien Trustee.

(d)            If so required under applicable law (including double tax treaties) in force at the time it is required to perform Restricted Obligations under this Indenture, a Swiss Guarantor shall:

(i)            use its best efforts to ensure that any payments under this Indenture or any other Notes documentation can be made without deduction of Swiss Withholding Tax or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)            if and to the extent required by applicable law in force at the relevant time (including double taxation treaties):

(1)            deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as is in force at that time) from any payment under this Indenture or any other Notes documentation;

(2)            pay the Swiss Withholding Tax to the tax authorities referred to in Article 34 of the Swiss Federal Law on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) (the “Swiss Federal Tax Administration”); and

(3)            notify and provide evidence to the First Lien Trustee that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

(e)            Unless grossing-up is explicitly permitted under the laws of Switzerland then in force, a Swiss Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the holders of Notes for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in this Indenture, provided that this should not in any way limit any obligations of the Issuers or the other guarantors under this Indenture or any other Notes documentation to indemnify the holders of Notes in respect of the deduction of the Swiss Withholding Tax, including, without limitation, any tax indemnity undertaking under this Indenture.

(f)            A Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the First Lien Trustee upon receipt any amount so refunded.

Article XIII

COLLATERAL

Section 13.01         First Lien Collateral Documents. Subject (where applicable) to the Agreed Guarantee and Security Principles, the First Priority Notes Obligations shall be secured as provided in the First Lien Collateral Documents, which define the terms of the Liens that secure the First Priority Notes Obligations, subject to the terms of the Intercreditor Agreements. The First Lien Trustee and the Issuers hereby acknowledge and agree that the First Lien Collateral Agent holds the First Lien Collateral in trust for the benefit of the holders of the Notes and the First Lien Trustee and pursuant to the terms of the First Lien Collateral Documents and the Intercreditor Agreements and subject, where applicable, to the Agreed Guarantee and Security Principles. Each holder, by accepting a Note, consents and agrees to the terms of the First Lien Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of First Lien Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the First Lien Collateral Agent to enter into the First Lien Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the First Lien Collateral Agent copies of all documents required to be filed pursuant to the First Lien Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01, to assure and confirm to the First Lien Collateral Agent the security interest in the First Lien Collateral contemplated hereby, by the First Lien Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Restricted Subsidiaries to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the First Lien Collateral Documents to create and maintain, as security for the First Priority Notes Obligations of the Issuers and the Guarantors, a valid and enforceable perfected Lien and security interest in and on all of the First Lien Collateral (subject to the terms of the Intercreditor Agreements and the First Lien Collateral Documents and (where applicable) the Agreed Guarantee and Security Principles), in favor of the First Lien Collateral Agent for the benefit of the holders and the First Lien Trustee.

Section 13.02         Release of First Lien Collateral.

(a)            The Liens securing the Notes will automatically and without the need for any further action by any Person be released, and the First Lien Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided in Section 13.02(b)) shall execute documents evidencing such release, or instruct the First Lien Collateral Agent to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i)            in whole, as to all property subject to such Liens, upon:

(A)            payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes; or

(B)            satisfaction and discharge of this Indenture in accordance with its terms; or

(C)            legal defeasance or covenant defeasance of this Indenture under Article VIII hereof;

(ii)            in part, as to any property that (a) is sold, transferred or otherwise disposed of (other than any lease or license) by Issuer, the US Co-Issuer or a Guarantor (other than to Issuer, the US Co-Issuer or a Guarantor) in a transaction permitted by this Indenture or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

(iii)            as to property that constitutes all or substantially all of the First Lien Collateral securing the Notes, with the consent of each holder of the Notes;

(iv)            as to property that constitutes less than all or substantially all of the First Lien Collateral securing the Notes, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding;

(v)            if such property becomes Excluded Property or Excluded Securities, as applicable; or

(vi)            in accordance with the applicable provisions of the First Lien Collateral Documents and the Intercreditor Agreements.

(b)            With respect to any release of First Lien Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture to such release have been met and that it is proper for the First Lien Trustee or the First Lien Collateral Agent, as applicable, to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the First Lien Trustee shall, or shall cause the First Lien Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release and discharge of any First Lien Collateral permitted to be released pursuant to this Indenture and such documents shall be without recourse to or warranty by the First Lien Collateral Agent. Neither the First Lien Trustee nor the First Lien Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel.

Section 13.03         Suits to Protect the First Lien Collateral. Subject to the provisions of Article VII hereof and the First Lien Collateral Documents and the Intercreditor Agreements, the First Lien Trustee, without the consent of the holders of the Notes, on behalf of the holders of the Notes, may or may direct the First Lien Collateral Agent to take all actions it determines in order to:

(a)            enforce any of the terms of the First Lien Collateral Documents; and

(b)            collect and receive any and all amounts payable in respect of the First Priority Notes Obligations.

Subject to the provisions of the First Lien Collateral Documents and the Intercreditor Agreements, the First Lien Trustee and the First Lien Collateral Agent shall have power to institute and to maintain such suits and proceedings as the First Lien Trustee may determine to prevent any impairment of the First Lien Collateral by any acts which may be unlawful or in violation of any of the First Lien Collateral Documents or this Indenture, and such suits and proceedings as the First Lien Trustee may determine to preserve or protect its interests and the interests of the holders of the Notes in the First Lien Collateral. Nothing in this Section 13.03 shall be considered to impose any such duty or obligation to act on the part of the First Lien Trustee or the First Lien Collateral Agent.

Section 13.04         Authorization of Receipt of Funds by the First Lien Trustee under the First Lien Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the First Lien Trustee is authorized to receive any funds for the benefit of the holders of the Notes distributed under the First Lien Collateral Documents, and to make further distributions of such funds to the holders of the Notes according to the provisions of this Indenture.

Section 13.05         Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the First Lien Collateral Agent or the First Lien Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XIII to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuers or Guarantors to make any such sale or other transfer.

Section 13.06         Powers Exercisable by Receiver or Trustee. In case the First Lien Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIII upon the Issuers or Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or Guarantors or of any Officer or Officers thereof required by the provisions of this Article XIII; and if the First Lien Trustee shall be in the possession of the First Lien Collateral under any provision of this Indenture, then such powers may be exercised by the First Lien Trustee.

Section 13.07         Release upon Termination of the Issuers’ Obligations. In the event that the Issuer delivers to the First Lien Trustee and the First Lien Collateral Agent an Officer’s Certificate certifying that (i) payment in full of the principal of, premium (if any), together with accrued and unpaid interest on, the Notes and all other First Priority Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuers shall have exercised their legal defeasance option or their covenant defeasance option, in each case in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the First Lien Trustee have been satisfied, the First Lien Trustee shall deliver to the Issuers and the First Lien Collateral Agent a notice stating that the First Lien Trustee, on behalf of the holders of the Notes, disclaims and gives up any and all rights it has in or to the First Lien Collateral (other than with respect to funds held by the First Lien Trustee pursuant to Article VIII), and any rights it has under the First Lien Collateral Documents, and upon receipt by the First Lien Collateral Agent of such notice, the First Lien Collateral Agent shall be deemed not to hold a Lien in the First Lien Collateral on behalf of the First Lien Trustee or the holders of the Notes and shall do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable without recourse to or warranty by the First Lien Collateral Agent.

Section 13.08         First Lien Collateral Agent.

(a)            The First Lien Trustee and each of the holders of the Notes, by acceptance of the Notes, hereby designates and appoints the First Lien Collateral Agent as its agent under the Note Documents and the First Lien Trustee and each of the holders of the Notes, by acceptance of the Notes, hereby irrevocably authorizes the First Lien Collateral Agent to take such action on its behalf under the provisions of the Note Documents and to exercise such powers and perform such duties as are expressly delegated to the First Lien Collateral Agent by the terms of the Note Documents, and consents and agrees to the terms of the Intercreditor Agreements and each First Lien Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The First Lien Collateral Agent agrees to act as such on the express conditions contained in this Section 13.08. The provisions of this Section 13.08 are solely for the benefit of the First Lien Collateral Agent and none of the First Lien Trustee, any of the holders of the Notes nor any of the Issuers or Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.03. Each holder of the Notes agrees that any action taken by the First Lien Collateral Agent in accordance with the provision of the Note Documents, and the exercise by the First Lien Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all holders of the Notes. Notwithstanding any provision to the contrary contained elsewhere in the Note Documents, the duties of the First Lien Collateral Agent shall be ministerial and administrative in nature, and the First Lien Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the First Lien Collateral Agent is a party, nor shall the First Lien Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the First Lien Trustee, any holder of the Notes or the Issuer, the US Co-Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Note Documents exist against the First Lien Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the First Lien Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            The First Lien Collateral Agent may perform any of its duties under the Note Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors, and attorneys-in-fact of such Person and its Affiliates (each, a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in good faith and in accordance with the advice or opinion of such counsel. The First Lien Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made with due care.

(c)            None of the First Lien Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with any Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment) or under or in connection with any First Lien Collateral Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment), or (ii) be responsible in any manner to any of the First Lien Trustee or any holder of the Notes for any recital, statement, representation, warranty, covenant or agreement made by the Issuer, the US Co-Issuer or any Guarantor or Affiliate of the Issuer or the US Co-Issuer or any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the First Lien Collateral Agent under or in connection with, any of the Note Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of any of the Note Documents, or for any failure of the Issuer, the US Co-Issuer or any Guarantor or any other party to any of the Note Documents to perform its obligations hereunder or thereunder. None of the First Lien Collateral Agent or any of its respective Related Persons shall be under any obligation to the First Lien Trustee or any holder of the Notes to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any of the Note Documents or to inspect the properties, books, or records of the Issuer, the US Co-Issuer or any Guarantor or any Affiliates of the Issuer, the US Co-Issuer or any Guarantor.

(d)            The First Lien Collateral Agent shall be entitled to rely, and shall be fully protected in relying, in good faith upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts and advisors selected by the First Lien Collateral Agent. The First Lien Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The First Lien Collateral Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the First Lien Trustee as it determines. The First Lien Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Note Documents in accordance with a request, direction, instruction or consent of the First Lien Trustee.

(e)            The First Lien Collateral Agent shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the First Lien Collateral Agent has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the First Lien Collateral Agent and such notice references the Notes and this Indenture.

(f)            The First Lien Collateral Agent may resign at any time by notice to the First Lien Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as First Lien Collateral Agent. If the First Lien Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the First Lien Collateral Agent (as stated in the notice of resignation), the First Lien Collateral Agent may appoint, after consulting with the First Lien Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the resigning First Lien Collateral Agent’s resignation shall nevertheless thereupon become effective (except in the case of the First Lien Collateral Agent holding collateral security on behalf of the holders of the Notes, the retiring the First Lien Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor collateral agent is appointed), and the holders of the Notes shall assume and perform all of the duties of the First Lien Collateral Agent hereunder until such time, if any, as the holders of the Notes appoint a successor collateral agent as provided for above. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring First Lien Collateral Agent, and the term “First Lien Collateral Agent” means such successor collateral agent, and the retiring First Lien Collateral Agent’s appointment, powers and duties as the First Lien Collateral Agent shall be terminated. After the retiring First Lien Collateral Agent’s resignation hereunder, the provisions of this Section 13.08 (and Section 7.07) shall continue to inure to its benefit and the retiring First Lien Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the First Lien Collateral Agent under this Indenture.

(g)            Acquiom Agency Services LLC shall initially act as First Lien Collateral Agent and shall be authorized to appoint co-First Lien Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided in the Note Documents, neither the First Lien Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the First Lien Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any First Lien Collateral upon the request of any other Person or to take any other action whatsoever with regard to the First Lien Collateral or any part thereof. The First Lien Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the First Lien Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(h)            The First Lien Collateral Agent is authorized and directed to (i) enter into the First Lien Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the holders of the Notes set forth in the First Lien Collateral Documents and Intercreditor Agreements, (iv) bind the holders of the Notes on the terms as set forth in the First Lien Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the First Lien Collateral Documents and the Intercreditor Agreements.

(i)            If at any time or times the First Lien Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of First Lien Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the First Lien Trustee from the First Lien Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the First Lien Collateral Agent in excess of the amount required to be paid to the First Lien Trustee pursuant to Article VI, the First Lien Trustee shall promptly turn the same over to the First Lien Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the First Lien Collateral Agent such proceeds to be applied by the First Lien Collateral Agent pursuant to the terms of the Intercreditor Agreements and the other Note Documents.

(j)            The First Lien Collateral Agent is each holder’s agent for the purpose of perfecting the holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the First Lien Trustee obtain possession of any such First Lien Collateral, the First Lien Trustee shall notify the First Lien Collateral Agent thereof and promptly shall, subject to the Intercreditor Agreements, deliver such First Lien Collateral to the First Lien Collateral Agent or otherwise deal with such First Lien Collateral in accordance with the First Lien Collateral Agent’s instructions.

(k)            The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Trustee or any of the holders of the Notes to assure that the First Lien Collateral exists or is owned by the Issuer, the US Co-Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the First Lien Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuers’ and the Guarantors’ property constituting First Lien Collateral intended to be subject to the Lien and security interest of the First Lien Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the First Lien Collateral Agent pursuant to any Note Document other than pursuant to the instructions of the First Lien Trustee or the holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the First Lien Collateral Documents, it being understood and agreed that in respect of the First Lien Collateral, or any act, omission, or event related thereto, the First Lien Collateral Agent shall have no other duty or liability whatsoever to the First Lien Trustee or any holder of any of the Notes as to any of the foregoing.

(l)            If the Issuer, the US Co-Issuer or any Guarantor Incurs any obligations in respect of other First Priority Obligations at any time when neither the Issue Date Intercreditor Agreement nor any other Permitted First Lien Intercreditor Agreement is in effect and delivers to the First Lien Collateral Agent and the First Lien Trustee an Officer’s Certificate so stating and requesting the First Lien Collateral Agent and the First Lien Trustee to enter into a Permitted First Lien Intercreditor Agreement in favor of a designated agent or representative for the holders of the other First Priority Obligations so Incurred, the First Lien Collateral Agent and the First Lien Trustee shall (and are hereby authorized and directed to) enter into such Permitted First Lien Intercreditor Agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the First Lien Collateral Agent and the First Lien Trustee), bind the holders of the Notes on the terms set forth therein and perform and observe its obligations thereunder. The First Lien Collateral Agent and the First Lien Trustee are authorized to, and, upon request of the Issuer, the First Lien Collateral Agent and the First Lien Trustee shall (at the sole expense and cost of the Issuers, including legal fees and expenses of the First Lien Trustee and the First Lien Collateral Agent), enter into a senior priority/junior priority intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Junior Priority Indebtedness, which intercreditor agreement shall provide for intercreditor arrangements with respect to such Junior Priority Indebtedness that are in form and substance reasonably satisfactory to the First Lien Collateral Agent (provided that the First Priority Obligations shall be treated as the senior obligations thereunder) (any such agreement, a “Junior Priority Intercreditor Agreement”), which Junior Priority Intercreditor Agreement shall bind the holders of the Notes on the terms set forth therein, and perform and observe its obligations thereunder. Holders of the Notes shall be deemed to have agreed to and accepted the terms of such other intercreditor arrangements complying with the requirements of this Indenture by their acceptance of the Notes.

(m)            No provision of any Note Document shall require the First Lien Collateral Agent to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of holders of the Notes or the First Lien Trustee if it shall not have received indemnity satisfactory to the First Lien Collateral Agent against potential costs and liabilities Incurred by the First Lien Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in Note Documents, in the event the First Lien Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the First Lien Collateral, the First Lien Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the First Lien Collateral Agent has determined that the First Lien Collateral Agent may Incur personal liability as a result of the presence at, or release on or from, the First Lien Collateral or such property, of any hazardous substances unless the First Lien Collateral Agent has received security or indemnity from the holders of the Notes in an amount and in a form all satisfactory to the First Lien Collateral Agent, protecting the First Lien Collateral Agent from all such liability. The First Lien Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (m) if it reasonably no longer deems any indemnity, security or undertaking to be sufficient.

(n)            The First Lien Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with any Note Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment, (ii) shall not be liable for interest on any money received by it except as the First Lien Collateral Agent may agree in writing with the Issuers (and money held in trust by the First Lien Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the First Lien Collateral Agent shall not be construed to impose duties to act.

(o)            The First Lien Collateral Agent shall not be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The First Lien Collateral Agent shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)            The First Lien Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer, the US Co-Issuer or any Guarantor under any Note Documents. The First Lien Collateral Agent shall not be responsible to the holders of the Notes or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the First Lien Collateral Agent under or in connection with, any Note; the execution, validity, genuineness, effectiveness or enforceability of any Note Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any First Lien Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any First Priority Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Issuer, the US Co-Issuer or any Guarantor; or for any failure of the Issuer, the US Co-Issuer or any Guarantor to perform its First Priority Notes Obligations under the Note Documents. The First Lien Collateral Agent shall have no obligation to any holder of the Notes or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by the Issuer, the US Co-Issuer or any Guarantor of any terms of the Note Documents, or the satisfaction of any conditions precedent contained in the Note Documents. The First Lien Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under the Note Documents unless expressly set forth hereunder or thereunder. The First Lien Collateral Agent shall have the right at any time to seek instructions from the holders of the Notes with respect to the administration of the Note Documents.

(q)            The parties hereto and the holders of the Notes hereby agree and acknowledge that the First Lien Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any Environmental Law as a result of the Note Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the holders of the Notes hereby agree and acknowledge that in the exercise of its rights under the Note Documents, the First Lien Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the First Lien Collateral Agent in the First Lien Collateral and that any such actions taken by the First Lien Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such First Lien Collateral.

(r)            Upon the receipt by the First Lien Collateral Agent of a written request of the Issuers signed by one Officer of each Issuer (a “Collateral Document Order”), the First Lien Collateral Agent is hereby authorized to execute and enter into, and (so long as such documents are consistent with the terms of this Indenture and otherwise reasonably acceptable to the First Lien Collateral Agent) shall execute and enter into, without the further consent of any holder of the Notes or the First Lien Trustee, any First Lien Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the First Lien Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 13.08(r), and (ii) instruct the First Lien Collateral Agent to execute and enter into such First Lien Collateral Document. Any such execution of a First Lien Collateral Document shall be at the direction and expense of the Issuers. The holders of the Notes, by their acceptance of the Notes, hereby authorize and direct the First Lien Collateral Agent to execute such First Lien Collateral Documents.

(s)            Subject to the provisions of the applicable First Lien Collateral Documents and the Intercreditor Agreements, each holder of the Notes, by acceptance of the Notes, agrees that the First Lien Collateral Agent shall execute and deliver the Intercreditor Agreements and the First Lien Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.

(t)            After the occurrence of an Event of Default, the First Lien Trustee may, subject to the Intercreditor Agreements, direct the First Lien Collateral Agent in connection with any action required or permitted by the Note Documents.

(u)            The First Lien Collateral Agent is authorized to receive any funds for the benefit of itself, the First Lien Trustee and the holders of the Notes distributed under the First Lien Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the First Lien Trustee to make further distributions of such funds to itself, the First Lien Trustee and the holders of the Notes in accordance with the provisions of Article VI hereof and the other provisions of this Indenture.

(v)            Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the First Lien Collateral Agent or the First Lien Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the First Lien Collateral Agent or the First Lien Trustee be responsible for, and neither the First Lien Collateral Agent nor the First Lien Trustee makes any representation regarding, the validity, effectiveness or priority of any of the First Lien Collateral Documents or the security interests or Liens intended to be created thereby.

(w)            Before the First Lien Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, the US Co-Issuer or any Guarantor, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.04. The First Lien Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(x)            The Issuers shall pay compensation to, reimburse expenses of and indemnify the First Lien Collateral Agent in accordance with Section 7.07.

To the extent anything in this Section 13.08 is inconsistent with the terms of any of the Intercreditor Agreements, the terms of the applicable Intercreditor Agreement shall prevail.

Section 13.09         Designations. For purposes of the provisions hereof and the Intercreditor Agreements requiring the Issuers to designate Indebtedness for the purposes of the term “Junior Priority Indebtedness” or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuers by an Officer of each Issuer and delivered to the First Lien Trustee and the First Lien Collateral Agent.

Section 13.10         Additional Provisions.

(a)            In no event shall (i) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit or securities accounts, except as, and solely to the extent, expressly required by Section 4.28, (ii) landlord, mortgagee and bailee waivers be required or (iii) notices be sent to account debtors or other contractual third parties, except in accordance with the Agreed Guarantee and Security Principles or in connection with a permitted exercise of remedies under the relevant First Lien Collateral Documents. Notwithstanding anything herein to the contrary, to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the First Lien Collateral Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Issuer (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the First Lien Collateral Agent, acting at the direction of the majority of the holders of the Notes)).

(b)            If at any time after the Issue Date, the definitions of “Excluded Property” or “Excluded Securities” or the Agreed Guarantee and Security Principles (or equivalent terms) included in the agreement described in clause (i) of the definition of the term “Credit Agreement” (as amended, amended and restated, supplemented, modified, refinanced or replaced, so long as continuing to constitute First Priority Obligations) are amended, modified or waived so as to narrow the scope of the exclusion of assets from the First Lien Collateral, the corresponding provisions in this Indenture shall be deemed automatically amended in identical fashion.

Section 13.11         Parallel Debt. For the purpose of taking and ensuring the continuing validity of each Lien on the First Lien Collateral granted under the First Lien Collateral Documents governed by the laws of (or to the extent affecting assets situated in) Switzerland, the Netherlands or any other jurisdiction in which an effective Lien cannot be granted in favor of the First Lien Collateral Agent as trustee or agent for some or all of the First Priority Notes Secured Parties, notwithstanding any contrary provision in any Note Document:

(a)            each Issuer and Guarantor irrevocably and unconditionally undertakes to pay to the First Lien Collateral Agent as an independent and separate creditor an amount (the “Parallel Obligations”) equal to: (i) all present and future, actual or contingent amounts owing by such Issuer, such US Co-Issuer or such Guarantor to First Priority Notes Secured Parties under or in connection with the Note Documents as and when the same fall due for payment under or in connection with the Note Documents (including, for the avoidance of doubt, any change, extension or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Note Document, in each case whether or not anticipated as of the Issue Date) and (ii) any amount which such Issuer, such US Co-Issuer or such Guarantor owes to First Priority Notes Secured Parties as a result of a party rescinding a Note Document or as a result of invalidity, illegality, or unenforceability of a Note Document (the “Original Obligations”);

(b)            the First Lien Collateral Agent shall have its own independent right to claim performance of the Parallel Obligations (including, without limitation, any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceedings) and the Parallel Obligations shall not constitute the First Lien Collateral Agent and any other First Priority Notes Secured Party as joint creditors;

(c)            the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the First Priority Notes Secured Parties shall have an independent right to demand payment;

(d)            notwithstanding clauses (b) and (c) above:

(i)            the Parallel Obligations shall be decreased to the extent the First Lien Collateral Agent receives (and retains) and applies any payment against the discharge of its Parallel Obligations to the First Lien Collateral Agent and the Original Obligations shall be decreased to the same extent;

(ii)            payment by the Issuer, the US Co-Issuer or any Guarantor of its Original Obligations to the relevant First Priority Notes Secured Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the First Lien Collateral Agent; and

(iii)            if any Original Obligation is subject to any limitations under the Note Documents, then the same limitations shall apply mutatis mutandis to the relevant Parallel Obligation corresponding to that Original Obligation;

(e)            the Parallel Obligations are owed to the First Lien Collateral Agent in its own name on behalf of itself and not as agent or representative of any other Person nor as trustee and all property subject to a Lien on First Lien Collateral shall secure the Parallel Obligations so owing to the First Lien Collateral Agent in its capacity as creditor of the Parallel Obligations;

(f)            each Issuer and Guarantor irrevocably and unconditionally waives any right it may have to require a First Priority Notes Secured Party to join any proceedings as co-claimant with the First Lien Collateral Agent in respect of any claim by the First Lien Collateral Agent against the Issuer, the US Co-Issuer or any Guarantor under this Section 13.11;

(g)            each Issuer and Guarantor agrees that:

(i)            any defect affecting a claim of the First Lien Collateral Agent against the Issuer, the US Co-Issuer or any Guarantor under this Section 13.11 will not affect any claim of a First Priority Notes Secured Party against such Issuer, such US Co-Issuer or such Guarantor under or in connection with the First Lien Collateral Documents; and

(ii)            any defect affecting a claim of a First Priority Notes Secured Party against the Issuer, the US Co-Issuer or any Guarantor under or in connection with the Note Document will not affect any claim of the First Lien Collateral Agent under this Section 13.11; and

(h)            if the First Lien Collateral Agent returns to the Issuer, the US Co-Issuer or any Guarantor, whether in any kind of insolvency proceeding or otherwise, any recovery in respect of which it has made a payment to a First Priority Notes Secured Party, that First Priority Notes Secured Party must repay an amount equal to that recovery to the First Lien Collateral Agent.

(i)            the First Lien Collateral Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Obligations to a successor agent in accordance with this Indenture and will reasonably cooperate in transferring all rights and obligations under any First Lien Collateral Document to such successor agent. All Guarantors and Issuers hereby, in advance, irrevocably grant their cooperation (medewerking) to such transfers of rights and obligations by the First Lien Collateral Agent to a successor collateral agent in accordance with this Indenture.

Section 13.12         Trust Provisions.

(a)            Declaration of Trust. The First Lien Collateral Agent declares that it holds the Trust Property on trust for the First Priority Notes Secured Parties on the terms contained in this Indenture.

(b)            The First Lien Collateral Agent.

(i)            The First Lien Collateral Agent shall have such rights, powers, authorities and discretions as are (a) conferred on trustees by the Trustee Acts; (b) by way of supplement to the Trustee Acts as provided for in this Indenture and/or the English Security Documents; and (c) any which may be vested in the First Lien Collateral Agent by law or regulation or otherwise.

(ii)            Section 1 of the Trustee Act 2000 shall not apply to the duties of the First Lien Collateral Agent in relation to the trusts constituted by this Indenture. Where there are any inconsistencies between the Trustee Acts and the provisions of this Indenture, the provisions of this Indenture shall, to the extent permitted by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Indenture shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(iii)            All moneys from time to time received or recovered by the First Lien Collateral Agent in respect of the Trust Property and the net proceeds from the realization or enforcement of all or any part of the English Transaction Security shall be held by the First Lien Collateral Agent on trust to apply them at such times as the First Lien Collateral Agent considers appropriate in the order of priority set out in Section 6.10 (subject to the Intercreditor Agreements).

(iv)            Nothing in any Note Documents constitutes the First Lien Collateral Agent as an agent, trustee or fiduciary of the Issuer, the US Co-Issuer or any Guarantor and the First Lien Collateral Agent shall not be bound to account to any First Priority Notes Secured Party for any sum or the profit element of any sum received by it for its own account.

(v)            If the First Lien Collateral Agent were to resign or be replaced, its resignation or replacement shall only take effect upon the transfer of the Trust Property to its successor.

(c)            Termination of the Trusts. If the First Lien Collateral Agent, with the approval of the First Lien Trustee under the Note Documents, determines that:

(i)            all of the First Priority Obligations and all other obligations secured by the English Security Documents have been fully and finally discharged; and

(ii)            no First Priority Notes Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Issuer, the US Co-Issuer or any Guarantor pursuant to the Note Documents, then the trusts created by this Section 13.12 shall be wound up and the First Lien Collateral Agent shall release, without recourse or warranty, all of the English Transaction Security and the rights of the First Lien Collateral Agent under each of the English Security Documents.

To the extent anything in this Section 13.12 is inconsistent with the terms of any of the Intercreditor Agreements, the terms of the applicable Intercreditor Agreement shall prevail.

Section 13.13         Swiss Provisions. In relation to any First Lien Collateral Document governed by Swiss law (each a “First Lien Swiss Transaction Security Document”):

(a)            the First Lien Collateral Agent shall hold:

(1)            any security created or evidenced or expressed to be created or evidenced under or pursuant to a First Lien Swiss Transaction Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-acccessory (nicht akzessorische) security;

(2)            the benefit of this Section 13.13; and

(3)            any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant First Priority Notes Secured Parties which have the benefit of such security in accordance with the Intercreditor Agreements and the respective First Lien Swiss Transaction Security Document; and

(b)            each present and future First Priority Notes Secured Party, represented by the First Lien Trustee acting for itself and in the name and for the account of each such First Priority Notes Secured Party as a direct representative, hereby authorizes the First Lien Collateral Agent:

(1)            to (x) accept and execute in the name and on behalf of each First Priority Notes Secured Party as its direct representative (direkter Stellvertreter / représentant direct) any Swiss law pledge created or evidenced or expressed to be created or evidenced under or pursuant to any First Lien Swiss Transaction Security Document for the benefit of the First Priority Notes Secured Parties and (y) hold, administer and, if necessary, enforce any such security in the name and on behalf of each relevant First Priority Notes Secured Party which has the benefit of such security;

(2)            to agree as its direct representative (direkter Stellvertreter / représentant direct) to any amendments and alterations to any First Lien Swiss Transaction Security Document in accordance with Article IX of this Indenture;

(3)            to effect as its direct representative (direkter Stellvertreter / représentant direct) any release of a security created or evidenced or expressed to be created or evidenced under any First Lien Swiss Transaction Security Document in accordance with the Intercreditor Agreements; and

(4)            to exercise as its direct representative (direkter Stellvertreter / représentant direct) such other rights granted hereunder, under the Intercreditor Agreements or under any relevant First Lien Swiss Transaction Security Document.

Article XIV

MISCELLANEOUS

Section 14.01         Notices.

(a)            Any notice or communication required or permitted hereunder shall be in writing and delivered in Person, via facsimile, electronically in PDF format or mailed by first-class mail addressed as follows:

if to the Issuer:

124, boulevard de la Pétrusse
L-2330 Luxembourg
Grand Duchy of Luxembourg
Attention: Principal Financial Officer
Fax: +352-266-279-00
Email: Matt.peters@sbiopharma.com

with a copy to:

c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Corporate Secretary
Email: Mark.tyndall@sbiopharma.com

if to the US Co-Issuer or a Guarantor:

c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Treasurer
Email: Matt.peters@sbiopharma.com

with a copy to:

c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Corporate Secretary
Email: Mark.tyndall@sbiopharma.com

if to the First Lien Trustee:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: GCM
Email: phealy@wsfsbank.com; rgoldsborough@wsfsbank.com

if to the First Lien Collateral Agent:

Acquiom Agency Services LLC
950 17th Street, Suite 1400

Denver, CO 80202

Attention: Beth Cesari

Email: loanagency@srsacquiom.com

The Issuers, the First Lien Trustee or the First Lien Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)            Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)            Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the First Lien Trustee or the First Lien Collateral Agent are effective only if received.

The First Lien Trustee or the First Lien Collateral Agent may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the First Lien Trustee or the First Lien Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the First Lien Trustee or the First Lien Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the First Lien Trustee’s or the First Lien Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. The First Lien Trustee and the First Lien Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the First Lien Trustee’s or the First Lien Collateral Agent’s, as applicable, reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the First Lien Trustee or the First Lien Collateral Agent, including without limitation the risk of the First Lien Trustee or the First Lien Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders of such Notes may be made electronically in accordance with procedures of the Depository.

Section 14.02         Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuers, the First Lien Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

Section 14.03         Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the First Lien Trustee or the First Lien Collateral Agent to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the First Lien Trustee or the First Lien Collateral Agent, as applicable, at the request of the First Lien Trustee or the First Lien Collateral Agent, as applicable:

(a)            an Officer’s Certificate in form reasonably satisfactory to the First Lien Trustee or the First Lien Collateral Agent, as applicable, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the First Lien Trustee or the First Lien Collateral Agent, as applicable, stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 14.04         Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.10) shall include:

(a)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 14.05         When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the First Lien Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the First Lien Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 14.06         Rules by First Lien Trustee, Paying Agent and Registrar. The First Lien Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 14.07         Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected. Except as otherwise expressly provided herein, when the performance of any covenant, duty or obligation is stated to be required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

Section 14.08         Governing Law; Jurisdiction. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

The Issuers, the Parent and any Guarantor each irrevocably consent and agree, for the benefit of the holders from time to time of the Notes, the First Lien Trustee and the First Lien Collateral Agent, that any legal action, suit or proceeding against any of them with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the non exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues.

The Issuer hereby irrevocably and unconditionally designates and appoints ST Shared Services LLC, 675 McDonnell Blvd., Hazelwood, MO 63042, U.S.A. (and any successor entity) as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon ST Shared Services LLC shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Issuer, as the case may be. Said designation and appointment shall be irrevocable. Nothing in this Section 14.08 shall affect the right of the holders to serve process in any manner permitted by law or limit the right of the holders to bring proceedings against a Guarantor or the Issuers in the courts of any jurisdiction or jurisdictions. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment set forth in the immediately preceding sentence in full force and effect so long as the Notes are outstanding. The Issuer hereby irrevocably and unconditionally authorizes and directs its agent to accept such service on its behalf. If for any reason any authorized agent ceases to be available to act as such, the Issuer agrees to designate a new agent in the United States.

Section 14.09         No Recourse against Others. No director, officer, employee, manager or incorporator of the Parent, Issuer, the US Co-Issuer, any Guarantor or any direct or indirect parent company of the Parent, Issuer, the US Co-Issuer or any Guarantor and no holder of any Equity Interests in the Parent, Issuer, the US Co-Issuer, any Guarantor or any direct or indirect parent company of the Parent, Issuer, the US Co-Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer, the US Co-Issuer or any Guarantor under the Notes, this Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

Section 14.10         Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind such Person’s successors. All agreements of the First Lien Trustee and the First Lien Collateral Agent in this Indenture shall bind their respective successors.

Section 14.11         Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Notwithstanding the foregoing, the exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Section 14.12         Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 14.13         Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 14.14         Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 14.15         Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS, THE FIRST LIEN TRUSTEE AND THE FIRST LIEN COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 14.16         U.S.A. Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law,” for example section 326 of the USA PATRIOT Act of the United States), the First Lien Trustee and the First Lien Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the First Lien Trustee and the First Lien Collateral Agent. Accordingly, each of the parties agree to provide to the First Lien Trustee and the First Lien Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the First Lien Trustee and the First Lien Collateral Agent to comply with Applicable Law.

Section 14.17         Intercreditor Agreements. Reference is made to the Intercreditor Agreements. Each holder of the Notes, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the First Lien Trustee and the First Lien Collateral Agent to enter into the Intercreditor Agreements on behalf of such holder, including without limitation, making the representations of the holders of the Notes contained therein. Notwithstanding anything herein or in any other Note Document to the contrary, (i) the Liens and security interests granted to the First Lien Collateral Agent for the benefit of the First Priority Notes Secured Parties pursuant to the First Lien Collateral Documents and (ii) the exercise of any right or remedy by the First Lien Collateral Agent hereunder or under any other Note Document or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of the Issue Date Intercreditor Agreement and any other applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of the Issue Date Intercreditor Agreement or such other applicable Intercreditor Agreement, on the one hand, and the terms of this Indenture or any other Note Document, on the other hand, the terms of such applicable Intercreditor Agreement shall govern.

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A., as Issuer

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Director

MALLINCKRODT CB LLC, as US Co-Issuer

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title:Vice President of Tax and Treasurer

[Signature Page to Indenture]

MALLINCKRODT PLC
as Guarantor

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Vice President of Tax

IMC EXPLORATION COMPANY
INFACARE PHARMACEUTICAL CORPORATION
MALLINCKRODT ARD HOLDINGS INC.
MALLINCKRODT HOSPITAL PRODUCTS INC.
MALLINCKRODT VETERINARY, INC.
MEH, INC.
OCERA THERAPEUTICS LLC
PETTEN HOLDINGS INC.
STRATATECH CORPORATION
SUCAMPO HOLDINGS INC.
as Guarantors

By:	/s/ Stephen A. Welch
Name: Stephen A. Welch
Title: Secretary

THERAKOS, INC.
as Guarantor

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Vice President of Tax and Treasurer

[Signature Page to Indenture]

INO THERAPEUTICS LLC
LUDLOW LLC
MAK LLC
MALLINCKRODT ARD LLC
MALLINCKRODT BRAND PHARMACEUTICALS LLC
MALLINCKRODT CRITICAL CARE FINANCE LLC
MALLINCKRODT MANUFACTURING LLC
MALLINCKRODT US HOLDINGS LLC
MALLINCKRODT US POOL LLC
MCCH LLC
MHP FINANCE LLC
MNK 2011 LLC
ST OPERATIONS LLC
ST SHARED SERVICES LLC
ST US HOLDINGS LLC
ST US POOL LLC
SUCAMPO PHARMA AMERICAS LLC
SUCAMPO PHARMACEUTICALS LLC
VTESSE LLC
as Guarantors

By:	/s/ Stephen A. Welch
Name: Stephen A. Welch
Title: Assistant Secretary

MALLINCKRODT APAP LLC
MALLINCKRODT ARD FINANCE LLC
MALLINCKRODT ENTERPRISES HOLDINGS LLC
MALLINCKRODT ENTERPRISES LLC
MALLINCKRODT EQUINOX FINANCE LLC
MALLINCKRODT LLC
SPECGX HOLDINGS LLC
SPECGX LLC
WEBSTERGX HOLDCO LLC
as Guarantors

By:	/s/ Stephen A. Welch
Name: Stephen A. Welch
Title: President

[Signature Page to Indenture]

MALLINCKRODT ARD HOLDINGS LIMITED
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MALLINCKRODT ENTERPRISES UK LIMITED
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MALLINCKRODT PHARMACEUTICALS LIMITED
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MALLINCKRODT UK LIMITED
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MKG MEDICAL UK LTD
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

[Signature Page to Indenture]

MUSHI UK HOLDINGS LIMITED
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MALLINCKRODT PHARMACEUTICALS LIMITED
in its capacity as a member of MALLINCKRODT UK FINANCE LLP
as Guarantor

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

ACTHAR IP UNLIMITED COMPANY
MALLINCKRODT ARD IP UNLIMITED COMPANY
MALLINCKRODT BUCKINGHAM UNLIMITED COMPANY
MALLINCKRODT HOSPITAL PRODUCTS IP UNLIMITED COMPANY
MALLINCKRODT IP UNLIMITED COMPANY
MALLINCKRODT PHARMA IP TRADING UNLIMITED COMPANY
MALLINCKRODT WINDSOR IRELAND FINANCE UNLIMITED COMPANY
as Guarantors

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MALLINCKRODT PHARMACEUTICALS IRELAND LIMITED
as Guarantor

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Director

[Signature Page to Indenture]

MALLINCKRODT INTERNATIONAL HOLDINGS S.À R.L.
MALLINCKRODT LUX IP S.À R.L.
MALLINCKRODT QUINCY S.À R.L.
MALLINCKRODT WINDSOR S.À R.L.
as Guarantors

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Manager

[Signature Page to Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity, but solely as First Lien Trustee

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

ACQUIOM AGENCY SERVICES LLC, not in its individual capacity, but solely as First Lien Collateral Agent

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

[Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES

1.            Definitions.

1.1          Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note and additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture, as applicable.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor Person thereto, who shall initially be the First Lien Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuers to the First Lien Trustee, and (b) the Issue Date.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

Appendix A-1

1.2            Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Note	2.1(b)
Regulation S Temporary Global Note	2.1(b)
Rule 144A Global Notes	2.1(b)

2.            The Notes.

2.1            Form and Dating; Global Notes.

(a)            The Initial Notes issued on the date hereof will be (i) privately placed by the Issuers and (ii) sold, initially only (1) in the United States to QIBs or IAIs and (2) outside the United States to Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs.

(b)            Global Notes.

(i)            Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository, Euroclear or Clearstream. Simultaneously with the authentication of the Regulation S Permanent Global Note, the First Lien Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the First Lien Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Depository participants through Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository, Euroclear or Clearstream or the nominee of such depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the First Lien Trustee as custodian for such depository and (iii) bear the Restricted Notes Legend.

Appendix A-2

Members of, or direct or indirect participants in, the Depository, Euroclear or Clearstream (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the First Lien Trustee as its custodian, or under the Global Notes.

The Depository may be treated by the Issuers, the First Lien Trustee and any agent of the Issuers or the First Lien Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the First Lien Trustee or any agent of the Issuers or the First Lien Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository, Euroclear or Clearstream, as the case may be, or their respective Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii)            Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, Euroclear or Clearstream, their successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuers at any time that it is unwilling or unable to continue as depository for such Global Note and a successor depository is not appointed within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act, (y) the Issuers, at their option, notify the First Lien Trustee in writing that the Issuers elect to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon request but only upon at least 20 days’ prior written notice given to the trustee by or on behalf of the Depository in accordance with customary procedures. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures and will bear, in the case of the Rule 144A Global Notes or the Regulation S Global Notes, the restrictive legend required by Section 2.2(f) below.

(iii)            In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the First Lien Trustee for cancellation, and the Issuers shall execute, and, upon written order of the Issuers signed by an Officer, the First Lien Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv)            Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v)            Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi)            The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

Appendix A-3

2.2            Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in-part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b)            Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either sub-paragraph (i) or (ii) below, as applicable, as well as one or more of the other following sub-paragraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the First Lien Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii)            Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

A beneficial interest in a Regulation S Global Note to be transferred to a Person who takes delivery in the form of an interest in a Rule 144A Global Note may be made only upon receipt by the First Lien Trustee of a written certification from the transferor to the effect that such transfer is being made: (1) to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A; and (2) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

Appendix A-4

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the First Lien Trustee a written certificate to the effect that such transfer is being made to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

(iv)            Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A)            if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)            if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this sub-paragraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate in accordance with Section 2.01 of the Indenture, the First Lien Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this sub-paragraph (iv).

(v)            Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)            Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either sub-paragraph (i), (ii) or (iii) below, as applicable:

(i)            Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

Appendix A-5

(A)            if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B)            if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C)            if such Transfer Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D)            if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E)            if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in sub-paragraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)            if such Transfer Restricted Definitive Note is being transferred to Parent, the Issuers or any Subsidiary of any of Parent or the Issuers, a certificate from such holder in the form attached to the applicable Note;

the First Lien Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)            Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)            if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository, Euroclear or Clearstream so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this sub-paragraph (ii), the First Lien Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this sub-paragraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate, the First Lien Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this sub-paragraph (ii).

Appendix A-6

(iii)            Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the First Lien Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this sub-paragraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officer’s Certificate, the First Lien Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this sub-paragraph (iii).

(iv)            Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)            Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A)            if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)            if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)            if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in sub-paragraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and

(E)            if such transfer will be made to Parent, the Issuers or any Subsidiary of any of Parent or the Issuers, a certificate in the form attached to the applicable Note.

(ii)            Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

Appendix A-7

(A)            if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B)            if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)            Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv)            Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the First Lien Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the First Lien Trustee or by the Depository at the direction of the First Lien Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the First Lien Trustee or by the Depository at the direction of the First Lien Trustee to reflect such increase.

(f)            Legend.

(i)            Except as permitted by the following paragraph (ii) or (iii), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND, IF IT IS A SUBSEQUENT PURCHASER OR TRANSFEREE OF THIS SECURITY, IS AWARE THAT SUCH SUBSEQUENT SALE OR TRANSFER TO IT IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Appendix A-8

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)            Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)            Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(g)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the First Lien Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the First Lien Trustee or by the Depository at the direction of the First Lien Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the First Lien Trustee or by the Depository at the direction of the First Lien Trustee to reflect such increase.

(h)            Obligations with Respect to Transfers and Exchanges of Notes.

Appendix A-9

(i)            To permit registrations of transfers and exchanges, the Issuers shall execute and the First Lien Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)            No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.07, 4.09 and 9.05 of this Indenture).

(iii)            Prior to the due presentation for registration of transfer of any Note, the Issuers, the First Lien Trustee, a Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the First Lien Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)            All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i)            No Obligation of the First Lien Trustee.

(i)            The First Lien Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The First Lien Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)            The First Lien Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-10

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND, IF IT IS A SUBSEQUENT PURCHASER OR TRANSFEREE OF THIS SECURITY, IS AWARE THAT SUCH SUBSEQUENT SALE OR TRANSFER TO IT IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Exhibit A-1

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-2

[FORM OF INITIAL NOTE]

MALLINCKRODT INTERNATIONAL FINANCE S.A.
MALLINCKRODT CB LLC

No. [ ]	144A CUSIP No. [ ] 144A ISIN No. [ ] REG S CUSIP No. [ ] REG S ISIN No. [ ] $[ ]

14.750% First Lien Senior Secured Note due 2028

Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC promise to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on November 14, 2028.

Interest Payment Dates: May 15 and November 15, commencing May 15, 2024.

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-3

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name: Title:

MALLINCKRODT CB LLC

By:
Name: Title:

Dated:

Exhibit A-4

FIRST LIEN TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON SAVINGS FUND SOCIETY, FSB, as
First Lien Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

_____________________

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

Exhibit A-5

[FORM OF REVERSE SIDE OF INITIAL NOTE]

14.750% First Lien Senior Secured Note Due 2028

1.            Interest.

MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg and being registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B 172865 (together with any successor thereto, the “Issuer”), and MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer” and together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest semiannually on May 15 and November 15 of each year (each an “Interest Payment Date”), commencing May 15, 2024. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.            Method of Payment.

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on May 1 or November 1 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the First Lien Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the First Lien Trustee may accept in its discretion).

3.            Paying Agent and Registrar.

Initially, Wilmington Savings Fund Society, FSB, as trustee under the Indenture (the “First Lien Trustee”), will act as Paying Agent and Registrar. The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the First Lien Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the First Lien Trustee or (ii) notification to the First Lien Trustee that the First Lien Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Parent, so long as it is organized in the United States, or any of its Subsidiaries organized in the United States may act as Paying Agent or Registrar.

4.            Indenture.

The Issuers issued the Notes under an Indenture dated as of November 14, 2023 (the “Indenture”), among the Issuers, the Guarantors party thereto, the First Lien Trustee and the First Lien Collateral Agent. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

Exhibit A-6

The Notes are secured, unsubordinated obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes. The Indenture imposes certain limitations on the ability of the Parent and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

The Guarantors (including each Wholly Owned Subsidiary of the Parent that is required to guarantee the Guaranteed Obligations pursuant to Section 4.12 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.

5.            Redemption.

On or after November 14, 2025, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 days’ nor more than 60 days’ prior notice mailed by the Issuer by first class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address and upon not less than 10 days’ nor more than 60 days’ prior written notice to the First Lien Trustee (or such shorter period as may be agreed by the First Lien Trustee), at (i) a redemption price (expressed as a percentage of principal amount) of 100% plus (ii) accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

In addition, prior to November 14, 2025, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 days’ nor more than 60 days’ prior notice mailed by the Issuer by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address and upon not less than 10 days’ nor more than 60 days’ prior written notice to the First Lien Trustee (or such shorter period as may be agreed by the First Lien Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

In addition, any redemption described above or notice thereof may be, at the Issuers’ discretion, be subject to one or more conditions precedent.

6.            Mandatory Redemption.

The Issuers will be required to make mandatory redemptions with respect to the Notes with Net Proceeds. Any such redemption shall be at the redemption price that would apply to a voluntary redemption pursuant to Section 5 above as of the date of such mandatory redemption. The Issuers will not be required to make any sinking fund payments with respect to the Notes.

7.            Notice of Redemption.

Notices of redemption will be mailed (or caused to be mailed) by first-class mail, or delivered electronically if the Notes are held by DTC, at least 10 but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the First Lien Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes pursuant to Article VIII of the Indenture. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.

Exhibit A-7

8.            Repurchase of Notes at the Option of the Holders upon Receipt of Excess Cash Flow.

In accordance with Section 4.07 of the Indenture, the Issuers will be required to offer to purchase Notes with specified portions of Excess Cash Flow.

9.            Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $1.00 principal amount and integral multiples of $1.00 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the First Lien Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes payable on transfer that are required by law or permitted by the Indenture. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

10.           Persons Deemed Owners.

The registered holder of this Note shall be treated as the owner of it for all purposes.

11.           Unclaimed Money.

Subject to any applicable abandoned property law, the First Lien Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the First Lien Trustee and each Paying Agent shall have no further liability with respect to such monies.

12.           Discharge and Defeasance.

Subject to certain conditions, the Issuers at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuers deposit with the First Lien Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.

13.           Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Note Documents may be amended, supplemented or otherwise modified with the written consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding.

Exhibit A-8

Without notice to or the consent of any holder, the Issuers, the First Lien Trustee and/or the First Lien Collateral Agent, as applicable, may amend or supplement any of the Note Documents (including any of the First Lien Collateral Documents) and the Issuer may direct the First Lien Trustee and/or the First Lien Collateral Agent, and the First Lien Trustee and/or the First Lien Collateral Agent, as applicable, shall enter into an amendment to any of the Note Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under any of the Note Documents; (iii) to provide for the assumption by a Successor Person (with respect to any Guarantor or the US Co-Issuer, as applicable), of the obligations of a Guarantor or the US Co-Issuer, as applicable, under any of the Note Documents; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to give effect to any provision of the Indenture or any other Note Document, in the case of amendments to Note Documents other than the Indenture; (vi) to add a Guarantee or collateral with respect to the Notes; (vii) to secure the Notes or to add additional assets as First Lien Collateral; (viii) to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture, the First Lien Collateral Documents or the Intercreditor Agreements, as applicable; (ix) to add to the covenants of the Parent or the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Parent or the Issuers; (x) [reserved]; (xi) if the Indenture shall be required to be qualified under the TIA, to comply with the TIA; (xii) to provide for the release of First Lien Collateral from the Lien pursuant to the Indenture, the First Lien Collateral Documents and the Intercreditor Agreements when permitted or required by the First Lien Collateral Documents, the Indenture or the Intercreditor Agreements; or (xiii) to secure any Indebtedness or other obligations to the extent permitted under the Indenture, the First Lien Collateral Documents and the Intercreditor Agreements.

14.           Defaults and Remedies.

If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuers) occurs and is continuing, the First Lien Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the First Lien Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuers occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the First Lien Trustee or any holders. In addition, upon the acceleration of the Notes in connection with an Event of Default under Section 6.01(a), (b), (f), (g) or (m) of the Indenture prior to November 14, 2025, an amount equal to the Applicable Premium, that would have been payable in connection with an optional redemption of the Notes at the time of the occurrence of such acceleration will become and be immediately due and payable with respect to all Notes without any declaration or other act on the part of the First Lien Trustee or any holders of the Notes. The amounts described in the preceding sentence are intended to be liquidated damages and not unmatured interest or a penalty.

The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration and its consequences if:

(a)            all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(b)            the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The First Lien Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered to the First Lien Trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the First Lien Trustee written notice that an Event of Default is continuing with respect to such holder’s Notes, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the First Lien Trustee to pursue the remedy, (iii) such holders have offered the First Lien Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the First Lien Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the First Lien Trustee a direction inconsistent with such request within such 60-day period. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the First Lien Trustee or of exercising any trust or power conferred on the First Lien Trustee. The First Lien Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the First Lien Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the First Lien Trustee in personal liability. Prior to taking any action under the Indenture, the First Lien Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

Exhibit A-9

15.           First Lien Trustee Dealings with the Issuers.

The First Lien Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not First Lien Trustee.

16.           No Recourse Against Others.

No director, officer, employee, manager or incorporator of the Parent, the Issuer, the US Co-Issuer, any Guarantor or any direct or indirect parent company of the Parent, the Issuer, the US Co-Issuer or any Guarantor and no holder of any Equity Interests in the Parent, the Issuer, the US Co-Issuer, any Guarantor or any direct or indirect parent company of the Parent, the Issuer, the US Co-Issuer or any Guarantor, as such, will have any liability for any obligations of an the Issuer, the US Co-Issuer or any Guarantor under any Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

17.           Authentication.

This Note shall not be valid until an authorized signatory of the First Lien Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.           Abbreviations.

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.           Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

20.           CUSIP Numbers; ISINs.

The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the First Lien Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.

Exhibit A-10

21.           Security.

The Notes will be secured by the First Lien Collateral on the terms and subject to the conditions set forth in the Indenture and the First Lien Collateral Documents and (where applicable) to the Agreed Guarantee and Security Principles. The First Lien Trustee and the First Lien Collateral Agent, as the case may be, hold the First Lien Collateral in trust for the benefit of the holders of the Notes, in each case pursuant to the First Lien Collateral Documents and the Intercreditor Agreements. Each holder of the Notes, by accepting this Note, consents and agrees to the terms of the First Lien Collateral Documents (including the provisions providing for the foreclosure and release of First Lien Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the First Lien Collateral Agent to enter into the First Lien Collateral Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuers will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Exhibit A-12

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF RESTRICTED NOTE

This certificate relates to $      principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐	Has requested the First Lien Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above).

☐	Has requested the First Lien Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to Parent or the Issuers or Subsidiaries of the Parent; or
(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933 and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction; or
(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or Rule 904 (or Rule 144 if available) under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or
(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the First Lien Trustee a signed letter containing certain representations and agreements; or
(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Exhibit A-13

Unless one of the boxes is checked, the First Lien Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers or the First Lien Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the First Lien Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Exhibit A-14

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

Exhibit A-15

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $__________________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of First Lien Trustee or Notes Custodian

Exhibit A-16

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 (ECF Offer) of the Indenture, check the box:

☐	ECF Offer

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.07 (ECF Offer), state the amount ($1.00 or any integral multiple of $1.00 in excess thereof):

$____________________________

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Exhibit A-17

EXHIBIT B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]

TRANSFEREE LETTER OF REPRESENTATION

MALLINCKRODT INTERNATIONAL FINANCE S.A.
MALLINCKRODT CB LLC
c/o Wilmington Savings Fund Society, FSB
[_______]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 14.750% First Lien Senior Secured Notes due 2028 (the “Notes”) of MALLINCKRODT INTERNATIONAL FINANCE S.A. and MALLINCKRODT CB LLC (collectively, with their respective successors and assigns, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:_________________________________
Address:_______________________________
Taxpayer ID Number:_____________________

The undersigned represents and warrants to you that:

1.            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.            We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either of the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of clauses (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the First Lien Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the First Lien Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (b), (c) or (d) above or pursuant to the preceding sentence to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the First Lien Trustee.

Dated:

TRANSFEREE:	______________________,

By:

Exhibit B-1

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [_______], among [GUARANTOR] (the “New Guarantor”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg and being registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B 172865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer” and together with the Issuer, the “Issuers”), ACQUIOM AGENCY SERVICES LLC, as First Lien Collateral Agent, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee under the Indenture referred to below (the “First Lien Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuers, certain Guarantors, the First Lien Trustee and the First Lien Collateral Agent have heretofore executed an indenture, dated as of November 14, 2023 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 14.750% First Lien Senior Secured Notes due 2028 (the “Notes”), initially in the aggregate principal amount of $778,620,219;

WHEREAS, Sections 4.12 and 12.07 of the Indenture provide that under certain circumstances the Parent is required to cause the New Guarantor to execute and deliver to the First Lien Trustee and the First Lien Collateral Agent a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the First Lien Trustee, the New Guarantor and the Issuers are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the First Lien Trustee and the First Lien Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the First Lien Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.            Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture. Issuers may insert language to give effect to Applicable Guarantee Limitations, if any.

3.            Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 14.01 of the Indenture.

4.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Exhibit C-1

5.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.

6.            First Lien Trustee and First Lien Collateral Agent Makes No Representation. The First Lien Trustee and the First Lien Collateral Agent accept the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the First Lien Trustee and the First Lien Collateral Agent. Without limiting the generality of the foregoing, neither First Lien Trustee nor the First Lien Collateral Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuers and the New Guarantor, or (iv) the consequences of any amendment herein provided for, and neither the First Lien Trustee nor the First Lien Collateral Agent makes any representation with respect to any such matters.

7.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8.            Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[Remainder of page intentionally left blank.]

Exhibit C-2

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:
Name: Title:

MALLINCKRODT CB LLC

By:
Name: Title:

[NEW GUARANTOR], as a Guarantor

By:
Name: Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity, but solely as First Lien Trustee

By:
Name: Title:

ACQUIOM AGENCY SERVICES LLC, not in its individual capacity, but solely as First Lien Collateral Agent

By:
Name: Title:

By:
Name: Title:

[Signature Page to Supplemental Indenture]

Exhibit C-3

EXHIBIT D

AGREED GUARANTEE AND SECURITY PRINCIPLES

Unless otherwise defined herein, capitalized terms used herein are defined in the Indenture to which this Exhibit D is attached.

(A)          Considerations.

1.            In determining what liens will be granted (and any limitations on the amount or scope of Guarantees) by Issuers or Guarantors organized outside of the United States (the “Non-U.S. Notes Parties”) to secure the First Priority Notes Obligations (the holders thereof, the “Secured Parties”) the following matters will be taken into account. Liens shall not be created or perfected, the First Priority Notes Obligations may be limited pursuant to the terms of the relevant First Lien Collateral Documents and Guarantees may be limited in amount or scope, to the extent that it would (if created, perfected or not so limited):

(a)            result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalization laws, capital maintenance rules, general statutory limitations, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Non-U.S. Notes Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or scope or otherwise;

(b)            result in any (x) material risk to the officers of the relevant grantor of liens or Guarantor of contravention of their fiduciary duties or any legal prohibition, and/or (y) risk to the officers of the relevant grantor of liens or Guarantor of civil or criminal liability;

(c)            result in costs that the Issuer and the First Lien Collateral Agent reasonably determine are excessive in relation to the benefit obtained by the beneficiaries of the liens or Guarantees by reference to the costs of creating or perfecting the liens or Guarantees, on the one hand, versus the value of the assets being secured or Guarantee granted, on the other hand;

(d)            impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the lien or Guarantee, in each case which the Issuer and the First Lien Collateral Agent reasonably determine is excessive in relation to the benefit obtained by the beneficiary of the lien or Guarantee; and

(e)            create liens over any assets subject to third party arrangements which are permitted by the Indenture to the extent (and for so long as) such arrangements prevent those assets from being charged.

2.            These Agreed Guarantee and Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security and/or Guarantees without limitation as to amount or scope from all Non-U.S. Notes Parties in every jurisdiction in which Non-U.S. Notes Parties are located, in particular:

(a)            perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Indenture and the First Lien Collateral Documents or (if earlier or to the extent no such time periods are specified in the Indenture or the First Lien Collateral Documents) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Notes Party to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture;

(b)            the maximum granted or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is reasonably determined by the Issuer and the First Lien Collateral Agent to be excessive in relation to the level of such fees, taxes and duties; or

Exhibit D-1

(c)            where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is reasonably determined by the Issuer and the First Lien Collateral Agent to be excessive in relation to the benefit of such security, security will be granted over the material assets only.

For the avoidance of doubt, in these Agreed Guarantee and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly Incurred by the relevant grantor of liens or any of its direct or indirect owners, subsidiaries or affiliates.

3.            Notwithstanding anything to the contrary, these Agreed Guarantee and Security Principles will be subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and these Agreed Guarantee and Security Principles, the terms of the Intercreditor Agreements will govern and control.

(B)          Obligations to be Guaranteed and Secured.

1.            Subject to paragraph (A) above, the obligations to be guaranteed and secured are the First Priority Notes Obligations. The liens and Guarantees are to be granted in favor of the First Lien Collateral Agent on behalf of each Secured Party (or equivalent local procedure and unless otherwise necessary in any jurisdictions).

2.            Where appropriate, defined terms in the First Lien Collateral Documents should mirror those in the Indenture.

3.            The parties to the Indenture agree to negotiate the form of each First Lien Collateral Document in good faith in a manner consistent with these Agreed Guarantee and Security Principles. The form of Guarantee with respect to any Non-U.S. Notes Party shall be subject to any limitations as set out in the joinder, supplement or other Guarantee applicable to such Non-U.S. Notes Party as may be required in order to comply with local laws in accordance with these Agreed Guarantee and Security Principles.

4.            The liens granted by any Non-U.S. Notes Party in favor of the First Lien Collateral Agent on behalf of each Secured Party shall, to the extent possible under local law, be enforceable only after the occurrence of an Event of Default that is continuing.

(C)          Covenants/Representations and Warranties.

Any representations, warranties or covenants which are required to be included in any First Lien Collateral Document shall reflect (to the extent to which the subject matter of such representation, warranty and covenant is the same as the corresponding representation, warranty and undertaking in the Indenture) the commercial deal set out in the Indenture (save to the extent that the First Lien Collateral Agent’s local counsel advise it necessary to include any further provisions (or deviate from those contained in this Indenture) in order to protect or preserve the liens granted to the First Lien Collateral Agent on behalf of each Secured Party). Accordingly, the First Lien Collateral Documents shall not include, repeat or extend clauses set out in the Indenture, including the representations or undertakings in respect of insurance, maintenance of assets, information, indemnities or the payment of costs, in each case, unless applicable local counsel advise it necessary in order to ensure the validity of any First Lien Collateral Document or the perfection of any lien granted thereunder.

(D)          Liens over Equity Interests.

1.            Subject to paragraphs (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) will be made over Equity Interests in Non-U.S. Notes Parties to the extent required by the Indenture or any First Lien Collateral Document.

Exhibit D-2

2.            Subject to paragraphs (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) over Equity Interests in Non-U.S. Notes Parties will be granted pursuant to which the First Lien Collateral Agent on behalf of each Secured Party will be entitled, subject to local laws, to transfer the Equity Interests and satisfy themselves out of the proceeds of such sale upon enforcement of the lien.

3.            Subject to paragraphs (A) and (B) above, to the extent permitted under local law, share pledges and charges should contain provisions to ensure that, unless an Event of Default has occurred and is continuing, the grantor of the lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would adversely affect the validity or enforceability of the lien or cause an Event of Default to occur) and if an Event of Default has occurred and is continuing the voting and dividend receipt rights may only be exercised by the First Lien Collateral Agent on behalf of each Secured Party, it being understood that if such Event of Default is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the lien.

4.            Liens over Equity Interests will, where possible, automatically charge further Equity Interests issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Issuer, US Co-Issuer or Guarantor) of liens over newly-issued shares.

5.            Liens will not be created over minority shareholdings or Equity Interests in joint ventures where the consent of a third party is required before the relevant Issuer, US Co-Issuer or Guarantor can create a lien over the same unless such consent has been obtained; provided that, to the extent that any such Person has ceased to be a Wholly Owned Subsidiary, the Equity Interests of such Person shall not be excluded under this clause (5) if such Person was, at the Issue Date or at any time following the Issue Date, a Wholly Owned Subsidiary and subsequently ceased to be a Wholly Owned Subsidiary as a result of (A) a transfer or issuance of any of its Equity Interests to any Affiliate or Related Person of the Issuer or the US Co-Issuer, (B) any transaction that was not a legitimate business transaction with third parties and was not undertaken for applicable legal or tax efficiency considerations (in each case under this clause (B), as determined in good faith by the Issuer), or (C) any transaction with a primary purpose (as determined in good faith by the Issuer) to evade the requirement of such Equity Interests constituting First Lien Collateral hereunder.

6.            Liens will not be created on Equity Interests so long as same constitute Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).

(E)           Liens over Receivables of Non-U.S. Notes Parties.

1.            Except where an Event of Default has occurred and is continuing, the proceeds of receivables shall not be paid into a nominated account.

2.            Each relevant Non-U.S. Notes Party shall not be required to notify third party debtors to any contracts that have been assigned and/or charged under a First Lien Collateral Document unless (i) so required by the First Lien Collateral Agent if an Event of Default has occurred and is continuing or (ii) otherwise customary under the relevant local practice and is not (in the Issuer’s good faith determination (with any such determination set forth in an Officer’s Certificate of the Issuer being definitive)) materially prejudicial to the business relationship of such Non-U.S. Notes Party. The First Lien Collateral Agent shall however be entitled to give such notice if an Event of Default has occurred and is continuing.

3.            No lien will be granted under local law over any receivables to the extent (and for so long as) such receivable cannot be secured under the terms of the relevant contract.

Exhibit D-3

(F)           Insurances.

1.            Subject to paragraphs (A) and (B) above, proceeds of material insurance policies owned by each relevant Non-U.S. Notes Party (excluding third party liability insurance policies) are to be assigned by way of security or pledged or charged to the First Lien Collateral Agent on behalf of each Secured Party. Proceeds of insurance shall be collected and retained by the relevant Non-U.S. Notes Party (without the further consent of the Secured Parties) (i) unless such insurance proceeds must be applied to mandatory prepayments, redemptions or repurchase of the Notes and other Indebtedness in accordance with the Indenture, subject to any reinvestment rights therein or (ii) unless an Event of Default has occurred and is continuing.

2.            If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within 10 business days of the security being granted and the Non-U.S. Notes Party shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 business days of service. If a Non-U.S. Notes Party has used its reasonable endeavours, but has not been able to obtain acknowledgement of its obligations to obtain acknowledgement shall cease on the expiry of that 30-business-day period.

(G)          Material Contracts and Claims.

1.            Each relevant Non-U.S. Notes Party shall not be required to notify the counterparties to any contracts that have been charged/assigned under a First Lien Collateral Document that such contract has been so charged/assigned unless required by the First Lien Collateral Agent if an Event of Default has occurred and is continuing. Liens should not be created over contracts, leases or licenses which prohibit assignment or the creation of such liens or which require the consent of third parties for the creation of such liens or such assignment.

2.            Proceeds of material contracts and claims shall be collected and retained by the relevant Non-U.S. Notes Party (without the further consent of the Secured Parties) (i) unless such proceeds must be applied to mandatory prepayments, redemptions or repurchase of the Notes and other Indebtedness in accordance with the Indenture, subject to any reinvestment rights therein, or (ii) unless an Event of Default has occurred and is continuing.

(H)          Liens Over Non-U.S. Notes Party-Owned Material Intellectual Property.

1.            Subject to paragraphs (A) and (B) above, liens over all registrable Non-U.S. Notes Party-Owned Material Intellectual Property (other than any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d)) owned by each relevant Non-U.S. Notes Party are to be given, and registration is to be made in all relevant local registries in which the grantor of the liens is resident or is otherwise required under local law unless the granting of such liens would contravene any legal or contractual prohibition. Where any relevant Non-U.S. Notes Party has the right to the use of any Non-U.S. Notes Party-Owned Material Intellectual Property through contractual arrangements to which it is a party, a lien over such contract and/or any rights arising thereunder shall be given in favor of the First Lien Collateral Agent on behalf of each Secured Party, except to the extent (and for so long as) the giving over of such liens would contravene any legal or contractual prohibition. Notwithstanding anything to the contrary herein, liens should not be created over intellectual property or any contractual relationships described above (or any rights arising thereunder) where such lien or assignment is prohibited or the consent of third parties would be required for the creation of such lien or such assignment.

2.            If a Non-U.S. Notes Party grants a lien over any of its intellectual property, it will be free to deal with those assets in the course of its business (including, without limitation, allowing any intellectual property to lapse or become abandoned if, in the reasonable judgment of the Parent, it is no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole) until an Event of Default has occurred and is continuing.

3.            “Non-U.S. Notes Party-Owned Material Intellectual Property” is to be defined as intellectual property owned by the Non-U.S. Notes Parties which is material to the carrying out of the business of Parent or any of its Restricted Subsidiaries, taken as a whole.

(I)            Liens Over Bank Accounts.

1.            No Non-U.S. Notes Party shall be required to perfect a lien over a bank account (except as, and solely to the extent, expressly required by Section 4.28 of the Indenture).

Exhibit D-4

(J)           Other Material Assets.

Liens shall be given over any other material assets of any relevant Non-U.S. Notes Party from time to time, according to the principles set out herein. Such Non-U.S. Notes Party shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.

(K)          Perfection of Liens.

1.            Where customary, a First Lien Collateral Document may contain a power of attorney allowing the First Lien Collateral Agent to perform on behalf of the grantor of the lien, its obligations under such First Lien Collateral Document only if an Event of Default has occurred and is continuing.

2.            Subject to paragraphs (A) and (B) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the First Lien Collateral Documents and/or the liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.

3.            Subject to paragraphs (A) and (B) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the First Lien Collateral Agent.

4.            Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the lien requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Non-U.S. Notes Party in question and the likelihood of obtaining the acknowledgement and, when possible without prejudicing the validity of the lien concerned, such perfecting procedures shall be delayed until an Event of Default has occurred and is continuing.

(L)           Liens.

Notwithstanding anything to the contrary contained in the Indenture, no provision contained herein shall prejudice the right of the Non-U.S. Notes Parties to benefit from the permitted exceptions set out in the Indenture regarding the granting of liens over assets.

(M)         Proceeds.

The First Lien Collateral Documents will state that the proceeds of enforcement of such First Lien Collateral Documents will be applied as specified in the Indenture.

(N)          Regulatory Consent.

The enforcement of security over shares and the exercise by the First Lien Collateral Agent of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the First Lien Collateral Agent of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation.

Exhibit D-5

EXHIBIT E

Form of Intercompany Subordination Terms

See attached.

Exhibit E-1

EXHIBIT E

FORM OF INTERCOMPANY SUBORDINATION TERMS

Capitalized terms used in [this intercompany promissory note (this “Note”)]1 but not otherwise defined herein shall have the meanings given to them, as the context may require, in that certain Credit Agreement dated as of November 14, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S Luxembourg) under number B 172.865 (the “Lux Borrower”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “Co-Borrower”), the lenders party thereto from time to time (the “Lenders”), ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) for the Lenders, and ACQUIOM AGENCY SERVICES LLC, as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) for the Lenders. For all purposes herein, the term “Applicable Administrative Agent” shall mean the Administrative Agent for the benefit of the holders of Senior Obligations (as defined below), subject to any applicable intercreditor agreement, until and unless another applicable agent is appointed pursuant to such intercreditor agreement.

The Indebtedness evidenced by this Note owed by any payor2 hereunder (in such capacity, a “Payor”) to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (a) all (i) Obligations (under and as defined in the Credit Agreement) of such Payor, and (ii) other Indebtedness and other related obligations of such Payor that is subject to a Permitted First Lien Intercreditor Agreement (as defined in the Credit Agreement), (b) any senior Indebtedness that renews, refunds, restructures, extends or refinances any of the Indebtedness specified in clause (a), to the extent by its terms expressly requiring the subordination thereto of Indebtedness of the kind evidenced by this Note, (c) any other senior Indebtedness of such Payor that by its terms expressly requires the subordination thereto of Indebtedness of the kind evidenced by this Note or is not itself subordinated in right of payment to any other Indebtedness of such Payor and (d) interest on any of the foregoing, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding (the Indebtedness specified in clauses (a) through (d), being hereinafter collectively referred to as “Senior Obligations”), until the latest to occur of (x) the Termination Date under the Credit Agreement and (y) the date of payment in full in cash of any other Senior Obligations (other than contingent obligations as to which no claim has been made) (such latest date to occur, the “Payoff Date”); provided that each such Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement).

1 Note: These subordination provisions are intended to be incorporated into any promissory note or other agreement or instrument representing or evidencing (i) Indebtedness of the kind described in Section 6.01(e)(ii) of the Credit Agreement and (ii) Investments of the kind described in Section 6.04(b) of the Credit Agreement. Adapt this description and any corresponding terms herein as appropriate.

2 Applicable to Loan Party payors.

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(i)            In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for involuntary liquidation, dissolution or other winding up of any Payor, or any voluntary liquidation, dissolution or other winding up of any Payor that violates the terms of the Credit Agreement or would result in an Event of Default, whether or not involving insolvency or bankruptcy, in each case in any jurisdiction, then, if an Event of Default has occurred and is continuing (including as a result of such event), (x) the Payoff Date shall have occurred before any Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Payor on account of any Indebtedness evidenced by this Note owed by such Payor to such Payee and (y) until the Payoff Date shall have occurred, any such payment or distribution to which such Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Payor that are subordinated and junior in right of payment to the Senior Obligations to at least the same extent as the Indebtedness evidenced by this Note is subordinated and junior in right of payment to the Senior Obligations then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the Applicable Administrative Agent, subject to any applicable intercreditor agreement.

(ii)            If any Event of Default has occurred and is continuing and after notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), then until the earliest to occur of (x) the Payoff Date, (y) the date on which such Event of Default shall have been cured or waived and (z) the date on which the Applicable Administrative Agent, as applicable, shall have rescinded such notice, no payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities) shall be made by or on behalf of any Payor, or any other person on its behalf, with respect to any amounts evidenced by this Note.

(iii)            If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Applicable Administrative Agent, and shall be paid over or delivered to the Applicable Administrative Agent promptly upon receipt, subject to any applicable intercreditor agreement.

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(iv)            Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Obligations, and the Applicable Administrative Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least 30 days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Applicable Administrative Agent as its true and lawful attorney-in-fact and the Applicable Administrative Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Applicable Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Applicable Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Applicable Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Applicable Administrative Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Applicable Administrative Agent shall pay the excess amount to the party entitled thereto.

(v)            Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Obligations or any other person be applied in any particular order to discharge such Senior Obligations. Each Payee expressly waives the right to require the Applicable Administrative Agent or any other holder of Senior Obligations to proceed against any Payor, any guarantor of any Senior Obligations or any other person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Applicable Administrative Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the delay of the Applicable Administrative Agent or any other holder of Senior Obligations in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Obligations or any other person; by the Applicable Administrative Agent or any holder of Senior Obligations releasing any Payor, any guarantor of any Senior Obligations or any other person from all or any part of the Senior Obligations; or by the discharge of any Payor, any guarantor of any Senior Obligations or any other person by an operation of law or otherwise, with or without the intervention or omission of the Applicable Administrative Agent or any such holder.

(vi)            Each Payee waives all rights and defenses arising out of an election of remedies by the Applicable Administrative Agent or any other holder of Senior Obligations, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Obligations, has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Obligations or any other person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Obligations or any other person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Obligations.

E-3

(vii)            Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by the Applicable Administrative Agent or any other holder of Senior Obligations may be rescinded in whole or in part by the Applicable Administrative Agent or such holder, and any Senior Obligations may be continued, and the Senior Obligations or the liability of any Payee, any guarantor thereof or any other person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Applicable Administrative Agent or any other holder of Senior Obligations, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(viii)            Each Payee waives any and all notice of the creation, renewal, extension, increase or accrual of any Senior Obligations, and any and all notice of or proof of reliance by holders of Senior Obligations upon the subordination provisions set forth herein. The Senior Obligations shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(ix)            To the maximum extent permitted by law, each Payee waives any claim it might have against the Applicable Administrative Agent or any other holder of Senior Obligations with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Applicable Administrative Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents, except to the extent due to the gross negligence or willful misconduct of the Applicable Administrative Agent or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the Applicable Administrative Agent, any other holder of Senior Obligations or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Obligations, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other person or to take any other action whatsoever with regard to any such guarantee or any other property.

(x)            Subject to the prior payment in full in cash of all Senior Obligations, the holder of this Note shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Payor applicable to the Senior Obligations until the Payoff Date, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Obligations by or on behalf of the Payor or by or on behalf of the holder of this Note by virtue of this Note which otherwise would have been made to the holder of this Note shall, as between the Payor, its creditors other than the holders of Senior Obligations, and the holder of this Note, be deemed to be payment by the Payor to or on account of the Senior Obligations, it being understood that the provisions of this Note are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Obligations, on the other hand.

E-4

Each Payee and each Payor hereby agree that the subordination provisions set forth in this Note are for the benefit of the Applicable Administrative Agent and the other holders of Senior Obligations (which shall include, without limitation, the Secured Parties). The Applicable Administrative Agent and the other holders of Senior Obligations are obligees under this Note to the same extent as if their names were written herein as such and the Applicable Administrative Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Applicable Administrative Agent and the other holders of Senior Obligations hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other document governing or evidencing any other Senior Obligations;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement, any other Loan Document or any other document governing or evidencing any other Senior Obligations;

(iii)           any release, amendment, supplement, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Obligations; or

(iv)          any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Obligations or of any Payee or any Payor in respect of the subordination provisions set forth herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the Applicable Administrative Agent and the other holders of Senior Obligations, in each case subject to any applicable intercreditor agreement.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until the Payoff Date shall have occurred, the Applicable Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent of the subordination provisions hereof (such consent not to be unreasonably withheld or delayed).

E-5

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

If, at any time, all or part of any payment with respect to Senior Obligations theretofore made by a Payor or any other person or entity is rescinded or must otherwise be returned by the holders of the Senior Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of such Payor or such other person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

E-6

EXHIBIT H

Form of Mortgage

See attached.

Exhibit H-1

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

by and from

[______________________],

“Mortgagor”

to

ACQUIOM AGENCY SERVICES LLC, in its capacity as Collateral Agent,

“Mortgagee”

Dated as of ________ ___, 202_

Location:	[_______________]
Municipality:	[_______________]
County:	[_______________]
State:	[_______________]

RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

[______________________]

Prepared by [______________________]

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of ______ ___, 202_ by and from [__________________________], a [________________], as mortgagor, assignor and debtor (in such capacities and, together with any successors and assigns in such capacities, “Mortgagor”), whose address is [______________________], to ACQUIOM AGENCY SERVICES LLC, as Collateral Agent for the Secured Parties, as mortgagee, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Mortgagee”), having an address at [●].

WHEREAS, reference is made to (a) that certain Credit Agreement, dated as of November 14, 2023 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MALLINCKRODT PLC, a public limited company incorporated under the laws of Ireland with registered number 522227 (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865 (the “Lux Borrower”), Mallinckrodt CB LLC, a Delaware limited liability company (the “Co-Borrower”), the LENDERS party thereto from time to time, ACQUIOM AGENCY SERVICES LLC (“Acquiom”) and SEAPORT LOAN PRODUCTS LLC (“Seaport”) as co-administrative agents for the Lenders (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”), and Acquiom, as Collateral Agent (as defined therein) for the Lenders and the other parties party thereto, (b) that certain U.S. Collateral Agreement, dated as of November 14, 2023 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, “Collateral Agreement”), among the Lux Borrower, the Co-Borrower, the other Pledgors (as defined therein) party thereto from time to time and Acquiom, as collateral agent for the Secured Parties (as defined therein), (c) that certain Indenture, dated as of November 14, 2023 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, the “Indenture”), among the Lux Borrower, the Co-Borrower, the Guarantors (as defined therein) party thereto from time to time, Acquiom, as First Lien Collateral Agent (as defined therein), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “First Lien Trustee”), registrar and paying agent, for the benefit of the noteholders (as defined therein); and

WHEREAS, the Lenders and the noteholders have agreed to receive Term Loans or Notes, as applicable, issued by the Borrowers and Issuers, respectively, subject to the terms and conditions set forth in the Credit Agreement and the Indenture, as applicable. The obligations of the Lenders and noteholders to make such commitments and obtain such Notes, as applicable, are conditioned upon, among other things, the execution and delivery of this Mortgage.

Accordingly, the parties hereto agree as follows:

Article I DEFINITIONS

Section 1.1      Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement or the Indenture (as applicable). The rules of construction specified in Section 1.02 of the Credit Agreement and Section 1.03 of the Indenture, as applicable, also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

(a)            “Acquiom” has the meaning assigned to such term in the recitals of this Mortgage.

(b)            “Administrative Agent” has the meaning assigned to such term in the recitals of this Mortgage.

(c)            “Bankruptcy Code” has the meaning assigned to such term in Section 5.2.

(d)            “Co-Administrative Agent” has the meaning assigned to such term in the recitals of this Mortgage.

(e)            “Co-Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

(f)            “Collateral Agent” means Mortgagee acting as the collateral agent for the Secured Parties, together with its successors in such capacity.

(g)            “Collateral Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(h)            “Credit Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(i)            “Credit Agreement Documents” means (a) the “Loan Documents” as defined in the Credit Agreement and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

(j)            “Credit Agreement Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

(k)            “Event of Default” has the meaning assigned to such term in the Collateral Agreement.

(l)            “Excluded Property” has the meaning assigned to such term in the Collateral Agreement.

(m)            “Excluded Securities” has the meaning assigned to such term in the Collateral Agreement.

2

(n)            “Excluded Specified Other First Lien Obligations” means any Specified Other First Lien Obligations (as defined in the Collateral Agreement) that have been excluded from the Secured Obligations for purposes of this Mortgage pursuant to (and in accordance with) Section 7.21.

(o)            “First Lien Intercreditor Agreements” means any Permitted First Lien Intercreditor Agreement (as defined in the Credit Agreement) entered into in compliance with the Credit Agreement, the Indenture and any Specified Other First Lien Agreement, including that certain First Lien Intercreditor Agreement, dated as of the Closing Date, among the Parent, the Lux Borrower, the Co-Borrower, the other grantors party thereto from time to time, the Collateral Agent, the Administrative Agent and the First Lien Trustee.

(p)            “First Lien Trustee” has the meaning assigned to such term in the recitals of this Mortgage.

(q)            “Indenture” has the meaning assigned to such term in the recitals of this Mortgage.

(r)            “Indenture Documents” means (a) the “Notes Documents” as defined in the Indenture and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

(s)            “Lender” shall mean each financial institution listed on Schedule 2.01 of the Credit Agreement (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04 of the Credit Agreement), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.19, Section 2.20, Section 2.21 or any other provision of the Credit Agreement.

(t)            “Lux Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

(u)            “Luxembourg” has the meaning assigned to such term in the recitals of this Mortgage.

(v)            “Mortgage” has the meaning assigned to such term in the preamble hereof.

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(w)            “Mortgaged Property” means the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereinafter acquired, including without limitation all water rights, mineral, oil and gas rights, easements and rights of way (collectively, the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under the following (in each case other than Excluded Property and Excluded Securities): (1) all buildings, structures and other improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and (in each case in this clause (2)) that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all reserves, escrows or impounds required under the Credit Agreement or the Indenture, or any of the other Credit Agreement Documents or the Indenture Documents and all of Mortgagor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature that (in each case in this clause (3)) are specifically related to the Mortgaged Property (the “Deposit Accounts”), (4) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (5) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (6) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating specifically to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (7) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (8) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (9) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), (10) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements or Fixtures (the “Condemnation Awards”) and (11) any and all right, title and interest of Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating specifically to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property Agreement (the “Records”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(x)            “Mortgagee” has the meaning assigned to such term in the preamble hereof.

(y)            “Mortgagor” has the meaning assigned to such term in the preamble hereof.

(z)            “Parent” has the meaning assigned to such term in the recitals of this Mortgage.

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(aa)      “Permitted Liens” means Liens that are not prohibited by the Credit Agreement, the Indenture or any Specified Other First Lien Agreement.

(bb)      “Seaport” has the meaning assigned to such term in the recitals of this Mortgage.

(cc)      “Second-Out Notes Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

(dd)      “Secured Amount” has the meaning assigned to such term in Section 2.4.

(ee)      “Secured Obligations” means “Secured Obligations” as defined in the Collateral Agreement, excluding any Excluded Specified Other First Lien Obligations.

(ff)      “Secured Parties” means the persons holding any Secured Obligations and in any event including all “Secured Parties” as defined in the Collateral Agreement (other than any person constituting a “Secured Party” under (and as defined in) the Collateral Agreement solely because such person holds, or acts as the agent, trustee or representative of the holders of, any Excluded Specified Other First Lien Obligations).

(gg)      “Series” has the meaning assigned to such term in the Collateral Agreement.

(hh)      “Specified Other First Lien Agreement” means “Specified Other First Lien Agreement” as defined in the Collateral Agreement, excluding any such Specified Other First Lien Agreement relating to any Excluded Specified Other First Lien Obligations.

(ii)            “Specified Other First Lien Obligations” means “Specified Other First Lien Obligations” as defined in the Collateral Agreement, excluding any Excluded Specified Other First Lien Obligations.

(jj)      “Termination Date” has the meaning assigned to such term in the Collateral Agreement.

(kk)      “UCC” means the Uniform Commercial Code of [________] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [_______], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

Article II GRANT

Section 2.1      Grant. To secure the payment or performance, as the case may be, in full of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee, for the benefit of the Secured Parties, and hereby grants to Mortgagee, for the benefit of the Secured Parties, a mortgage lien upon and a security interest in all of Mortgagor’s estate, right, title and interest in and to the Mortgaged Property, subject, however, to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, for the benefit of the Secured Parties, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

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Section 2.2      Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

Section 2.3      Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under any Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, but also any and all other indebtedness which may hereafter be owing to the Secured Parties under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.4      Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[           ]1 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

Section 2.5      Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

Section 2.6      No Release. Nothing set forth in this Mortgage shall relieve Mortgagor from the performance of any term, covenant, condition or agreement on Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Mortgagor’s part to be so performed or observed or shall impose any liability on Mortgagee or any other Secured Party for any act or omission on the part of Mortgagor relating thereto or for any breach of any representation or warranty on the part of Mortgagor contained in this Mortgage or any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of Mortgagor’s other obligations under this Mortgage, the other Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement.

1 In a jurisdiction where the recording of this instrument would be subject to a tax, the amount secured shall be limited to the value of the real estate so encumbered, if such limitation shall reduce the tax owed.

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Article III WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1      Title to Mortgaged Property and Lien of this Instrument. Mortgagor has valid fee simple title to the Mortgaged Property free and clear of any liens, claims or interests, except Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will constitute a valid and enforceable mortgage lien, with record notice to third parties, on the Mortgaged Property in favor of Mortgagee for the benefit of the Secured Parties subject only to Permitted Liens.

Section 3.2      Priority. Mortgagor shall preserve and protect the priority of the lien and security interest of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement, the Indenture and any Specified Other First Lien Agreement.

Section 3.3      Inspection. Mortgagor shall permit Mortgagee and its agents, representatives and employees, upon reasonable prior notice to Mortgagor and at reasonable times during regular business hours, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property.

Section 3.4      Insurance; Condemnation Awards and Insurance Proceeds.

(a)            Insurance. Mortgagor shall maintain or cause to be maintained the insurance required by Section 5.02 of the Credit Agreement, Section 4.22 of the Indenture and any applicable provision of any Specified Other First Lien Agreement.

(b)            Condemnation Awards. Mortgagor shall cause all condemnation awards that constitute Net Proceeds (or any equivalent term) in accordance with the Credit Agreement, the Indenture or any Specified Other First Lien Agreement to be applied in accordance with Section 2.09(b) of the Credit Agreement, Section 4.07(d) of the Indenture or any applicable provision of any Specified Other First Lien Agreement.

(c)            Insurance Proceeds. Mortgagor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property that constitute Net Proceeds (or any equivalent term) in accordance with the Credit Agreement, the Indenture or any Specified Other First Lien Agreement to be applied in accordance with Section 2.09(b) of the Credit Agreement, Section 4.07(d) of the Indenture or any applicable provision of any Specified Other First Lien Agreement.

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Article IV DEFAULT AND FORECLOSURE

Section 4.1      Remedies. Subject to the terms of the First Lien Intercreditor Agreements, the Credit Agreement, the Indenture and any Specified Other First Lien Agreement, upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a)            Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(b)            Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.7.

(c)            Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) Business Days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

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(d)            Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7; provided, however, notwithstanding the appointment of any receiver, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement, the Indenture or any Specified Other First Lien Agreement to Mortgagee.

(e)            Other. Exercise all other rights, remedies and recourses granted under the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement or otherwise available at law or in equity.

Section 4.2      Separate Sales. The Mortgaged Property may be sold in a foreclosure or by power of sale in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3      Remedies Cumulative, Concurrent and Nonexclusive. Subject to the First Lien Intercreditor Agreements and Section 5.18 of the Collateral Agreement, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.4      Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement or the lien priority and security interest in and to the Mortgaged Property. For payment of the Secured Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 4.5      Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Secured Obligations or any part thereof, or of any proceedings to foreclose the lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Mortgagor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Mortgagor covenants not to hinder, delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

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Section 4.6      Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Secured Obligations, the Credit Agreement Documents, the Indenture Documents, any Specified Other First Lien Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement for such Event of Default.

Section 4.7      Application of Proceeds. Subject to the First Lien Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee shall promptly apply the proceeds of any sale of the Mortgaged Property, in accordance with Section 4.02 of the Collateral Agreement.

Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Mortgagee or such officer or be answerable in any way for the misapplication thereof.

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Section 4.8      Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.9      Additional Advances and Disbursements; Costs of Enforcement.

(a)            Upon the occurrence and during the continuance of any Event of Default, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and reasonable documented out-of-pocket expenses incurred at any time by Mortgagee under this Section 4.9, or otherwise under this Mortgage or applicable law, that is payable under Section 4.9(b) shall, if not paid when due, bear interest at the highest applicable rate provided therefor among Section 2.11(c) of the Credit Agreement, Section 1 of the Note pursuant to the Indenture and any corresponding provision of any Specified Other First Lien Agreement and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b)            To the extent contemplated by Section 9.05 of the Credit Agreement, Section 7.07 of the Indenture or any equivalent provision of any Specified Other First Lien Agreement, Mortgagor shall pay all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 4.10      No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Article V ASSIGNMENT OF RENTS AND LEASES

Section 5.1      Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases (but only to the extent permitted under the existing Leases), whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing and Mortgagee shall not have made the election below, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

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Section 5.2      Perfection Upon Recordation. Mortgagor acknowledges that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law and by the terms of the Leases, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.3      Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Article VI SECURITY AGREEMENT

Section 6.1      Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Mortgagor grants to Mortgagee a security interest in the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Mortgagor at least ten (10) Business Days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency whatsoever between the terms of this Mortgage and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, or the exercise or applicability of any remedies in respect thereof, the Collateral Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Mortgagor that constitutes Excluded Property or Excluded Securities under the Collateral Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder.

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Section 6.2      Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

Section 6.3      Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property.

Article VII MISCELLANEOUS

Section 7.1      Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 5.01 of the Collateral Agreement, as the applicable address may be changed in accordance with the Collateral Agreement, the Credit Agreement and the Indenture. All communications and notices hereunder to Mortgagor shall be given to it in care of the Lux Borrower, with such notice to be given as provided in 5.01 of the Collateral Agreement.

Section 7.2      Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement, the other Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreements; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

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Section 7.3      Attorney-in-Fact. Subject to the First Lien Intercreditor Agreements, Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days (or such longer period as Mortgagee may agree in its reasonable discretion) after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance that are payable under Section 4.9(b) shall be added to and included in the Secured Obligations and, if not paid when due, shall bear interest at the highest applicable rate provided therefor among Section 2.11(c) of the Credit Agreement, Section 1 of the Note pursuant to the Indenture and any corresponding provision of any Specified Other First Lien Agreement; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 7.4      Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall bind and inure to the benefit of their respective permitted successors and assigns. Mortgagee hereunder shall at all times be the same person that is the “Collateral Agent” under the Collateral Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Collateral Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage. Upon the acceptance of any appointment as the “Collateral Agent” under the Collateral Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee pursuant hereto.

Section 7.5      Waivers; Amendment.

(a)            No failure or delay by Mortgagee or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Agreement Document, the Indenture Document or Specified Other First Lien Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Mortgagee or any other Secured Party hereunder and under the other Credit Agreement Documents, the Indenture Documents and any Specified Other First Lien Agreement are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

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(b)            Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Mortgagee and Mortgagor, subject to any consent required in accordance with Section 9.08 of the Credit Agreement and Article 9 of the Indenture, and the consent of each other Authorized Representative (as defined in the Collateral Agreement) if and to the extent required by (and in accordance with) the applicable Specified Other First Lien Agreement, and except as otherwise provided in the First Lien Intercreditor Agreements. Mortgagee may conclusively rely on a certificate of an officer of Mortgagor as to whether any amendment contemplated by this Section 7.5(b) is permitted.

(c)            Notwithstanding anything to the contrary contained herein, Mortgagee may grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the date hereof for the perfection of security interests in the assets of Mortgagor on such date) where it reasonably determines, in consultation with the Lux Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Mortgage, the other Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement.

Section 7.6      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7      Termination or Release.

In each case subject to the terms of the First Lien Intercreditor Agreements:

(a)            This Mortgage and the Liens and security interests created by this Mortgage shall automatically terminate and be released upon the occurrence of the later of the Termination Date and, if any Specified Other First Lien Obligations are outstanding on the Termination Date, the date when all Specified Other First Lien Obligations (other than contingent or unliquidated obligations or liabilities not then due and any other obligations that, by the terms of the Specified Other First Lien Agreements, are not required to be paid in full prior to such termination and release) have been paid in full and the Secured Parties have no further commitment to extend credit under any Specified Other First Lien Agreement.

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(b)            Solely with respect to the Credit Agreement Secured Obligations, (i) Mortgagor shall automatically be released from its obligations hereunder if Mortgagor is released from its obligations under the Subsidiary Guarantee Agreement (as defined in the Credit Agreement) in accordance with Section 9.18(a)(v) of the Credit Agreement and/or (ii) the Lien granted hereby in any portion of the Mortgaged Property shall be automatically released upon the occurrence of any of the circumstances set forth in Section 9.18(a) of the Credit Agreement (other than Section 9.18(a)(v) thereof) with respect to such portion of the Mortgaged Property, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights (but only to the extent granted to holders of Credit Agreement Secured Obligations) to the applicable Mortgaged Property shall revert to Mortgagor.

(c)            Solely with respect to the Second-Out Notes Secured Obligations, (i) Mortgagor shall automatically be released from its obligations hereunder if Mortgagor is released from its obligations from its Guarantee (as defined in the Indenture) in accordance with Section 13.02(a)(ii)(b) of the Second-Out Notes Indenture and/or (ii) the Lien granted hereby in any portion of the Mortgaged Property shall be automatically released upon the occurrence of any of the circumstances set forth in Section 13.02(a) of the Indenture with respect to such portion of the Mortgaged Property, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights (but only to the extent granted to holders of Second-Out Notes Secured Obligations) to the applicable Mortgaged Property shall revert to Mortgagor.

(d)            Solely with respect to any Specified Other First Lien Obligations, Mortgagor shall automatically be released from its obligations hereunder and/or the Lien granted hereby in any Mortgaged Property shall in each case be automatically released upon the occurrence of any of the circumstances set forth in any section governing release of collateral in the applicable Specified Other First Lien Agreement in accordance with the requirements of any such section, and all rights (but only to the extent granted to holders of Specified Other First Lien Obligations) to the applicable Mortgaged Property shall revert to Mortgagor.

(e)            The Lien granted hereby in any portion of the Mortgaged Property shall be automatically released upon such portion of the Mortgaged Property becoming Excluded Property, Excluded Securities or, solely with respect to the applicable Series of Specified Other First Lien Obligations, Specified Excluded Collateral (and Mortgagee may rely conclusively on a certificate to that effect provided to it by Mortgagor upon its reasonable request without any further inquiry).

(f)            In connection with any termination or release pursuant to this Section 7.7, Mortgagee shall execute and deliver to Mortgagor all documents that Mortgagor shall reasonably request to evidence such termination or release (including, without limitation, mortgagee releases or UCC termination statements), and will duly assign and transfer to Mortgagor, such of the Mortgaged Property that may be in the possession of Mortgagee and has not theretofore been sold or otherwise applied or released pursuant to this Mortgage. Any execution and delivery of documents pursuant to this Section 7.7 shall be made without recourse to or warranty by Mortgagee. In connection with any termination or release pursuant to this Section 7.7, Mortgagor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of mortgage releases or UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by Mortgagor, Mortgagee shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage. Mortgagor agrees to pay all reasonable and documented out-of-pocket expenses incurred by Mortgagee (and its representatives) in connection with the execution and delivery of such release documents or instruments.

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Section 7.8      Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 7.9      Applicable Law. The provisions of this Mortgage shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.

Section 7.10      Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Mortgage and are not to affect the construction of, or to be taken into consideration in interpreting, this Mortgage.

Section 7.11      Severability. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12      Mortgagee as Agent. Mortgagee has been appointed to act as Agent by the other Secured Parties pursuant to the Credit Agreement, the Indenture and Collateral Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, the Indenture, Collateral Agreement and this Mortgage. Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

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Section 7.13      Recording Documentation To Assure Security. Mortgagor shall promptly, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Mortgagee therein. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.14      Further Acts. Mortgagor shall, at the sole cost and expense of Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as Mortgagee shall from time to time reasonably request, which may be necessary in the reasonable judgment of Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto Mortgagee, the property and rights hereby conveyed or assigned or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. In the event Mortgagor shall fail after written demand to execute any instrument or take any action required to be executed or taken by Mortgagor under this Section 7.14, Mortgagee may execute or take the same as the attorney-in-fact for Mortgagor, such power of attorney being coupled with an interest and is irrevocable. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.15      Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

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Section 7.16      Relationship. The relationship of Mortgagee to Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, the Indenture, any Specified Other First Lien Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Mortgagee and Mortgagor other than as lender and borrower and mortgagor and mortgagee.

Section 7.17      No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien hereof, except Permitted Liens.

Section 7.18      Mortgagee’s Fees and Expenses; Indemnification.

(a)            Mortgagor agrees that Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder by the Mortgagor and Mortgagee and other indemnitees shall be indemnified by the Mortgagor, in each case of this clause (a), mutatis mutandis, as provided in Section 9.05 of the Credit Agreement, Section 7.07 of the Indenture and any applicable provision of any Specified Other First Lien Agreement.

(b)            Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 7.18 shall remain operative and in full force and effect regardless of the termination of this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement, or any investigation made by or on behalf of Mortgagee or any other Secured Party. All amounts due under this Section 7.18 shall be payable within fifteen days (or such longer period as Mortgagee may reasonably agree to) on written demand therefor.

Section 7.19      Jurisdiction; Consent to Service of Process.

(a)            Mortgagor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Mortgagee, any Secured Party, or any Affiliate of the foregoing, in any way relating to this Mortgage, any other Credit Agreement Document, the Indenture Document, any Specified Other First Lien Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Mortgage or in any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement shall affect any right that Mortgagee or any Secured Party may otherwise have to bring any action or proceeding relating to this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement against Mortgagor or its properties in the courts of any jurisdiction.

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(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Mortgage, the other Credit Agreement Documents, the Indenture Documents or any Specified Other First Lien Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Mortgage irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Mortgage will affect the right of any party to this Mortgage, any other Credit Agreement Document, the Indenture Document or any Specified Other First Lien Agreement to serve process in any other manner permitted by law.

Section 7.20      Subject to First Lien Intercreditor Agreements. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Mortgagee for the benefit of the Secured Parties pursuant to this Mortgage and (ii) the exercise of any right or remedy by the Mortgagee hereunder or the application of proceeds (including insurance and condemnation proceeds) of the Mortgaged Property are subject to the provisions of the First Lien Intercreditor Agreements to the extent provided therein. In the event of any conflict between the terms of the First Lien Intercreditor Agreements and the terms of this Mortgage, the terms of the applicable First Lien Intercreditor Agreement shall govern.

Section 7.21      Excluded Specified Other First Lien Obligations. On or after the date hereof, Mortgagor may from time to time elect to exclude any Series of Specified Other First Lien Obligations (as defined in the Collateral Agreement) from the Secured Obligations hereunder by delivering to the Collateral Agent a written notice identifying the Series to be excluded and stating that such Series shall be excluded from the Secured Obligations hereunder and certifying that such exclusion is permitted by the documents governing such Series, in which case such Series and the Specified Other First Lien Obligations (as defined in the Collateral Agreement) thereunder shall, for all purposes of this Mortgage, not constitute “Secured Obligations” or “Specified Other First Lien Obligations” (and shall be excluded from the definitions thereof and all derivative defined terms used herein), and shall not be secured by this Mortgage or otherwise subject to the terms hereof (it being understood that Mortgagor may execute and deliver a separate mortgage or other security agreement on the Mortgaged Property to secure such Series provided that such mortgage or other security agreement is made subject to the First Lien Intercreditor Agreements). Mortgagee agrees to execute any and all further documents, agreements and instruments (including amendments to this Mortgage) and take all such further actions that may be required or that Mortgagor may reasonably request, in each case in connection with any exclusion of Specified Other First Lien Obligations (as defined in the Collateral Agreement) from the Secured Obligations hereunder pursuant to this Section 7.21.

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Article VIII LOCAL LAW PROVISIONS

Section 8.1      Local Law Provisions. Notwithstanding anything to the contrary contained in this Mortgage but subject to the First Lien Intercreditor Agreements and to Section 5.18 of the Collateral Agreement, in the event of any conflict or inconsistency between the provisions of this Article 8 and the other provisions of this Mortgage, the provisions of this Article 8 will govern.

[LOCAL LAW PROVISIONS TO FOLLOW]

[remainder of this page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[______________],
a [______________]

By:
Name:
Title:

STATE OF [_____________]	)
)	ss:
COUNTY OF [_____________]	)

I, the undersigned, a notary public in and for said County and State aforesaid, DO HEREBY CERTIFY, that [_____________], personally known to me to be the [_____________], of [______________], a [______________], personally known to me to be the person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Secretary, he signed and delivered the said instrument of said corporation, pursuant to the authority given by the Board of Directors of said corporation a free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, this _____ day of ______, 202_.

Signature of Notary _________________________________________________

Commission expires _______________________, 202_.

[local counsel to advise on how to
conform to state law]

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title commitment]

Schedules

Schedule 1.01	–	Issue Date Mortgaged Properties
Schedule 1.02	–	Certain Excluded Equity Interests
Schedule 4.05	–	Investments
Schedule 4.08	–	Transactions with Affiliates
Schedule 4.03	–	Indebtedness
Schedule 4.13(a)	–	Liens
Schedule 4.33	–	Post Closing Items
Schedule 6.01	–	Governmental Approvals